As filed with the Securities and Exchange Commission on June 15, 2012

Registration No. 333-176818

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S–1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPITOL CITY BANCSHARES, INC.

(Name of Registrant as Specified in its Charter)

Georgia	6021	58-2452995
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

562 Lee Street, S.W.

Atlanta, Georgia 30311

(404) 752-6067

(Address and telephone number of registrant’s principal executive office)

Mr. George G. Andrews

562 Lee Street, S.W.

Atlanta, Georgia 30311

(404) 752-6067

(Name, address, and telephone number of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

Michael N. White

James Bates Brannan Groover, LLP

231 Riverside Drive

Macon, Georgia 31201

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer:	☐	Accelerated filer:	☐

Non-accelerated filer:	☐	Smaller reporting company:	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Amount to be Registered	Proposed Maximum Price Per Share	Proposed Maximum Aggregate Offering Price	Registration Fee
Common Stock	5,000,000	$2.50	$12,500,000	$1,451[1]

1.	The calculation of the registration fee has been made pursuant to Fee Rate Advisory #5 for Fiscal Year 2011 (2010-255), which prescribes a fee rate for registration statements of $116.10 per million dollars of securities to be offered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically state that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

DATED JUNE     , 2012

CAPITOL CITY BANCSHARES, INC.

Up To 5,000,000 SharesCapitol City Bancshares, Inc. Common Stock (Minimum Purchase 200 Shares)

Capitol City Bancshares, Inc. (the “Company” or “CCB”) is selling up to 5,000,000 shares of its common stock for $2.50 per share. The minimum amount of shares to be purchased for any investor is 200 shares and the maximum amount of shares to be purchased for any investor is 900,000 shares. We have the right, in our discretion, to accept subscriptions for a lesser or greater number of shares. This offering will continue on an ongoing basis pursuant to the applicable rules of the Securities and Exchange Commission (“SEC”), or until all 5,000,000 shares of common stock are sold, or the Company, in its sole discretion, decides to end the offering, whichever occurs first.

There is no underwriter involved in this offering. Our directors and officers will offer and sell the common stock on a best-efforts basis without compensation. We believe they will not be deemed to be brokers or dealers due to Rule 3a4-1 under the Securities Exchange Act of 1934. There is no minimum number of shares we must sell in this offering. The proceeds from this offering will be immediately available to us regardless of the number of shares we sell.

	Offering Price	Underwriting Discount	Proceeds to Capitol City Bancshares, Inc.
Per Share	$2.50	$0.00	$2.50
Total	$12,500,000.00	$0.00	$12,500,000.00

Our common stock is neither currently traded in a market nor quoted on a market quotation system.

Investing in our common stock involves a high degree of risk which is described in the “Risk Factors” section beginning on page 4 of this prospectus.

Our independent auditor’s report contains in its opinion that a substantial doubt exists regarding the Company’s ability to continue as a going concern. If the Company is not able to continue as a going concern, investors would lose their entire investment. Thus, an investor should only invest such funds as they could afford to lose in its entirety. In addition, the Company and its subsidiary bank has entered into consent agreements with their primary regulatory agencies that prohibit the payment of dividends without the agencies’ prior consent and approval.

These securities are not deposits, accounts, or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                             , 2012.

PROSPECTUS SUMMARY

The following summary highlights selected information that is contained elsewhere in this prospectus. This summary may not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk factors” and the financial statements, before making an investment decision.

As used in this proxy statement, the terms Capitol City Bancshares, Company, we, our, and us all refer to Capitol City Bancshares, Inc. and its subsidiaries.

In General

Capitol City Bancshares, Inc., is a registered one-bank holding company for Capitol City Bank & Trust Company (“Bank”), a Georgia bank whose main office is located at 562 Lee Street, Atlanta, Georgia 30310. The Bank received its Georgia banking charter in June 1994 and opened for business on October 1, 1994. CCB was incorporated in April 1998 as a Georgia corporation to serve as the holding company for the Bank. CCB owns 100% of the outstanding capital stock of the Bank. In 2002, the Bank opened its mortgage company subsidiary, Capitol City Home Loans, Inc., which has been involved solely in loan-origination activities. Capitol City Home Loans, Inc., had no exposure to the recent problems in the sub-prime mortgage market. Capitol City Home Loans, Inc., has suspended its loan-origination activities until such time as the mortgage market becomes more stable.

Since opening on October 3, 1994, the Bank has continued a general banking business and currently serves its customers from eight locations: the main office located at 562 Lee Street, S.W., Atlanta, Georgia 30310; and service branches located at 2358 Cascade Road, Atlanta, Georgia 30311; Hartsfield-Jackson International Airport, Atlanta, Georgia; 5674 Memorial Drive, Stone Mountain, Georgia 30083; 301 W. Oglethorpe Boulevard, Albany, Georgia 31707; 339 Martin Luther King, Jr. Boulevard, Savannah, Georgia 31401; 1268 Broad Street, Augusta, Georgia 30901; and 94 Peachtree Street, Atlanta, Georgia 30303.

Market and Competition

Banking business in the City of Atlanta and Fulton, DeKalb, Chatham, Richmond, and Dougherty Counties is highly competitive. The Bank competes with numerous other financial institutions in the markets it serves. In each of these markets, there are branches of Bank of America, SunTrust and Wells Fargo among many others, including branches of numerous regional and community banks located in each market. In addition to these banks, there are many finance companies, credit union offices, and other non-traditional providers of financial services that compete in the Bank’s markets.

Lending Policy

Our lending business consists principally of making commercial loans to African-American churches, to small- and medium-sized businesses and to the owners, officers, and employees of these entities. We also make consumer, construction, and real estate related loans. The Bank’s loan portfolio as of March 31, 2012 consisted of approximately 0.9% commercial loans, 96.4% real estate loans, 2.7% consumer installment and other loans.

Deposits

Our primary sources of deposits are residents of, and churches and businesses located in, south, west, and southeast Atlanta (Fulton and DeKalb Counties), and in counties where our branches are located (Dougherty,

Richmond, and Chatham counties). Our deposit mix as of March 31, 2012 consisted of approximately 10.9% non interest-bearing demand deposits, 13.2% interest-bearing demand deposits and savings, and 75.9% time deposits.

The Offering

Common Stock Offered	Up to 5,000,000 shares of common stock, $1.00 par value, of Capitol City Bancshares, Inc.

Common Stock Outstanding After This Offering	Up to 15,056,069 shares

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including working capital to expand our business. See “Use of Proceeds”. Because there is no minimum number of shares that must be sold in this offering, all funds collected will be immediately available to Capitol City Bancshares, Inc. There can be no assurance that any capital raising activities of the Company will meet regulatory requirements. If we do not raise enough capital or otherwise comply with all regulatory requirements, we may be subject to further regulatory enforcement actions.

The number of shares that will be outstanding after this offering is based on the actual number of shares outstanding as of March 31, 2012 (10,056,069). This number excludes options held by our directors, outstanding as of March 31, 2012, to purchase 168,017 shares of common stock at a weighted-average exercise price of $0.94 per share.

Sales Price

The sales price for each share of Common Stock of the Company in this offering has been set by the Board of Directors at $2.50. This sales price is not indicative of the current market price for the Common Stock either before or after the offering, and is higher than the current book value of $0.74 per share before the offering and post-offering book value of $1.32, even if all of the shares being offered are sold.

Minimum Purchase Amount

Each investor must purchase at least 200 shares of common stock to participate in this offering. However, we may, in our sole discretion, accept a subscription for a lesser number of shares.

Dilution

If you invest in our common stock, your interest in the book value of CCB will be diluted because the public offering price per share of our common stock exceeds the pro forma net tangible book value per share of our common stock after this offering. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering.

Our net tangible book value as of March 31, 2012, was $0.74 per share of common stock. After giving effect to our sale of the 5,000,000 shares of common stock offered by this prospectus at a public offering price of $2.50 per share, and after deducting estimated offering expenses, our adjusted net tangible book value as of March 31, 2012, would have been $1.32 per share, an immediate dilution of book value to new investors of $1.18 per share. If we sell less than 5,000,000 shares in this offering, the dilution per share increases to $1.42 per share if only 2,500,000 shares are sold and $1.57 if only 1,250,000 shares are sold.

Risks

An investment in our common stock involves a significant degree of risk for reasons that include the following:

•	the fact that the $2.50 offering price was fixed by our Board of Directors and may not be indicative of resale value;

•	the fact that our common stock is not actively traded in any market; and

•	the fact that we cannot assure investors that we will be able to declare and pay dividends in the foreseeable future (all dividend payments were suspended in 2009).

Before making an investment decision, you should carefully read the “Risk Factors” section below for a discussion of specific risks related to an investment in our common stock.

Going Concern Issues

Our independent auditor’s report discloses in its opinion that a substantial doubt exists regarding whether the Company will continue as a going concern in the foreseeable future. Management has determined the Company’s ability to continue as a going concern depends on achieving success in the following areas:

1.	Raise additional capital;

2.	Increase earnings to become profitable;

3.	Satisfy all regulatory requirements imposed by the Consent Order; and

4.	Reduce significantly our non-performing assets.

The Company has taken the following steps to improve the identified areas necessary to continue as a going concern:

1.	Reduce assets as well as the overall concentration in acquisition, development and construction lending and commercial real estate lending;

2.	Reducing adversely classified assets;

3.	Reducing reliance on wholesale deposit funding and increasing core deposits;

4.	Pursue institutional investors to increase capital and improve capital ratios;

5.	Improve lending and underwriting policies and procedures; and

6.	Report quarterly of our progress to the regulators regarding the Consent Order.

If the Company cannot continue as a going concern, all investors would lose 100% of their investment.

Consent Order

Effective January 13, 2010, we entered into a Consent Order with the Georgia Department of Banking and Finance (“DBF”) and the FDIC. The Consent Order includes provisions requiring, among other things, reductions in classified assets, performance of internal loan reviews, maintenance of an appropriate allowance for loan and lease losses and specified capital ratios, dividend restrictions, amendments to our lending and collection policies, implementation of a profitability plan and comprehensive budget and quarterly progress reports to regulatory authorities. If the Company fails to meet all of the requirements of the Consent Order, including meeting the higher capital level requirements, the Company may be subjected to further regulatory enforcement actions.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. In determining whether to make an investment, you should consider carefully all the information set forth in this prospectus and, in particular, the following “risk factors.”

Risks Related to Our Business

Our independent auditor’s report discloses a going concern issue for the Company.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. We have suffered recurring losses from operations, and as a result, our independent auditor has expressed in its opinion on our Consolidated Financial Statements included in this prospectus that a substantial doubt exists regarding the Company’s ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to raise the capital necessary to become profitable, satisfy the regulatory requirements to which we are subject, and reduce significantly our level of non-performing assets. Our plans to address these issues are addressed in Note 2 of the Consolidated Financial Statements. See “We have entered into a Consent Order with our regulators that imposes certain operational and financial restrictions on our business and requires us to take specific actions” below and “Supervision and Regulation – Consent Order” for a discussion of the regulatory restrictions and requirements to which are currently subject. If the Company or its subsidiary bank cannot achieve the above-described goals and comply with the terms of the Consent Order, the Bank could be subject to further enforcement action by the FDIC and all investors could lose 100% of their investment.

Deferred interest and distribution payments are accumulating on outstanding debt of approximately $9.2 million.

The Company has outstanding debt in the amount of approximately $9.2 million as of March 31, 2012. Of that amount, approximately $3.4 million is in the form of junior subordinated debentures, commonly known as trust preferred securities. Pursuant to the terms of the junior subordinated debentures, and at the request of the Federal Reserve Bank of Atlanta (Federal Reserve Bank), we have deferred interest payments on the junior subordinated debentures and may do so under the agreements for 20 quarters or 5 years, and have therefore deferred distribution payments on the trust preferred securities, beginning on January 1, 2010. These interest and distribution payments accumulate when deferred and therefore when we begin to make these payments again we will owe all accumulated and unpaid interest payments at that time. During the time that interest and distribution payments are deferred, we are prohibited, by the terms of the junior subordinated debentures and trust preferred securities, from paying dividends on or repurchasing our common stock. The approximate amount accruing monthly is $11,400, and the approximate current amount accrued as of March 31, 2012 is $292,200 (24 months accrued).

We have entered into a Consent Order that imposes certain operational and financial restrictions on our business and requires us to take specific actions according to our regulators.

Effective January 13, 2010, we entered into a Consent Order with the DBF and the FDIC. The Consent Order includes provisions requiring, among other things, reductions in classified assets, performance of internal loan reviews, maintenance of an appropriate allowance for loan and lease losses and specified capital ratios, dividend restrictions, amendments to our lending and collection policies, implementation of a profitability plan and comprehensive budget, quarterly progress reports to regulatory authorities, as well as other provisions to help us improve our financial condition and profitability. If we do not comply with the terms of this order, we could face additional regulatory sanctions or civil money penalties. See “Supervision and Regulation – Consent Order” for a more detailed description of the Consent Order.

As a result of the Consent Order and our capital status, we are also required to obtain regulatory approval before retaining new directors or executive officers and before making certain termination payments to departing personnel. These requirements may restrict our ability to attract and retain personnel and could make it more difficult for us to compete for talent and effect changes to our board and management team, if needed.

While the Consent Order remains in place, the Bank may not pay dividends or make any other form of payment representing a reduction in capital without the prior approval of the FDIC and DBF. The Bank’s regulators have considerable discretion in whether to grant approvals, and we may not be able to obtain those approvals if requested, which would affect our ability to resume payments of dividends or distributions in the future.

Additionally, we are prohibited from paying rates in excess of 75 basis points above the local market average on deposits of comparable maturity. Effective January 1, 2010, financial institutions that are not well capitalized are prohibited, except in very limited circumstances where the FDIC permits use of a higher local market rate, from paying yields for deposits in excess of 75 basis points above a new national average rate for deposits of comparable maturity, as calculated by the FDIC. This national rate may be lower than the prevailing rates in our local market. For banks requesting authority to use a higher local market rate, the FDIC has determined that currently, the state of Georgia was a higher-rate market than the national market, which would permit such banks to utilize a cap of 75 basis points above the local market average for their in-market deposits. The FDIC will make additional high-rate determinations regarding subsequent calendar quarters of the year. Because the restrictions on rates that we are able to pay on deposit accounts negatively impacts our ability to compete for deposits in our market area, we may be unable to continue to attract or maintain core deposits, and our liquidity and ability to support demand for loans could be adversely affected.

We are unable to access brokered deposits without prior approval from the FDIC, which may adversely affect our liquidity and our ability to meet our obligations, including the payout of deposit accounts.

As of March 31, 2012, the Bank was classified as “undercapitalized.” Because it did not meet the regulatory capital ratios required to be considered “well-capitalized,” it is subject to enhanced regulatory supervision, both under the Consent Order described above and under FDIC regulations, and is unable to accept, renew or roll over brokered deposits absent a waiver from the FDIC. This will limit our access to funding sources and could adversely affect our liquidity and net interest margin. As of March 31, 2012, we had approximately $101 million in out-of-market deposits, including brokered deposits, which represented approximately 36% of our total deposits. If we are unable to continue to attract deposits and maintain sufficient liquidity, our ability to meet our obligations, including the payout of deposit accounts would be adversely affected. If our liquidity becomes severely impaired and we are unable to meet our financial obligations, including the payout of deposit accounts, or if our capital levels become unacceptable to our banking regulators, the Bank could be placed into receivership and you could lose the entire amount of your investment.

We are required to obtain Federal Reserve approval in order to pay dividends, incur indebtedness, or take certain other actions resulting in a reduction in capital.

On June 29, 2009, the Federal Reserve advised the Company that prior approval would be required before the Company incurs any indebtedness, distributes interest or principal on its trust preferred securities, declares or pays dividends, redeems any capital stock, or makes any other payment representing a reduction in capital except for normal operating expenses.

These restrictions inhibit our ability to obtain capital in the form of indebtedness, reduce our outstanding capital stock, pay interest on certain of our obligations, and pay dividends on our securities. As a result, our capital planning alternatives are limited and our securities may not be as marketable to investors. Specifically, investors in this offering should not expect to receive dividends on their common stock unless our financial condition and results of operations improve significantly.

Recent deterioration in the housing market and the homebuilding industry has led to increased losses and increased delinquencies and nonperforming assets in our loan portfolios, and may continue to do so.

There has been substantial industry concern and national publicity over asset quality among financial institutions due in large part to issues related to subprime mortgage lending, declining real estate values and general economic concerns. In 2007, the housing and real estate sectors in our markets, including metropolitan Georgia markets and surrounding areas, experienced an economic downturn that accelerated through 2008, 2009 and 2011, and has continued into 2012. As a result of this downturn, we have experienced significant declines in the housing market with decreasing home prices and increasing delinquencies and foreclosures, which has negatively impacted the credit performance of our loans and resulted in increases in the level of our nonperforming assets and charge-offs of problem loans. In addition, our customers who are builders and developers face greater difficulty in selling their homes in markets where the demand for new homes has declined and where there is an oversupply of new and existing homes. As a result, as of March 31, 2012, our nonperforming assets decreased to $40.4 million, equaling 13.5% of total assets compared to $44.8 million, or 15.29% of total assets, as of December 31, 2011. If market conditions continue to deteriorate, which may occur in the near term, this could lead to additional valuation adjustments to our loan portfolio and real estate owned as we continue to reassess the market value of our loan portfolio, the losses associated with the loans in default and the net realizable value of real estate owned. Accordingly, we may incur additional downgrades to our loan portfolio, significant increases in our provisions for loan losses, and additional charge-offs related to our loan portfolio, which could have a material adverse effect on our operating results.

We may experience further deterioration in credit quality, and any further weakening of the economy and the real estate market, particularly weakening within our geographic footprint, is likely to continue to adversely affect us.

If the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations continue to decline, this could result in, among other things, a continued deterioration in credit quality or a reduced demand for credit, including a resultant adverse effect on our loan portfolio and provisions for loan and lease losses. These provisions totaled $9.5 million in 2009, $470,000 in 2010, $2,746,000 in 2011 and 195,000 year to date as of March 31, 2012. We are likely to experience further credit quality deterioration and additional loan losses and provisions for loans and lease losses. These factors could result in loan loss provisions in excess of charge-offs, delinquencies and/or greater charge-offs in future periods, which may adversely affect our financial condition and results of operations. In addition, deterioration of the U.S. economy may adversely impact our traditional banking business.

Economic declines may be accompanied by a decrease in demand for consumer or commercial credit and declining real estate and other asset values. Declining real estate and other asset values may reduce the ability of borrowers to use such equity to support borrowings. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Additionally, our servicing costs, collection costs and credit losses may also increase in periods of economic slowdown or recessions. The impact of recent events relating to subprime mortgages resulting in a substantial housing recession has not been limited to those directly involved in the real estate construction industry (such as builders and developers). Rather, it has impacted a number of related businesses such as building materials suppliers, equipment leasing firms and real estate attorneys, among others. All of these affected businesses have banking relationships, and when their businesses suffer from recession, the banking relationship suffers as well.

In addition, the market value of the real estate securing our loans as collateral has been adversely affected by the slowing economy and unfavorable changes in economic conditions in our market areas and could be further adversely affected in the future. As of March 31, 2012, approximately 96.4% of our loans receivable were secured by real estate. Any sustained period of increased payment delinquencies, foreclosures or losses caused by the adverse market and economic conditions, including the downturn in the real estate market, will adversely affect the value of our assets, revenues, results of operations and financial condition. Currently, we are experiencing such an economic downturn, and if this downturn continues, our operations could be further adversely affected.

Because this offering has no minimum threshold amount, the Company may continue to be undercapitalized after your investment is accepted.

This offering does not include a minimum offering amount and all proceeds will be immediately injected into the capital account of the Company. Therefore, if you invest but we do not raise enough capital or meet other necessary requirements to continue as a going concern, you may be investing in a bank that continues to need additional capital, does not have a satisfactory capital plan as required by its regulators and is subject to further regulatory enforcement actions, in which case all investors could lose 100% of their investment.

The following table shows the Company’s and Bank’s current capital ratios as well as capital ratios assuming all or a portion of the amount available is raised in this offering:

CAPITAL RATIOS	March 31, 2012	As adjusted for maximum offering	As adjusted for 75% of offering	As adjusted for 50% of offering	As adjusted for 25% of offering	As adjusted for 10% of offering
Bank
Leverage capital ratio	4.26%	8.39%	7.35%	6.30%	5.26%	4.63%
Risk based – Tier 1	4.92%	9.69%	8.48%	7.28%	6.07%	5.35%
Risk based – Total	6.18%	10.95%	9.74%	8.54%	7.33%	6.61%

Holding Company
Leverage capital ratio	3.90%	8.04%	7.00%	5.95%	4.91%	4.28%
Risk based – Tier 1	4.38%	9.29%	8.08%	6.87%	5.67%	4.94%
Risk based – Total	5.64%	10.54%	9.33%	8.12%	6.92%	6.20%

We may need to raise additional capital in the future, but that capital may not be available when we need it or may be dilutive.

We are required by federal and state regulatory authorities to maintain adequate capital levels to support our operations. We will attempt to raise additional capital to support our operations and any future growth, as well as to protect against any further deterioration in our loan portfolio.

Our ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on favorable terms. Recently, the volatility and disruption in the capital and credit markets have reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, our ability to raise additional capital may be disrupted. If we cannot raise additional capital when needed, our results of operations and financial condition may be adversely affected, and our banking regulators may subject the Bank to further regulatory enforcement action, including receivership. In addition, the issuance of additional shares of our common stock will dilute the ownership interest of our common shareholders.

Our portfolio includes land acquisition and development and construction loans, which pose more credit risk than other types of loans typically made by financial institutions.

Our loan portfolio contains land acquisition and development and construction loans for builders and developers. As of March 31, 2012, these loans comprised approximately 4.9% of our total loan portfolio and approximately 27.5% of our nonperforming loans. These loans are considered more risky than other types of residential mortgage loans. The primary credit risks associated with land acquisition and development and construction lending are underwriting, project risks and market risks. Project risks include cost overruns, borrower credit risk, project completion risk, general contractor credit risk and environmental and other hazard risks. Market risks are risks associated with the sale of completed residential units. They include affordability risk, which means the risk of affordability of financing by borrowers, project design risk and risks posed by competing projects. There can be no assurance that losses will not exceed our reserves, which could adversely impact our earnings and capital levels.

We are exposed to higher credit and regulatory risk due to our commercial real estate, commercial and industrial, and residential construction lending concentrations.

Commercial real estate, commercial and industrial, and construction lending usually involves higher credit risks than that of single-family residential lending. As of March 31, 2012, commercial real estate, commercial and industrial, and construction accounted for approximately 79.1%, 2.4% and 4.9%, respectively, of our total loan portfolio. These types of loans involve larger loan balances to a single borrower or groups of related borrowers. Commercial real estate loans may be affected to a greater extent than residential loans by adverse conditions in real estate markets or the economy because commercial real estate borrowers’ ability to repay their loans depends on successful development of their properties, in addition to the factors affecting residential real estate borrowers. These loans also involve greater risk because they generally are not fully amortizing over the loan period, but have a balloon payment due at maturity. A borrower’s ability to make a balloon payment typically will depend on being able to either refinance the loan or sell the underlying property in a timely manner.

Commercial and industrial loans are typically based on the borrowers’ ability to repay the loans from the cash flow of their businesses. These loans may involve greater risk because the availability of funds to repay each loan depends substantially on the success of the business itself. In addition, the collateral securing the loans have the following characteristics: (i) depreciate over time, (ii) difficult to appraise and liquidate and (iii) fluctuate in value based on the success of the business.

Risk of loss on a construction loan depends largely upon whether our initial estimate of the property’s value at completion of construction equals or exceeds the cost of the property construction (including interest) and the availability of permanent take-out financing. During the construction phase, a number of factors can result in delays and cost overruns. If estimates of value are inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed either through permanent financing or by seizure of collateral.

Commercial real estate, commercial and industrial, and construction loans are more susceptible to a risk of loss during a downturn in the business cycle. Our underwriting, review and monitoring cannot eliminate all of the risks related to these loans.

As of March 31, 2012, our outstanding commercial real estate loans were equal to more than 1,300% of our total capital at the Bank. The banking regulators are giving commercial real estate lending greater scrutiny, and may require banks with higher levels of commercial real estate loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of commercial real estate lending growth and exposures.

Our amount of foreclosed assets may increase significantly, resulting in additional losses, costs and expenses that will negatively impact our operations.

For the quarter ended March 31, 2012, we had a total of approximately $17.3 million of other real estate owned, compared to $18.2 million at December 31, 2011. Our amount of other real estate owned may continue to increase due to, among other things, the continued deterioration of the residential real estate market and the tightening of the credit market. In addition, since January 1, 2008, the FDIC has placed approximately 75 Georgia-based financial institutions into receivership. The subsequent sale in our markets of the assets of these financial institutions and other financial institutions placed into receivership in the future at depressed prices could continue to negatively impact the value of our real estate collateral and other real estate owned; it may be years before the market can fully absorb the existing lot inventories in some areas of our market. As a result of the current market conditions, real estate values and excess inventory, we may find it particularly difficult to dispose of our foreclosed assets, which could materially increase our maintenance costs and expenses and could materially and adversely affect on our business, financial condition and results of operation.

Management’s evaluation as of December 31, 2011 of the Company’s disclosure controls and procedures and its internal control over financial reporting identified a material weakness.

The Company’s Chief Executive Officer and Chief Financial Officer have evaluated the Company’s disclosure controls and procedures, as of December 31, 2011. Based on such evaluation, such officers have concluded that, as of said date, the Company’s disclosure controls and procedures are not effective at the reasonable level due to the material weakness described below. In light of the material weakness described below, we performed additional analysis and other post-closing procedures to ensure our financial statements were prepared in accordance with generally accepted accounting principles. Accordingly, we believe that the financial statements included in this report fairly present, in all material respects, our financial condition, results of operations and cash flows for the periods presented.

The management of Capitol City Bancshares, Inc. and subsidiaries is responsible for establishing and maintaining adequate internal control over financial reporting. This internal control system is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Management regularly monitors its internal control over financial reporting and takes appropriate action to correct any deficiencies that may be identified. The management of Capitol City Bancshares, Inc. and subsidiaries has assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011. To make this assessment, we used the criteria for effective internal control over financial reporting issued by the Committee of Sponsoring Organizations of the Treadway Commission. A material weakness is a deficiency, or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected in a timely basis by the Company’s internal controls. We identified the following deficiency in internal control that we consider to be a material weakness:

Our system for monitoring valuation of foreclosed real estate and recording activity related to foreclosed real estate is materially deficient. Consideration of the valuation of foreclosed real estate noted a general failure to obtain updated valuations on properties held; approximately 24% of properties held had current valuations on file. Review of activity noted two instances in which transactions occurred during the year ended December 31, 2011; however, appropriate entries were not reflected during the period. The failure to monitor valuation and properly record transactions resulted in additional chargeoffs of loan balances and foreclosed real estate. The current system within the Bank is not adequately monitoring the valuation of foreclosed real estate or ensuring the timely and appropriate recognition of activity.

Based on our assessment and the identification of the material weakness described above, we believe that, as of December 31, 2011, the Company’s internal control over financial control did not meet the criteria and was not effective.

In order to address the material weakness, we have established the following policies:

1)	The foreclosed real estate policy of Capitol City Bank and Trust Company is to obtain annual valuations, through either appraisals or evaluations, on foreclosed properties in accordance with regulatory guidance. When performing evaluations; we will use a discount to offset or adjust the valuations appropriately. The discount table percentages will be based on the age of the last valuation in file and known market conditions.

The foreclosed real estate officer will maintain a spreadsheet which lists valuation dates, values, listing agreements, maturity dates, etc. This information is monitored and reviewed monthly by the Special Asset Manager. The report will be presented to the Board of Directors quarterly.

2)	Our policy is for the foreclosed real estate officer to obtain a current evaluation once it’s been determined that a property is being considered for foreclosure. The Special Assets Manager and foreclosed real estate officer will review monthly foreclosed property activity to ensure the book balance of the foreclosed property is balanced to the general ledger.

Our access to additional short-term funding to meet our liquidity needs is limited.

We must maintain, on a daily basis, sufficient funds to cover withdrawals from depositors’ accounts and to supply new borrowers with funds. We routinely monitor asset and liability maturities in an attempt to match maturities to meet liquidity needs. To meet our cash obligations, we rely on repayments as assets mature, keep cash on hand, maintain account balances with correspondent banks, purchase and sell federal funds, purchase brokered deposits, maintain lines of credit with the Federal Home Loan Bank and maintain a line of credit through the Federal Reserve Discount window. However, because we currently are not “well capitalized,” we are unable to access, without a waiver from the FDIC, brokered or other out-of-market wholesale deposits, and are unable to renew any brokered certificates of deposits or attract new brokered certificates of deposit. If we are unable to attract retail deposits and maintain sufficient liquidity, our liquidity may be adversely affected. We may also become subject to additional reductions in our borrowing capacity, additional collateral requirements or other credit restrictions. If we are unable to meet our liquidity needs through loan and other asset repayments and our cash on hand, we may need to borrow additional funds, the expense of which may adversely affect our results of operations.

If our allowance for loan losses is not sufficient to cover actual loan losses, our capital levels could decrease and our losses could increase.

Our success depends to a significant extent upon the quality of our assets, particularly loans. The risk of loss varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower and the quality of the collateral for the loan. Some of our loan customers have not been repaying their loans according to the terms of their loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. As a result, we have experienced significant loan losses, and if we are unable to generate income to compensate for these losses, they could have a material adverse effect on our operating results.

Management makes various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We maintain an allowance for loan losses in an attempt to cover any loan losses that may occur. In determining the size of the allowance, we rely on an analysis of our loan portfolio based on historical loss experience, volume and types of loans, trends in classification, volume and trends in delinquencies and non-accruals, national and local economic conditions, and other pertinent information. Our determination of the size of the allowance could be understated due to our lack of familiarity with market-specific factors.

If our assumptions are wrong, our current allowance may not be sufficient to cover future loan losses, and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Material additions to our allowance may materially decrease our capital levels and increase our net losses. As a result of our continuing review of our asset quality, we have decreased our allowance for loan losses from $6.6 million as of December 31, 2009 to $5.2 million as of December 31, 2010, net of our charge-offs of $1.9 million during 2010. This represented 2.21% of total loans as of December 31, 2010. As of December 31, 2011, our allowance for loan losses was $5.2 million, representing 2.34% of total loans. As of March 31, 2012, we increased our allowance for loan losses to $5.3 million, representing 2.39% of total loans. We may increase our allowance in the future but can make no assurance that our allowance will be adequate to cover future loan losses given current and future market conditions. In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs may adversely affect our results of operations.

We will realize additional future losses if the proceeds we receive upon liquidation of nonperforming assets are less than the fair value of such assets.

Nonperforming assets are recorded on our financial statements at fair value, as required under GAAP, unless these assets have been specifically identified for liquidation, in which case they are recorded at the lower of cost or estimated net realizable value. In current market conditions, we are likely to realize additional future losses if the proceeds we receive during dispositions of nonperforming assets are less than the recorded fair value of such assets.

Our use of appraisals in deciding whether to make a loan on or secured by real property or how to value such loan in the future may not accurately describe the net value of the real property collateral that we can realize.

In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and, as real estate values in our market area have experienced changes in value in relatively short periods of time, this estimate might not accurately describe the net value of the real property collateral after the loan has been closed. If the appraisal does not reflect the amount that may be obtained upon any sale or foreclosure of the property, we may not realize an amount equal to the indebtedness secured by the property. The valuation of the property may negatively impact the continuing value of such loan and could adversely affect our operating results and financial condition.

We are subject to increased FDIC deposit insurance assessments that could have an adverse effect on our earnings.

As an insured depository institution, we are required to pay quarterly deposit insurance premium assessments to the FDIC. These assessments are required to ensure that FDIC deposit insurance reserve ratio is at least 1.15% of insured deposits. Under the Federal Deposit Insurance Act, the FDIC, absent extraordinary circumstances, must establish and implement a plan to restore the deposit insurance reserve ratio to 1.15% of insured deposits, over a five-year period, when the reserve ratio falls below 1.15%. The recent failures of numerous financial institutions have significantly increased the Deposit Insurance Fund’s loss provisions, resulting in a decline in the reserve ratio. The FDIC expects a higher rate of insured institution failures in the next few years, which may result in a continued decline in the reserve ratio.

Market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. As a result, beginning on January 1, 2009, there was a uniform seven basis points (annualized) increase to the assessments that banks pay for deposit insurance. The increased assessment rates range from 12 to 50 basis points (annualized) for the first quarter 2009 assessment, which was owed on June 30, 2009. On April 1, 2009, the FDIC modified the risk-based assessments to account for each institution’s unsecured debt, secured liabilities, and use of brokered deposits, resulting in assessment rates ranging from 7 to 77.5 basis points (annualized) starting with the second quarter 2009 assessments. In addition, on May 22, 2009, the FDIC adopted a final rule imposing an emergency special assessment of 5 basis points of a bank’s total assets less Tier 1 capital as of June 30, 2009, up to a maximum of 10 basis points times the bank’s deposits. This special assessment was paid on November 15, 2009.

It is also possible that the FDIC may impose additional special assessments in the future as part of its restoration plan. If the FDIC does impose additional special assessments, or otherwise further increases assessment rates, our earnings could be further adversely impacted.

Recent legislative and regulatory initiatives intended to address the current difficult market and economic conditions may not achieve the desired effect.

Since October 2008, a host of legislation has been enacted in response to the financial crisis affecting the banking system and financial markets and the threats to investment banks and other financial institutions. These legislations include the following:

•

On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (EESA), under which the Treasury Department has the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions under the Troubled Asset Relief Program (TARP) for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

•

On October 14, 2008, the Treasury Department announced the Capital Purchase Program under the EESA, under which it would purchase senior preferred stock and warrants to purchase common stock from participating financial institutions.

•

On November 21, 2008, the FDIC adopted a Final Rule with respect to its Temporary Liquidity Guarantee Program (TLGP) pursuant to which the FDIC will guarantee certain “newly-issued unsecured debt” of banks and certain holding companies and will also guarantee, on an unlimited basis, noninterest-bearing bank transaction accounts.

•

On February 18, 2009, President Obama signed the American Recovery and Reinvestment Act (ARRA), a broad economic-stimulus package that included additional restrictions on, and potential additional regulation of, financial institutions.

•	On March 18, 2009, the Federal Reserve announced its decision to purchase as much as $300 billion of long-term treasuries in an effort to maintain low interest rates.

•

On March 23, 2009, the Treasury announced the Public-Private Investment Program, which will purchase real estate related loans from banks and securities from the broader markets, and is intended to create a market for those distressed debt and securities.

Each of these programs was implemented to help stabilize and provide liquidity to the financial system. But the long-term effect that these or any other governmental programs will have on the financial markets or our business or financial performance is unknown. A continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations or access to credit.

Our net interest income has been negatively affected by the Federal Reserve’s interest rate adjustments, as well as by competition in our market area.

As a financial institution, our earnings depend significantly upon our net interest income, which is the difference between the interest income that we earn on interest-earning assets, such as loans and investment securities, and the interest expense that we pay on interest-bearing liabilities, such as deposits and borrowings. Therefore, any change in general market interest rates, including changes resulting from changes in the Federal Reserve’s fiscal and monetary policies, affects us more than non-financial institutions and can have a significant effect on our net interest income and total income. Our assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities. As a result, an increase or decrease in market interest rates could have a material adverse effect on our net interest margin and results of operations.

In response to the dramatic deterioration of the subprime, mortgage, credit and liquidity markets, since 2007, the Federal Reserve has reduced interest rates by a total of 475 basis points, which in turn has reduced our net interest margin and could continue to reduce it in the foreseeable future. Any reduction in net interest income likely will be exacerbated by the high level of competition that we face in our market area, which requires us to offer other attractive interest rates to borrowers, higher rates on deposits, as well as to rely upon out of market funding sources. Any reduction in our net interest income will negatively affect our business, financial condition, liquidity, operating results, cash flows and/or the value of our securities. We expect to have continued margin pressure due to these lowered interest rates, along with elevated levels of nonperforming assets. Any significant reduction in our net interest income could negatively affect our business and could have a material adverse impact on our capital, financial condition and results of operations.

Competition from financial institutions and other financial service providers may adversely affect our profitability.

The banking business is highly competitive and we experience competition in our market area from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as other super-regional and national financial institutions that operate offices in our market area.

We compete with these institutions both in attracting deposits and in making loans. Accordingly, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions. While we believe we successfully compete with these other financial institutions in our market area, we face a competitive disadvantage as a result of our smaller size, lack of geographic diversification, and inability to spread our marketing costs across a broader market. Although we compete by concentrating our marketing efforts in our market area with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local customers, we can give no assurance that this strategy will remain successful. If we fail to retain our key employees, our growth and operations could be adversely affected.

As a community bank, our success is, and is expected to remain, highly dependent on our senior management team, many of whom have significant relationships with our customers and ties to the local community. This is particularly true because, as a community bank, we depend on our management team’s ties to the community to generate business for us. Our operations and growth will continue to place significant demands on our management, and the loss of the services of any member of our senior management team may have an adverse effect upon our financial condition and results of operations. We cannot be assured of the continued services of our senior management team or our Board of Directors.

As a community bank, we have different lending risks than larger banks.

We provide services to our local community. Our ability to diversify our economic risks is limited by our own local market and economy. We lend primarily to small-to medium-sized businesses, and, to a lesser extent, individuals, all of whom may expose us to greater lending risks than those of banks lending to larger, better-capitalized businesses.

We manage our credit exposure through careful monitoring of loan applicants and loan concentrations in particular industries, and through loan approval and review procedures. We have established an evaluation process designed to determine the adequacy of our allowance for loan losses. While this evaluation process uses historical and other objective information, the classification of loans and the establishment of loan losses is an estimate based on experience, judgment and expectations regarding our borrowers, the economies in which we and our borrowers operate, as well as the judgment of our regulators. We have been required to increase our loan loss reserves in recent periods and cannot assure you that our loan loss reserves will be sufficient to absorb future loan losses or prevent a material adverse effect on our business, financial condition or results of operations.

In addition, due to our limited size, individual loan values can be large relative to our earnings for a particular period. If a few relatively large loan relationships become nonperforming in a period and we are required to increase loss reserves, or to write off principal or interest relative to such loans, the operating results of that period could be significantly adversely affected. The effect on results of operations for any given period from a change in the performance of a relatively small number of loan relationships may be disproportionately larger than the impact of such loans on the quality of our overall loan portfolio. As of March 31, 2012, the Bank’s nonperforming loans amounted to $23.1 million.

Risks Related to the Offering and Our Securities

The present and future market for our securities is limited.

Currently, there is no established public trading market for our securities. After this offering, we do not expect there to be an active trading market for our securities, and we do not plan to list our securities on any national securities exchange or over-the-counter market. As a result, if you need or wish to dispose of all or part of the shares of Common Stock, you may only be able to do so in a private, directly negotiated sale. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all.

Holders of our junior subordinated debentures have rights that are senior to those of our common shareholders.

We have supported our operations by issuing trust preferred securities from a special purpose trust and accompanying junior subordinated debentures, As of March 31, 2012, we had outstanding trust preferred securities of $3.4 million. We have unconditionally guaranteed the payment of principal and interest on the trust preferred securities. Also, the junior subordinated debentures we issued to the special purpose trust that relate to the trust preferred securities are senior to our common stock. As a result, we must make payments on the junior subordinated debentures before we can pay any dividends on our common stock. In the event of our bankruptcy, dissolution, or liquidation, holders of our junior subordinated debentures must be satisfied before any distributions can be made on our common stock. We exercised our right to defer distributions on our junior subordinated debentures (and related trust preferred securities) beginning with the January 1, 2010 interest payment, and we may defer distributions for up to five years, but during that time we are not be able to pay dividends on our common stock.

We are not currently permitted to pay dividends on our common stock, and we may be unable to pay future dividends. As a result, capital appreciation, if any, of our common stock may be your sole opportunity for gains on your investment for the foreseeable future.

Our ability to pay dividends is restricted by regulatory policies and regulations and by the terms of our trust preferred securities. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. Specifically, the Federal Reserve has notified the Company that it may not pay dividends without prior Federal Reserve approval. The terms of our trust preferred securities and related junior subordinated debentures also prohibit our payment of dividends during our current deferral period for the payment of interest on the junior subordinated debentures.

Further, the Company’s principal source of funds to pay dividends on its common stock is cash dividends that it receives from the Bank. Because of the Consent Order, the Bank may not pay any dividends without getting prior approval from the FDIC and the DBF. We do not expect to be granted such approval or to be released from this restriction until our financial performance improves significantly and the order is terminated. In addition, assuming our regulators permit the Bank to pay dividends in the future, the Bank’s regulatory authorities regulate the amount of dividends that the Bank may pay. The Company’s cash flows and results of operations could be materially adversely affected by reductions in dividends payable by the Bank. Any future determination relating to dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects, regulatory restrictions and other factors that our Board of Directors may deem relevant. We can provide no assurance regarding whether, and if so when, we will be able to resume payments of dividends in the future.

The proceeds from this offering may not be sufficient to meet the capital requirements of our regulators or otherwise support our operations.

There is no guarantee that the proceeds from this offering will be sufficient to allow us to continue to meet future capital requirements of the FDIC or DBF or otherwise support our operations. Failure to raise sufficient capital in this offering or additional capital, if needed in the future, may result in regulatory restrictions on our operations and adversely affect our ability to successfully implement our business strategy, which could in turn decrease significantly or even eliminate the value of your investment.

Because our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and we may not profitably invest the proceeds.

While we anticipate that we will primarily use the net proceeds of this offering to increase the Bank’s capital base, to support increases in its loan and lease loss reserve, to increase its liquidity and for general corporate purposes, our management may allocate the proceeds among other purposes as it deems appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from this offering. Our failure to apply these funds effectively could have a material adverse effect on our business, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us.

Your right to receive liquidation and dividend payments on the common stock will be junior to our existing and future senior indebtedness and to any other senior securities we may issue in the future.

With respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the common stock will rank junior to all future indebtedness and all future senior securities that we may issue. We are not required to obtain shareholder approval to incur additional indebtedness. Consequently, we may incur indebtedness in the future that could limit our ability to make subsequent dividend or liquidation payments to you. In addition, in the event of our bankruptcy, liquidation, or reorganization, our assets will be available to pay obligations on the common stock only after all amounts due under our indebtedness have been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the common stock then outstanding.

The price of the shares to be sold in this offering is not a guarantor of future value.

The price of the shares of common stock to be sold in this offering may not indicate the market price for the common stock after the offering is completed or any future time. The price of the shares in the offering was determined by a variety of factors, including, among other things, any known prices at which shares of our common stock have most recently been sold, the history of, and prospects for, the banking industry in our market area, the price to earnings, and price to book value multiples represented by the offering price, our historical and prospective cash flow and earnings and those of comparable companies in recent periods. The offering price of $2.50 per share is greater than the current book value of $0.74 per share. In addition, the offering price is also greater than the pro forma book value of $1.32 per share if 100% of the offered shares are sold, $1.08 per share if 50% of the offered shares are sold and $0.93 per share if only 25% of the offered shares are sold.

Investors’ and shareholders’ interest will be diluted because the offering price is significantly higher than both the current book value and the pro forma book value of the Company’s common stock.

If you invest in our common stock, you interest in the nook value of the Company’s common stock will be diluted because the public offering price per share of our common stock exceeds the pro forma net tangible book value per share of our common stock after this offering. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma tangible book value per share of common stock immediately after completion of this offering.

Our net tangible book value as of March 31, 2012, was $0.74 per share of common stock. After giving effect to our sale of the 5,000,000 shares of common stock offered by this prospectus at a public offering price of $2.50 per share, and after deducting estimated offering expenses, our adjusted net tangible book value as of March 31, 2012, was $1.32 per share, and an immediate dilution of book value to new investors of $1.18 per share.

Our securities are not FDIC insured.

Our securities, including our common stock, are not savings or deposit accounts or other obligations of the Bank, and are not insured by the Federal Deposit Insurance Fund, the FDIC, or any other governmental agency and are subject to investment risk, including the possible loss of principal.

The markets for our services are highly competitive and we face substantial competition.

The banking business is highly competitive. We compete as a financial intermediary with other commercial banks, savings institutions, credit unions, finance companies, mutual funds, insurance companies, security brokerage, and mortgage banking firms—all of which solicit business from residents and businesses located in our marketing area. Many of these competing institutions have greater resources than we do. Specifically, many of our competitors enjoy competitive advantages, including greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services, and lower operating costs. Increased competitive pressure is one effect of the Gramm-Leach-Bliley Act described below under “Regulation of CCB.” We compete effectively in our target markets; however, we can experience a competitive disadvantage as a result of our smaller size and asset base under certain circumstances.

In attracting deposits, we compete with insured depository institutions such as banks, savings institutions, and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Traditional banking institutions, as well as entities intending to transact business solely online, are increasingly using the Internet to attract deposits without geographic or physical limitations. In addition, many non-bank competitors are not subject to the same extensive regulations that govern us. These competitors may offer higher interest rates than we offer, which could result in the Bank attracting fewer deposits or in forcing the Bank to increase its interest rates in order to attract deposits. Increased deposit competition could increase our cost of funds and could affect adversely our ability to generate the funds necessary for our lending operations, which would negatively affect our results of operations.

We occasionally purchase non-recourse loan participations from other banks based on information provided by the selling bank. If this information is not accurate, we may experience a loss on these loans.

Although not a significant portion of our lending activities, from time to time, we will purchase loan participations from other banks in the ordinary course of business, usually without recourse to the selling bank. This may occur during times when we are experiencing excess liquidity in an effort to improve our profitability. As of March 31, 2012, we had no loan participations. When we do purchase loan participations, we apply the same underwriting standards as we would to loans that we directly originate and seek to purchase only loans that would satisfy these standards. In applying these standards, we rely to some extent on information provided to us by the selling bank. Therefore, to the extent this information does not accurately reflect the value of any collateral or the financial status of the borrower, we may experience a loss on these loans. In such cases we will take commercially reasonable steps to minimize our loss.

Losing key personnel will negatively affect us.

Competition for personnel is stronger in the banking industry than in many other industries, and we may not be able to attract or retain the personnel we require to compete successfully. We currently depend heavily on the services of our chief executive officer, George G. Andrews, and a number of other members of our senior management team. Mr. Andrews is not bound by an employment agreement with the Bank. Losing Mr. Andrews’s services or those of other members of senior management could affect us in a material and adverse way. Our success will also depend on attracting and retaining qualified management personnel and experienced lenders.

This offering may negatively affect our return on common equity.

Our 2012 return on equity will likely be inversely related to the size of this offering. This is primarily caused by the delay between the time that we receive capital through the sale of common stock and the time that our bank can successfully deploy the capital into earning assets such as loans. Based on our results through March 31, 2012, the annualized return on common equity would be 0.75% if $12,500,000 is raised, 1.09% if $6,250,000 is raised, and 1.41% if $3,125,000 is raised.

We continually encounter technological change and have fewer resources than many of our competitors to invest in technological improvements.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to serving customers better, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our success will depend in part on our ability to address our customers’ needs by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements than we have. Although we plan to use some of the proceeds from this offering to strengthen and enhance the Bank’s information technology infrastructure, we may not be able to implement new technology-driven products and services effectively or be successful in marketing these products and services to our customers.

Sales of common stock by existing shareholders could affect the price of our common stock adversely.

Our common stock is not actively traded. We do not expect trading activity to increase as a result of this offering. Although we do not expect an increased level of trading, it is possible that some of our existing shareholders will view this offering as an opportunity to sell their shares in an effort to take profits. Sales of a significant number of shares of our common stock following this offering, or the perception that sales could occur, could adversely affect the market price of our common stock.

Because our directors and executive officers own a significant amount of our common stock, your ability to participate in our management will be limited.

As of March 31, 2012, our directors and executive officers beneficially own approximately 1,825,985 shares (18.1% of our outstanding common stock, excluding exercisable options). Our directors and executive officers could purchase additional shares in this offering. The directors and executive officers currently intend to purchase approximately 100,000 shares, which would increase their beneficial ownership percentage to 19.0% if no other shares are sold in the offering, and decrease their beneficial ownership percentage to 17.4% if one million shares are sold, 14.8% if three million shares are sold, and 12.8% if all five million shares are sold. As a result of such ownership, the ability of other subscribers to effectively exercise control over the election of directors and thereby, exercise control over the supervision of the management of our business, is limited.

Our articles of incorporation and bylaws contain antitakeover provisions that may deter an attempt to change or gain control of us.

Our articles of incorporation and bylaws include antitakeover provisions such as the existence of restrictions on the ability to change the number of directors or to remove a director and flexibility in evaluating proposed actions. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over market prices.

RECENT DEVELOPMENTS

Regulatory Order

On January 13, 2010, Capitol City Bank & Trust Company (the “Bank”), the wholly-owned subsidiary bank of Capitol City Bancshares, Inc., entered into a Stipulation to the Issuance of a Consent Order with the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance, whereby the Bank consented to the issuance of a Consent Order (the “Order”). A copy of the Order can be viewed on the FDIC website at http://www.fdic.gov/bank/individual/enforcement/2010-01-08.pdf.

The Order is based on findings of the FDIC during the on-site visitation and resulting report dated September 15, 2009. Since the completion of the visitation and report, the Board of Directors has aggressively taken an active role in working with the FDIC and the DBF to improve the condition of the Bank. In entering into the Order, the Bank did not concede to the findings or admit to any of the assertions therein.

Under the terms of the Order, the Bank cannot declare dividends without the prior written approval of the FDIC and the DBF. Other material provisions of the order require the Bank to: (i) increase its board of directors’ participation in the affairs and operations of the Bank, (ii) assess management’s ability to comply with the Order and restore all aspects of the Bank to a safe and sound condition, (iii) establish a committee to oversee the Bank’s compliance with the Order, (iv) maintain specified minimum capital ratios of Tier I capital of 8% of total assets and Total risk-based capital of 10% of risk-based assets, (v) improve the Bank’s lending and collection policies and procedures, (vi) eliminate from its books, by charge-off or collection, all assets classified as “loss” and 50% of all assets classified as “doubtful,” (vii) perform risk segmentation analysis with respect to concentrations of credit, (viii) receive a brokered deposit waiver from the FDIC prior to accepting, rolling over or renewing any brokered deposits, (ix) establish and review a comprehensive policy for the adequacy of the Bank’s allowance for loan and lease losses, (x) formulate and fully implement a written plan and comprehensive budget for all categories of income and expense, and (xi) prepare and submit progress reports to the FDIC and the DBF. The FDIC order will remain in effect until modified or terminated by the FDIC and the DBF.

While the Order is important and significant, the Bank believes that, due to the proactive steps previously taken by the Bank’s management and Board, many of the requirements of the Order have already been met. However, the Bank has not been able to attain the capital ratios specified in the Order, resulting in our being classified as “undercapitalized” under the regulatory framework for prompt correction action.

We have taken the following steps to comply with the Consent Order:

1.	The new Chief Operating Officer, John Turner, has taken on the role and responsibility of enforcement and oversight of compliance with the Order. A quarterly report is submitted on the status of the Bank’s compliance with the Order;

2.	The committee established for oversight of compliance with the Order is the Compliance Committee and that committee is active and ongoing;

3.	We are currently below the requisite minimum capital ratios of Tier 1 capital at 8% of total assets and Total risk based capital at 10% of total risked based assets. We continue to actively pursue those institutional investors through private preferred stock offerings that have shown interest in investing in the Bank. Additionally, we will continue to solicit on an ongoing basis investment from individuals through public common stock offerings. As these funds are infused our capital ratios will improve to the required levels. In the interim, some progress is being made through our focus on the profitable operation of the Bank;

4.	The Bank’s lending and collection policy has been updated. Additionally, procedures and guidelines have been implemented that strengthened the Bank’s underwriting of loans, especially as it relates to reducing the Bank’s loan concentration in church and convenience store loans;

5.	We have eliminated from our books those loans classified as “loss” and 50% of those classified as “doubtful.” This information is reflected in the Company’s 2010 and 2011 financial statements. These charge-offs had a significant impact on our overall allowance for loan losses calculation. We continue to evaluate the sufficiency of our allowance for loan losses based on our historical charge-offs and related economic conditions;

6.	We recognize that we continue to have a high concentration of church and convenience store loans. Accordingly, we prepare on a quarterly basis a risk analysis not only on those loans but on the entire loan portfolio of the Bank. The report is presented to the Board of Directors and submitted to the FDIC as part of the Order;

7.	We are no longer accepting brokered deposits. We are making every effort to increase our core deposit base through enforcement of loan agreements and offering new and improved depository accounts. We are accepting internet deposits;

8.	It is the Bank’s practice to comply with all regulatory and accounting guidelines related to the allowance for loan and lease losses and its adequacy. However, a formal and comprehensive policy is in development;

9.	The Bank’s budget plan has been revised; and

10.	Progress reports are submitted to the FDIC and DBF on a quarterly basis.

The Bank and management will continue to strive to address the concerns that gave rise to the Order. The Bank expects to continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. The Bank’s deposits will remain insured by the FDIC to the maximum limits allowed by law. The FDIC and DBF did not impose or recommend any monetary penalties.

Unregistered Sale of Equity Securities

On March 19, 2012, Capitol City Bancshares, Inc. began accepting the subscriptions of several investors in a private placement offering to accredited investors under an exemption from registration contained in Section 4(2) of the Securities Act of 1933 and Rule 505 and 506 of Regulation D under the Securities Act. The Company is offering a maximum of 1,000,000 shares of its common stock at a price of $2.50 per share. If all of the shares are purchased the total raised would be $2.5 million, less offering expenses of approximately $10,000. The offering is ongoing and as of May 15, 2012, 396,000 shares for $990,000.00 have been sold.

On April 24, 2012, the Company entered into an agreement with SunTrust Bank to sell 10,000 shares of Series C cumulative, nonvoting, $100 par value preferred stock for cash consideration of $1,000,000. The terms of the preferred stock issuance are shown on the Articles of Amendment to the Articles of Incorporation filed with the Secretary of State of Georgia. No underwriting discounts or commissions were paid. The transaction is exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) and Rule 505 and 506 of Regulation D thereof, as a transaction by an issuer not involving a public offering. The proceeds were injected into the general capital account of the Company’s subsidiary bank.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements from our use of the words “plan,” “forecast,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “is likely,” “will,” and similar expressions. These forward-looking statements may include, among other things:

•	statements and assumptions relating to financial performance;

•	statements relating to the anticipated effects on results of operations or financial condition from recent or future developments or events;

•	statements relating to our business and growth strategies and our regulatory capital levels;

•	the expected timing for completion of the transactions described herein;

•	the expected effect of this offering on the Company’s balance sheet, profitability, liquidity, and capital ratios; and

•	any other statements, projections or assumptions that are not historical facts.

We qualify any forward-looking statements entirely by these and the following cautionary factors:

Actual future results may differ materially from our forward-looking statements and we qualify all forward-looking statements by various risks and uncertainties we face, as well as the assumptions underlying the statements, including the following, cautionary factors: difficulties in raising capital through this offering, including the failure of shareholders to participate in the offering; potential deterioration or effects of general or regional economic conditions, particularly in sectors relating to real estate and/or mortgage lending, small business lending, and consumer finance; fluctuations in housing prices; potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the management and success of our interest rate risk management strategies; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force; the relative profitability of our lending and deposit operations; the valuation and management of our portfolios, including the use of external and internal modeling assumptions we embed in the valuation of those portfolios and short-term swings in the valuation of such portfolios; borrowers’ refinancing opportunities, which may affect the repayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality or collectability of our loan and assets, including higher-than-expected increases in non-performing assets or charge-offs; deterioration resulting from the effects of natural disasters; unanticipated deterioration or changes in estimates of the carrying value of our other assets, including securities; difficulties in expanding our business; difficulty in obtaining or retaining deposit or other funding sources as needed, including the loss of public fund deposits because our bank is less than well-capitalized, and other constraints resulting from regulatory actions; competition from other financial service providers for experienced managers as well as for customers; unanticipated lawsuits or outcomes in litigation; legislative or regulatory changes, including changes in laws, rules or regulations that affect tax, consumer or commercial lending, corporate governance and disclosure requirements, and other laws, rules or regulations affecting the rights and responsibilities of our state chartered bank; regulatory actions that impact both the Company and our Bank, including a Board Resolution (“Resolution”) between the Company and the Federal Reserve Bank of Atlanta (“FRB”) and a Consent Order entered into between the Bank and the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation, jointly the “Supervisory Authorities” on January 13, 2010; changes in the interpretation and application of regulatory capital or other rules; the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods, or governmental changes in monetary or fiscal policies.

These and other statements, which are not historical facts, are based largely on management’s current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by forward-looking statements. These risks and uncertainties include, among other things, the risks and uncertainties described above in the section labeled “Risk Factors.”

THE OFFERING

Maximum Offering/Minimum and Maximum Investment

We are offering a maximum of 5,000,000 shares of common stock in this offering. The minimum purchase for any investor is 200 shares of common stock, unless we, in our sole discretion, accept a subscription for a lesser number of shares. The maximum purchase for any investor is 5% of the total common stock issued and outstanding after the completion of this offering, unless we, in our sole discretion, accept a subscription for a greater number of shares.

Purchases by Directors and Officers

Our directors and officers can purchase shares in this offering, and we estimate a total of 100,000 shares being purchased by the individual directors and officers.

Subscription

As indicated below under “How to Subscribe,” upon execution and delivery of a subscription agreement for shares of the common stock, subscribers will be required to deliver to CCB a check in an amount equal to $2.50 times the number of shares subscribed for. All subscriptions are subject to immediate acceptance in our discretion.

Company Discretion

We reserve the right, exercisable in our sole discretion, to accept or reject any subscription in whole or in part. In determining which subscriptions to accept, we may consider various factors, including a subscriber’s potential to do business with, or direct customers to, the Bank, the relative amount of each subscriber’s proposed investment, and the order in which subscriptions are received. We also reserve the right to accept subscriptions on a prorated basis if we receive subscriptions for more than 5,000,000 shares. We will notify all subscribers whether their subscriptions have been accepted. The proceeds from the sale of shares from accepted subscriptions will be immediately deposited with CCB as capital. With respect to any subscriptions that we do not accept in whole or in part, the notification will be accompanied by the unaccepted portion of the subscription funds, without interest.

Offering Period

The offering period for the shares will continue on an ongoing basis pursuant to applicable rules of the SEC, or until all of the shares of common stock are sold, or the Company, in its sole discretion decides to end the offering, whichever occurs first.

We also reserve the right to end the offering at any time if we determine that the total amount of subscriptions received to date will provide adequate capitalization for CCB.

Plan of Distribution

Our directors and officers will offer and sell the common stock on a best-efforts basis without compensation. Our officers and directors intend to market the shares directly to our existing shareholders, customers of our subsidiary bank, and personal contacts. Our officers and directors plan to market these parties through personal and telephonic contact and by delivering offering information through the mail. We believe these officers and directors will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1 because they will not receive compensation for these efforts, their activities in connection with the offering will be in addition to their other duties, and they will satisfy the other requirements of such Rule. We also believe that these officers and directors will not be deemed to be statutory underwriters under Section 2(a)(11) of the Securities Act of 1933. We may find it desirable to utilize the services of brokers and/or dealers to sell the common stock. However, we have no present arrangements with any brokers or dealers relating to this offering. If we use brokers or dealers, they would sell the common stock on a best-efforts basis, and we would pay them a commission based on the shares sold by them. We do not expect that the sales of common stock through brokers or dealers will comprise a major part of this offering.

How to Subscribe

Each prospective investor who desires at least 200 or more shares must:

1.	Complete, date, and execute the Subscription Agreement that is attached as Appendix “A” to this prospectus.

2.	Make a check payable to “Capitol City Bancshares, Inc.” in an amount equal to $2.50 multiplied by the number of shares subscribed for.

3.	Return the completed Subscription Agreement as follows: By hand, U.S. Mail, or overnight delivery to:

Capitol City Bancshares, Inc.

562 Lee Street, S.W.

Atlanta, Georgia 30310

Attention: George G. Andrews, President

4.	Upon our receipt of payment for the shares subscribed for, the Subscription Agreement will become final, binding and irrevocable.

USE OF PROCEEDS

Assuming all the shares of common stock offered pursuant to this prospectus are sold, the net proceeds to CCB, after deducting approximately $126,451 in offering expenses, are estimated to be $12,373,549. As this offering is being made on an “any and all” basis, the net proceeds will be reduced to the extent that any of the shares being offered remain unsold upon the completion of the offering.

We have analyzed our present operations and anticipated future operations to determine the most effective strategies to promote future growth. Based upon our analysis and approved strategic plans, we are seeking opportunities throughout Georgia and the southeastern United States. We expect to use the proceeds from this offering for general corporate purposes, including to (i) achieve and maintain our capital ratios above the levels that we have agreed upon with the FRB and the Supervisory Authorities, (ii) accomplish the other objectives set forth in the Resolution and the Order and (iii) position our Bank to respond to future business and financing needs and opportunities. We note that we are subject to regulatory capital requirements imposed by the Federal Reserve. We plan to maintain capital equal to or higher than eight percent of risk-weighted assets for both CCB and the Bank. We want to position the Bank so that it can effectively react to volatility in the economy and maintain capital ratios well above minimum regulatory levels.

We will pursue our strategic plans for growth in assets, deposits, and earning in accordance with all applicable laws and regulations governing our operations. We intend to immediately deposit the funds from all accepted subscriptions into the capital accounts of the Bank. No escrow will be utilized in this offering, and there is no minimum subscription amount for the offering to become effective.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2012, and pro forma capitalization as of completion of the offering, assuming that the stated number of shares of the common stock is sold.

	March 31, 2012	As adjusted for maximum offering	As adjusted for 50% of offering	As adjusted for 25% of offering	As adjusted for 10% of offering
Shareholder Equity:
Series A, B and C cumulative, non-voting preferred stock, 5,000,000 shares authorized; par value $100; 16,078 shares issued and outstanding	$1,607,800	$1,607,800	$1,607,800	$1,607,800	$1,607,800
Common Stock; par value $1.00 per share; 80,000,000 shares authorized; 10,056,069 shares issued and outstanding; 15,056,069 shares issued and outstanding as adjusted for the maximum offering	$10,056,069	$15,056,069	$12,556,069	$11,306,069	$10,556,069
Surplus(1)	$447,398	$7,820,947	$4,070,947	$2,195,947	$1,070,947
Retained Deficit	$(3,344,304)	$(3,344,304)	$(3,344,304)	$(3,344,304)	$(3,344,304)
Accumulated other comprehensive income (loss)	$322,845	$322,845	$322,845	$322,845	$322,845

Total shareholders’ equity (deficit)	$9,089,808	$21,463,357	$15,213,357	$12,088,357	$10,213,357

(1)	Surplus was reduced by $126,451 for expenses related to the issuance of stock; consequently, the total net proceeds is $12,373,549.

MARKET FOR OUR COMMON EQUITY

AND RELATED SHAREHOLDER MATTERS

Market Information

The common stock of CCB is not regularly or consistently traded in the over-the-counter market or on any stock exchange, nor is CCB’s common stock otherwise actively traded. Thus, there is no established trading market for CCB’s common stock.

As of March 31, 2012, CCB had approximately 1,646 shareholders of record of CCB’s common stock.

Equity Compensation Plan Information

The following table sets forth information relating to CCB’s equity compensation plans as of March 31, 2012.

Plan Catagory	Number of securities to be issued upon exercise of outstanding options, warranties and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	168,017	$0.94	2,180,256
Equity compensation plans not approved by security holders	0	0	0

Total	168,017	$0.94	2,180,256

All amounts are post-split adjusted.

Unregistered Sale of Equity Securities

On February 28, 2007, CCB sold 10,000 shares of Series A cumulative, non-voting, $100 par value preferred stock to an institutional investor for cash consideration of $1,000,000. The terms of the preferred stock issuance are shown on the Amendment to the Articles of Incorporation filed on February 16, 2007 with the Secretary of State of Georgia. No underwriting discounts or commissions were paid. The transaction is exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) and Rule 505 and 506 of Regulation D of the Act, as a transaction by an issuer not involving a public offering.

On September 28, 2009, Capitol City Bancshares, Inc. entered into an agreement to see 6,078 shares of Series B cummulative, non-voting $100 par value stock to an institutional investor for case consideration of $607,800. The terms of the preferred stock issuance are shown on the Amendment to the Articles of Incorporation attached as Exhibit 3.1(E) to the Company’s Quarterly Report filed with the SEC on November 13, 2009. No underwriting discounts or commissions were paid. The transaction is exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) and Rule 505 and 506 of Regulation D thereof, as a transaction by an issuer not involving a public offering.

On April 24, 2012, the Company entered into an agreement with SunTrust Bank to sell 10,000 shares of Series C cumulative, nonvoting, $100 par value preferred stock for cash consideration of $1,000,000. The terms of the preferred stock issuance are shown on the Articles of Amendment to the Articles of Incorporation filed with the Secretary of State of Georgia. No underwriting discounts or commissions are to be paid. The transaction is exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) and Rule 505 and 506 of Regulation D thereof, as a transaction by an issuer not involving a public offering. The proceeds were injected into the general capital account of the Company’s subsidiary bank.

On March 19, 2012, Capitol City Bancshares, Inc. began accepting the subscriptions of several investors in a private placement offering to accredited investors under an exemption from registration contained in Section 4(2) of the Securities Act of 1933 and Rule 505 and 506 of Regulation D under the Securities Act. The Company is offering a maximum of 1,000,000 shares of its common stock at a price of $2.50 per share. If all of the shares are purchased the total raised would be $2.5 million, less offering expenses of approximately $10,000. The offering is ongoing and as of May 15, 2012, 396,000 shares for $990,000.00 have been sold.

Dividend Policy

Under the Financial Institutions Code of Georgia, the Bank may from time to time declare and thereupon pay dividends on its outstanding shares in cash, property or its own shares unless, after giving effect to such distribution, the Bank would not be able to pay its debts as they become due in the usual course of business or the Bank would have insufficient cash market value assets to pay liabilities to depositors and other creditors. Moreover, the Bank may declare and pay dividends in cash or property only out of the retained earnings of the Bank and may not declare or pay dividends at any time it does not have paid-in capital and appropriated retained earnings equal to or exceeding 20% of its capital stock. The Bank may not declare and pay dividends in excess of 50% of net profits after taxes for the previous fiscal year without the prior approval of the DBF. The Bank is also allowed to declare and pay dividends in authorized but unissued shares of its stock, provided there is transferred to capital stock an amount equal to the value of the shares distributed and provided further that after payment of the dividend the Bank continues to maintain required levels of paid-in capital and appropriated retained earnings. CCB paid dividends in 2008 of $.08 per share and paid no dividends in 2009, 2010, 2011 or during the first quarter of 2012.

Dilution

If you invest in our common stock, your interest in the book value of CCB will be diluted because the public offering price per share of our common stock exceeds the pro forma net tangible book value per share of our common stock after this offering. Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering.

Our net tangible book value as of March 31, 2012, was approximately $7.5 million, or $0.74 per share of common stock (as adjusted to reflect our 4-for-1 stock split on June 22, 2010). After giving effect to our sale of the 5,000,000 shares of common stock offered by this prospectus at a public offering price of $2.50 per share, and after deducting estimated offering expenses, our adjusted net tangible book value as of March 31, 2012, would have been approximately $19.9 million, or $1.32 per share, and an immediate dilution of book value to new investors of $1.18 per share. The following table illustrates the per share dilution to new investors:

	100%	75%	50%	25%
Assumed price per share	$2.50	$2.50	$2.50	$2.50
Net tangible book value per share	$0.74	$0.74	$0.74	$0.74
Increase per share attributable to this offering	$0.57	$0.47	$0.34	$0.18
Net tangible book value per share after this offering	$1.32	$1.21	$1.08	$0.93
Dilution per share	$1.18	$1.29	$1.42	$1.57

The foregoing discussion and tables assume no exercise of any stock options outstanding as of March 31, 2012. The foregoing discussion and tables exclude options to purchase 168,017shares of common stock outstanding as of March 31, 2012, at a weighted-average exercise price of $0.94 per share. To the extent that any of these shares are issued, there will be further dilution to new investors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DECEMBER 31, 2011

GENERAL

The purpose of this discussion is to focus on information about our financial condition and results of operations which are not otherwise apparent from the consolidated financial statements included in this Annual Report. Reference should be made to those statements and the selected financial data presented elsewhere in this report for an understanding of the following discussion and analysis. Historical results of operations and any trends which may appear are not necessarily indicative of the results to be expected in future years.

FORWARD-LOOKING STATEMENTS

This annual report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or securities portfolio, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SUMMARY

As of December 31, 2011, we reported total assets of $295.9 million, an increase of approximately $570 thousand, or 0.2%, over 2010. During 2011, we experienced decreases in total loans, net of unearned income of $15.4 million with the majority being offset by the increase in foreclosed assets of $9.2 million when compared to the same period in 2010. Securities available for sale increased approximately $5.6 million due primarily to our efforts to improve liquidity. For the year ended December 31, 2011, we had a net loss of $1.6 million as compared to a net income of $37 thousand for the year ended December 31, 2010.

CRITICAL ACCOUNTING POLICIES

We have established policies to govern the application of accounting principles in the preparation of our financial statements. Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements. Certain accounting policies involve assumptions and decisions by management which may have a material impact on the carrying value of certain assets and liabilities, and the results of our operations. We consider these accounting policies to be our critical accounting policies. The assumptions and decisions used by management are based on historical data and other factors which are believed to be reasonable considering the circumstances.

Management believes that the allowance for loan losses and the accounting for deferred income taxes are the most critical accounting policies upon which the Company’s financial condition depends. The allowance for loan losses and the recognition of deferred taxes involve the most complex and subjective decisions and assessments that management must make.

Allowance for loan losses

Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company’s allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Loans are charged against the allowance for loan losses when management believes the collection of the principal is unlikely. The Company’s allowance for loan and lease losses is the amount considered adequate to absorb probable losses within the portfolio based on management’s evaluation of the size and current risk characteristics of the loan portfolio. Such evaluation considers prior loss experience, the risk rating distribution of the portfolios, the impact of current internal and external influences on credit loss and the levels of nonperforming loans. Specific allowances for loan and lease losses are established for large impaired loans and leases on an individual basis. The specific allowance established for these loans and leases is based on a thorough analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the loan’s estimated market value, or the estimated fair value of the underlying collateral. General allowances are established for loans that are classified as either special mention, substandard, or doubtful. These loans are assigned a risk rating, and the allocated allowance for loan losses is determined based upon the loss percentage factors that correspond to each risk rating. Loss percentage factors are based on the probable loss including qualitative factors. The qualitative factors consider credit concentrations, recent levels and trends in delinquencies and nonaccrual, and growth in the loan portfolio. The occurrence of certain events could result in changes to the loss factors. Accordingly, these loss factors are reviewed periodically and modified as necessary.

General allowances are established for loans and leases that can be grouped into pools based on similar characteristics. In this process, general allowance factors are based on an analysis of historical charge-off experience and expected losses given default derived from the Company’s internal risk rating process. These factors are developed and applied to the portfolio in terms of line of business and loan type. Adjustments are also made to the allowance for the pools after an assessment of internal and external influences on credit quality that have not yet been reflected in the historical loss or risk rating data. Unallocated allowances relate to inherent losses that are not otherwise evaluated in the first two elements. The qualitative factors associated with unallocated allowances are subjective and require a high degree of management judgment. These factors include the inherent imprecisions in mathematical models and credit quality statistics, recent economic uncertainty, losses incurred from recent events, and lagging or incomplete data.

The process of reviewing the adequacy of the allowance for loan losses requires management to make numerous judgments and assumptions about current events and subjective judgments, including the likelihood of loan repayment, risk evaluation, extrapolation of historical losses of similar banks, and similar judgments and assumptions. If these assumptions prove to be incorrect, charge-offs in future periods could exceed the allowance for loan losses.

Management considers the allowance for loan losses to be adequate and sufficient to absorb probable future losses; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions to the allowance will not be required.

Deferred income taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies. As of December 31, 2011, there were no deferred income taxes as all had been written off as of December 31, 2010 due to losses sustained and none have been recorded during 2011.

RESULTS OF OPERATIONS

General

Our profitability is determined by our ability to effectively manage interest income and expense, to minimize loan and securities losses, to generate noninterest income, and to control noninterest expense. Because interest rates are determined by market forces and economic conditions beyond our control, the ability to generate net interest income is dependent upon our ability to obtain an adequate spread between the rate earned on interest-bearing assets and the rate paid on interest-bearing liabilities.

Net Interest Income

Our primary source of income is interest income from loans and investment securities. Net interest income increased by $854 thousand for the year ended December 31, 2011 with $8.9 million compared to $8.1 million at 2010. The increase in net interest income is primarily attributable to the decrease in our net cost on average interest-bearing liabilities. The rate paid on interest-bearing liabilities decreased from 2.75% to 2.17%, or 58 basis points, when comparing the year ended December 31, 2010 to December 31, 2011. The decrease in the rate paid on interest-bearing liabilities is due primarily to the repricing of deposits as they mature to the current lower rates. Also, brokered deposits typically demand higher rates which have directly impacted our net interest margin. Brokered deposits are a secondary source of funding the Company has used in the past which helped to fund loan demand in prior years. Management has worked to reduce dependency on this funding source during 2011 and 2010.

The yield on interest-earning assets increased from 5.83% to 5.90%, or 7 basis points, from December 31, 2010 to December 31, 2011. The increase in the yield on interest-earning assets is primarily the result of the increase in the yield on average loans of 8 basis points to 6.74% in 2011 as compared to 6.66% in 2010 and the increase in the yield on average securities of 12 basis points to 2.38% as compared to 2.26% in 2010. Average loans represented 81.7% and 81.6% of total interest-earning assets at December 31, 2011 and 2010, respectively. Stabilization and slight improvement of our yield on average loans is primarily due to our continued focus on the establishment of interest rate floors on new and renewing loans.

The key performance measure for net interest income is the net interest margin or net yield, which is net interest income divided by total average interest-earning assets. Interest-earning assets consist of interest-bearing deposits at other financial institutions, loans, securities, and federal funds sold. Interest-bearing liabilities consist of interest-bearing deposits, note payable, federal funds purchased, Federal Home Loan Bank advances, securities sold under repurchase agreements, and trust preferred securities.

The net interest margin increased to 3.60% for the year ended December 31, 2011 as compared to 3.02% for the year ended December 31, 2010. The yield on interest-earning assets and rates paid on interest-bearing liabilities is impacted by the 400 basis point decrease in the Prime Rate since December 31, 2007, and the fact that Prime has not changed since December 2008.

Interest Income and Interest Expense

The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net interest margin.

	Years Ended December 31,
	2011			2010
	Average Balance	Income / Expense	Yields / Rates	Average Balance	Income / Expense	Yields / Rates
	(Dollars in thousands)
Earning assets:
Loans, net of unearned income (1)(2)	$202,394	$13,651	6.74%	$217,778	$14,497	6.66%
Securities (4)	40,287	958	2.38%	46,399	1,047	2.26%
Interest-bearing deposits in other financial institutions	530	1	0.19%	182	3	1.64%
Federal funds sold	4,639	4	0.09%	2,449	5	0.20%

Total interest-earning assets	247,850	14,614	5.90%	266,808	15,552	5.83%

Non-interest earning assets:
Cash and due from banks	8,371			8,654
Unrealized gains on securities available for sale	(37)			644
Allowance for loan losses	(5,463)			(5,812)
Other assets	51,668			44,327

Total Assets	$302,389			$314,621

Interest-bearing liabilities
Interest bearning demand and savings deposits	$35,698	328	0.91%	$35,999	380	1.05%
Time deposits	217,327	5,198	2.39%	219,120	6,833	3.12%

Total deposits	253,025	5,526	2.18%	255,119	7,213	2.83%
Other short-term borrowings	5,792	43	0.74%	13,883	152	1.09%
Long-term debt	3,403	131	3.85%	3,403	127	3.74%

Total interest-bearing liabilities	262,220	5,700	2.17%	272,405	7,492	2.75%

Non-interest bearing demand	28,082			28,327
Other liabilities	2,868			4,107
Stockholders’ equity (3)	9,219			9,782

Total Liabilities and Stockholders’ Equity	$302,389			$314,621

Net interest income/net interest spread		$8,914	3.72%		$8,060	3.08%

Net yield on earning assets			3.60%			3.02%

(1)	Average loans exclude average nonaccrual loans of $27.0 million and $23.8 million for the years ended December 31, 2011 and 2010, respectively.
(2)	Average loans are net of deferred loan fees and unearned interest. Interest on loans includes approximately $909 thousand and $1.3 million of loan fee income for the years ended December 31, 2011 and 2010.
(3)	Includes average unrealized losses on securities available for sale, net of tax.
(4)	Yields on the securities, which includes nontaxable securities, are not presented on a tax-equivalent basis.

Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The change in interest income and interest expense attributable to both volume and rate has been allocated proportionately to the change due to volume and the change due to rate. The following table represents information as of December 31, 2011 against December 31, 2010.

	2011 vs. 2010 Changes Due To:
	Rate	Volume	Increase (Decrease)
	(Dollars in thousands)
Increase (decrease) in:
Interest on loans	$175	$(1,021)	$(846)
Interest on securities	54	(143)	(89)
Interest on interest-bearing deposits in other financial institutions	(5)	3	(2)
Interest on federal funds sold	—	(1)	(1)

Total interest income	224	(1,162)	(938)

Interest on interest-bearing demaind and savings deposits	(49)	(3)	(52)
Interest on time deposits	(1,580)	(55)	(1,635)
Interest on short-term borrowings	(39)	(70)	(109)
Interest on long-term debt	4	—	4

Total interest expense	(1,664)	(128)	(1,792)

Net interest income	$1,888	$(1,034)	$854

Provision for Loan Losses

The provision for loan losses is based on management’s evaluation of the economic environment, the history of charged off loans and recoveries, size and composition of the loan portfolio, nonperforming and past due loans, and other aspects of the loan portfolio. We review the allowance for loan loss on a quarterly basis and make provisions as necessary. Additional discussions on loan quality and the allowance for loan losses are included in the Asset Quality section of this report, Note 1 to the Consolidated Financial Statements, and above in the Critical Accounting Policies section of this report.

A provision of $2,746,000 was made for the year ended December 31, 2011 as compared to a provision of $470,000 made for the year ended December 31, 2010. The allowance for loan loss as a percentage of total loans was 2.34% and 2.21% at December 31, 2011 and December 31, 2010, respectively. Net charge-offs as a percentage of average outstanding loans were 1.27% in 2011 and 0.78% in 2010. Net loan charge-offs increased $920 thousand to $2.8 million for the year ended December 31, 2011 when compared to $1.9 million for the year ended December 31, 2010.

Other Income

Other income decreased by approximately $241 thousand for the year ended December 31, 2011 with $2.4 million compared to $2.6 million for the same period in 2010. The most significant component of other income is service charges on deposit accounts which accounts for 59% and 58% of total other income for the years ended December 31, 2011 and 2010, respectively. Service charges on deposit accounts include monthly service charges, non-sufficient funds (“NSF”) charges, and other miscellaneous maintenance fees. The amount of service charges fluctuates with the volume of transaction accounts and the volume of NSF activity. The decrease in other income for the year ended December 31, 2011 is largely due to the decreases in gains on sales of securities available for sale of approximately $165 thousand when comparing 2011 to 2010. For 2011, a loss on sales of foreclosed real estate was recorded for $37 thousand when compared to 2010 of a gain on sales of foreclosed real estate of $26 thousand.

Other Expenses

Other expenses decreased by approximately $31 thousand for the year ended December 31, 2011 with $10.1 million compared to $10.2 million for the same period in 2010. This decrease is primarily a result of a reduction of other operating expenses of $97 thousand with regulatory assessment fees decreasing $316 thousand and telephone expenses decreasing approximately $92 thousand offset by a $282 thousand increase in other real estate expenses. Occupancy and equipment expenses decreased $24 thousand when comparing the year ended December 31, 2011 to the year ended December 31, 2010. Salaries and employee benefits increased $90 thousand for 2011 when compared to 2010. At December 31, 2011, the number of full-time equivalent employees was 81 compared to 78 at December 31, 2010.

We continue to be a high volume, consumer oriented bank. This strategy continues to be beneficial to us in many ways; however, with high volume generally comes increased expenses, costs and operating losses. Management closely monitors these activities and the related costs.

The mortgage company previously originated loans which were table funded through independent investors. During third quarter 2008, the mortgage company became dormant due to declines in the real estate market. Operations since this time consist of operating expenses and taxes only. The net loss for the year ended December 31, 2011 and December 31, 2010 was $3,289 and $4,299.

Income Tax Benefits

As of December 31, 2011, the Company has no more income taxes that it could recover from prior periods. Because of this tax situation, and the uncertainty of the realizability of deferred income taxes, no tax benefit has been recorded for the year ended December 31, 2011 and 2010.

Return on Equity and Assets

The following table shows return on assets, return on equity, dividend payout ratio and stockholders’ equity to assets ratio for the years indicated.

	Year Ended December 31,
	2011	2010
Return on assets (1)	-0.53%	0.01%
Return on equity (2)	-17.30%	0.37%
Dividend payout (3)	0.00%	0.00%
Equity to assets (4)	3.05%	3.11%

(1)	Net income (loss) divided by average total assets.
(2)	Net income (loss) divided by average equity.
(3)	Dividends declared per share of common stock divided by basic loss per share.
(4)	Average equity divided by average total assets.

FINANCIAL CONDITION

Total assets increased approximately $571 thousand, or 0.2%, from 2010 to 2011 with $295.9 million. The increase was largely due to an increase of $1.7 million from cash and due from banks and an increase of $5.6 million in securities available for sale. Loans, net of unearned income decreased $15.4 million with $10.3 million in loans moving to foreclosed real estate and $3.1 million in loans being charged off during 2011. The remaining decrease in loans is attributed to payoff of loans from customers. The loan to deposit ratio at December 31, 2011 was 79.5% compared to 85.6% at December 31, 2010.

Total deposits increased $1.6 million, or 0.6%, when comparing December 31, 2011 to December 31, 2010. This increase is attributed to $6.4 million increase in non-interest bearing demand deposits, interest-bearing demand deposits, money market and savings accounts with a decrease in time deposits of $4.8 million. Time deposits of $100,000 or more increased during this same time period by $13.3 million, to $126.4 million, while other time deposits decreased during the period by $18.1 million, to $84.8 million. Noninterest-bearing demand deposits accounted for 10.3% and 8.9% of total deposits at December 31, 2011 and 2010, respectively. Brokered certificates of deposits decreased $5.7 million to $13.9 million as of December 31, 2011.

Stockholders’ equity decreased by $1.0 million for December 31, 2011. This net decrease consisted of net loss of $1.6 million, proceeds from issuance of common stock of $110 thousand, dividends declared on preferred stock of $62 thousand, and net increases in accumulated other comprehensive income of $507 thousand.

Average total assets decreased $12.2 million from 2010 to 2011. Average interest-earning assets decreased $18.9 million from 2010 to 2011, including a decrease of $15.4 million in average total loans, and a decrease in $6.1 million in securities, offset by an increase in federal funds sold of $2.2 million and an increase of $348 thousand in interest-bearing deposits in other financial institutions. Average interest-bearing liabilities decreased during the same period by $10.2 million from $272.4 million to $262.2 million, largely due to a decrease of $8.1 million in average Federal Home Loan Bank advances and a decrease of $2.1 million in average interest bearing deposits. These increases and decreases in average balances for the year ended December 31, 2011 reflect management’s attempts to maximize interest-earning assets and the overall margin.

SECURITIES AVAILABLE FOR SALE

Securities in our investment portfolio totaled $42.6 million at December 31, 2011, compared to $37.0 million at December 31, 2010. The most significant increases in the securities portfolio have resulted from the purchases of $21.0 million in state, county and municipal bonds and $21.4 million in mortgage-backed securities, which were offset by the sale of $7.4 million in state, county and municipal bonds, the sale and/or paydowns of $29.4 million in mortgage-backed securities and the sale and/or paydowns of $580 thousand in U.S. Government sponsored enterprise bond. Gains on the sales of securities available for sale for 2011 were $404 thousand. At December 31, 2011, the securities portfolio had unrealized net gains of approximately $73 thousand.

	December 31,
	2011	2010
	(Dollars in thousands)
Securities available for sale:
U.S. Government sponsored enterprises (GSEs)	$—	$583
State, county and municipals	15,964	2,208
Mortgage-backed securities GSE residential	25,925	33,543
Trust preferred securities	628	628
Equity securities	50	50

Total securities	$42,567	$37,012

The following table set forth the maturities of the investment securities at carrying value at December 31, 2011 and the related weighted yields. For presentation purposes, the equity securities are not included in the maturity table below because they have no contractual date.

	Maturity
	One Year or Less		One through Five Years		Five Through Ten Years		Over Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Totals
	(Dollars in thousands)
Securities available for sale:
U.S. Government sponsored enterprises (GSEs)	$—	0.00%	$—	0.00%	$—		$—		$—
State, county and municipals	500	6.39%	500	6.54%	7,433	2.81%	7,531	4.23%	15,964
Mortgage-backed securities
GSE residential	—	0.00%	—	0.00%	7	2.13%	25,918	1.84%	25,925
Trust preferred securities	—	0.00%	525	9.50%	—	0.00%	103	3.70%	628

Total securities	$500	6.39%	$1,025	8.06%	$7,440	2.81%	$33,552	2.38%	$42,517

For the purpose of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

LOANS

Total loans, net of unearned income decreased approximately $15.4 million, or 6.53%, at December 31, 2011. This decrease is due to approximately $10.3 million in loans being transferred to foreclosed real estate and $3.1 million in loans being charged off during 2011.

At December 31, 2011, the Company had loan concentrations in real estate totaling $212,264,797 or 96.1% of total loans. Loans secured by the cash value of deposits or investments of $3,927,837 or 1.8% of total loans. The remaining $4,722,866 or 2.1% of total loans consist of unsecured, vehicle, business asset and other loans.

The following table presents a summary of the loan portfolio (gross) according to type of loans.

	December 31,
	2011	2010
	(Dollars in thousands)
Unsecured	$848	$883
Cash value	3,928	4,825
Residential real estate	31,147	38,448
Commercial real estate	181,118	186,282
Business assets	1,822	3,386
Vehicles	1,949	2,586
Other	104	106

Total Loans	$220,916	$236,516

The following table sets forth the contractual maturity distribution of loans as of December 31, 2011.

2011
(Dollars in thousands)
Commercial
One year or less	$3,382
After one through five years	1,785
After five years	1,905

Total Commercial Loans	$7,072

Construction
One year or less	$8,454
After one through five years	1,260
After five years	2,707

Total Construction Loans	$12,421

Other
One year or less	$82,157
After one through five years	75,128
After five years	44,138

Total Other Loans	$201,423

Total Loans	$220,916

The following table summarizes loans at December 31, 2011 with due dates after one year which have predetermined interest rates or floating or adjustable interest rates.

2011
(Dollars in thousands)
Predetermined interest rates	$55,313
Floating or adjustable interest rates	71,610

Total	$126,923

ASSET QUALITY

At year-end 2011, the loan portfolio was 74.4% of total assets. Management considers asset quality to be of primary importance.

The following is a category detail of our allowance percentage and reserve balance by loan type at December 31, 2011 and December 31, 2010:

	December 31, 2011		December 31, 2010
Loan Group Description	Calculated Reserves	Reserve %	Calculated Reserves	Reserve %
Unsecured	$97,961	11.55%	$63,020	7.14%
Cash Value	16,727	0.43%	5,210	0.11%
Residential real estate	2,083,285	6.69%	2,258,833	5.88%
Commercial real estate	2,480,770	1.37%	2,234,925	1.20%
Business assets	299,741	16.45%	316,844	9.36%
Vehicles	176,021	9.03%	141,759	5.48%
Other	—	0.00%	5	0.00%
Unallocated	—	0.00%	203,168	0.00%

Total Allowance for Loan Loss	$5,154,505	2.34%	$5,223,764	2.21%

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

As of December 31, 2010, the higher charge off percentage of residential real estate consisted largely of failed or struggling construction loans used to build or develop residential 1-4 family units. As a result of the decline in real estate, the related problem loans were identified and charged off as needed. As a result of the prior charge offs, the remaining residential real estate portfolio, consists of mostly owner occupied single family 1st or 2nd mortgage loans. In addition, by identifying other impaired residential loans and allocating specific reserves based on calculated impairments, the remaining portfolio of residential loans are considered to be primarily good to excellent credit quality. The current reserve percentage of residential real estate loans is an indicator of this activity due to historical losses and identified impairment write downs. While the amount of the calculated allowance for loan losses for residential real estate has decreased by $176 thousand when comparing December 31, 2011 to December 31, 2010, the charge offs in this segment has increased reflecting the continuing decline in real estate values of outstanding residential real estate loans. As of December 31, 2011, management still considers the remaining portfolio of residential loans that are not impaired to be primarily good to excellent credit quality. Management also believes that they have identified all impaired residential real estate loans as of December 31, 2011 and have allocated specific reserves based on calculated impairments.

Updated appraisals or evaluations are generally obtained annually for impaired collateral dependent loans and ORE. If there is a concern about the appraised value, the procedure is to contact the appraisal management company and discuss the concern. Next, the appraisal management company will perform an internal review of the appraisal and make their conclusions. The appraiser may be contacted by the appraisal management company and an adjustment or a new appraisal might be obtained. Only on a few occasions, adjustments were made to outdated appraisals. The individuals making the adjustment factored in the current economic factors, market conditions, recent sales and current trends on similar types of properties to determine a percentage for the adjustment. Property evaluations were used in lieu on appraisals as long as it is within USPAP guidelines. Appraisals are obtained for all collateral dependent loans at the initial underwriting. On annual reviews, updated appraisals are generally obtained. However, we used tax assessments, broker evaluations or present value of discounted cash flows to obtain a value until a new appraisal is obtained.

Information regarding certain loans and allowance for loan loss data for the years ended December 31, 2011 and 2010 is as follows:

	December 31,
	2011	2010
	(Dollars in thousands)
Average amount of loans outstanding	$229,344	$242,979

Balance of allowance for loan losses at beginning of period	$5,224	$6,649

Loans charged off
Commercial	(219)	(11)
Real estate	(2,592)	(2,074)
Installment	(243)	(80)

	(3,054)	(2,165)

Loans recovered
Commercial	12	44
Real estate	217	197
Installment	10	29

	239	270

Net charge-offs	(2,815)	(1,895)

Additions to allowance charged to operating expense during period	2,746	470

Balance of allowance for loan losses at end of period	$5,155	$5,224

Ratio of net loans charged-off during the period to average loans outstanding	1.23%	0.78%

As of December 31, 2011, the Company had approximately $48.6 million in loans specifically evaluated for impairment with approximately $2.9 million in associated specific reserves. As of December 31, 2010 the Company had $50.4 million in loans specifically evaluated for impairment with approximately $2.0 million in associated specific reserves. Impaired loans represented 22.0% and 21.3% of the portfolio as of December 31, 2011 and December 31, 2010, respectively. Nonaccrual loans are by definition considered impaired loans and as such the impaired loans included $24.4 million and $29.5 million of nonaccrual loans as of December 31, 2011 and December 31, 2010, respectively.

We have noted an overall decrease in the amount of loans evaluated for impairment since December 31, 2010. The $1.8 million decrease in impaired loans from December 31, 2010 to December 31, 2011 was due to a decrease in impaired business asset loans and real estate loans. The primary reason for the decrease in real estate impaired loans was due to foreclosure; however, these decreases were partially offset by further migration of loans to impaired status. The overall level of impaired loans as of December 31, 2011 is still higher than impaired loans as of December 31, 2009, but lower than December 31, 2010. The rate of loans migrating from performing status to nonperforming status appears to have decreased.

The remaining portfolio of loans not considered impaired as of December 31, 2011 was $172.3 million, and the allowance for loan losses associated with these loans was $2.2 million or 1.30% of the unimpaired principal balance. As of December 31, 2010, loans not considered impaired were $186.1 million and the associated allowance was $3.2 million or 1.73% of unimpaired principal balance. Management has determined that the allowance for loan losses in relation to unimpaired loans is reflective of the probable credit losses inherent in this portfolio based on its evaluation of the collectability of loans in light of historical experience, nature and volume of the unimpaired portfolio, overall portfolio quality, underlying collateral values and prevailing economic conditions. Overall, the Company charged off $7.4 million in 2009, $2.2 million in 2010 and $3.1 million in 2011. As the primary source of our charge-offs relates to real estate valuations on impaired loans, real estate values are noted as still declining but at a much slower pace. Although, impaired loans as a percentage of the portfolio continues at a high level, charge offs as a percentage of loans was lower in 2010 than 2009; and 2011 trends, while slightly higher than prior year, are still positive and overall economic conditions in our market appear to have stabilized. As of December 31, 2011, $212 million of our $221 million loan portfolio were either residential or commercial real estate loans, therefore our specific reserves on impaired loans are highly subject to changes in the underlying value of the collateral. We believe our allowance for loan losses as a percentage of loans is sufficient to cover probable losses.

NONPERFORMING ASSETS

The total amount of nonperforming assets, which includes nonaccruing loans, other real estate owned, repossessed collateral, and loans for which payments are more than 90 days past due was $44.8 million at December 31, 2011, representing an increase of $5.8 million (14.7%) from December 31, 2010. This increase is attributable to increases of $1.7 million in past dues over 90 days still accruing, $9.2 million in foreclosed assets, and a decrease of $5.2 million in nonaccrual loans. Total nonperforming assets were 20.36% of total loans at December 31, 2011, compared to 16.59% at December 31, 2010. Nonperforming assets represented 15.15% of total assets at December 31, 2011, compared to 13.23% of total assets at December 31, 2010. Nonaccrual loans represented 11.08% of total loans outstanding at December 31, 2011, compared to 12.54% of total loans outstanding at December 31, 2010. There were no related party loans which were considered to be nonperforming at December 31, 2011.

At December 31, 2011 and 2010, nonperforming assets were as follows:

	December 31,
	2011	2010
	(Dollars in thousands)
Total nonaccruing loans	$24,385	$29,547
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	2,297	620
Other real estate owned	18,152	8,917
Repossessed assets	2	—

Total nonperforming assets	$44,836	$39,084

It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is accorded such interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable.

Due to collateral values of the underlying collateral and losses already recognized, we do not anticipate significant additional losses related to identified impaired loans. Management believes the allowance for loan loss at December 31, 2011 is adequate to absorb any foreseeable losses in the loan portfolio.

DEPOSITS

Average deposits decreased approximately $2.3 million during 2011. This decrease is mostly attributed to the decrease in the average balance on time deposits. Average time deposits decreased $1.8 million to $217.3 million during 2011 as compared to $219.1 million during 2010. The decrease in average time deposits is attributed to the maturity of brokered time deposits and the lessening of the reliance on internet (out-of-market) funding as management is now concentrating on replacing these deposits with more traditional (“core”) deposits.

The following table sets forth the average amount of deposits and average rate paid on such deposits for the years ended December 31, 2011 and 2010.

	Years Ended December 31,
	2011		2010
	Average Balance	Yields / Rates	Average Balance	Yields / Rates
	(Dollars in thousands)
Non-interest bearing demand	$28,082	0.00%	$28,327	0.00%
Interest bearing demand and savings deposits	35,698	0.91%	35,999	1.05%
Time deposits	217,327	2.39%	219,120	3.12%

Total	$281,107	2.18%	$283,446	2.83%

Time deposits greater than $100,000 totaled $126.4 million at December 31, 2011, compared to $113.0 million at December 31, 2010. Our overall change in time deposits between December 31, 2010 and December 31, 2011 was minimal; however, we did experience a shift in the size of our time deposits. This shift was primarily due to the continued effect of the increase in deposit insurance limits for time deposits and an overall decrease in brokered deposits. As brokered deposits (other deposits) mature, they are replaced with time deposits with lower interest rates resulting in (1) little or no effect on liquidity and (2) increased income due to significantly lower interest expense. The following table presents the maturities of time deposits of $100,000 or more as of December 31, 2011 for the periods indicated.

(Dollars in thousands)
Three months or less	$29,247
Over three through twelve months	52,741
Over twelve months	44,363

Total	$126,351

REGULATORY CAPITAL REQUIREMENTS

At December 31, 2011, our capital to asset ratios were considered significantly undercapitalized based on guidelines established by regulatory authorities. At December 31, 2011, stockholders’ equity was $8.2 million versus $9.2 million at December 31, 2010. This decrease is attributed to a net loss of $1.6 million being offset by proceeds from issuance of common stock of $110 thousand, dividends declared on preferred stock of $62 thousand, and net increases in accumulated other comprehensive income of $507 thousand.

The primary sources of funds available to the holding company are the payment of dividends by our subsidiaries. Banking regulations limit the amount of the dividends that may be paid by our bank subsidiary without prior approval of the Bank’s regulatory agency. Currently, no dividends can be paid by the Bank to the holding company without regulatory approval. The payment of dividends is decided by the Board of Directors based on factors available to them at the time of declaration.

Banking regulations require us to maintain minimum capital levels in relation to assets. At December 31, 2011, Company’s and Bank’s capital ratios were considered significantly undercapitalized based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios for the Company and Bank at December 31, 2011 are as follows:

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required For Compliance With Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2011:
Total Capital to Risk Weighted
Assets:
Consolidated	$14,075	5.47%	$20,585	8.00%	N/A	N/A
Bank	$15,237	5.93%	$20,566	8.00%	$25,708	10.00%
Tier I Capital to Risk Weighted
Assets:
Consolidated	$10,837	4.21%	$10,292	4.00%	N/A	N/A
Bank	$12,000	4.67%	$10,283	4.00%	N/A	N/A
Tier I Capital to Average Assets:
Consolidated	$10,837	3.62%	$11,961	4.00%	N/A	N/A
Bank	$12,000	4.02%	$11,952	4.00%	$23,904	8.00%

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required For Compliance With Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2010:
Total Capital to Risk Weighted
Assets:
Consolidated	$16,176	6.21%	$20,825	8.00%	N/A	N/A
Bank	$16,600	6.38%	$20,801	8.00%	$26,001	10.00%
Tier I Capital to Risk Weighted
Assets:
Consolidated	$12,901	4.96%	$10,412	4.00%	N/A	N/A
Bank	$13,325	5.12%	$10,401	4.00%	N/A	N/A
Tier I Capital to Average Assets:
Consolidated	$12,901	4.17%	$12,382	4.00%	N/A	N/A
Bank	$13,325	4.31%	$12,370	4.00%	$24,739	8.00%

We are not aware of any other recommendations by the regulatory authorities, events or trends, which, if they were to be implemented, would have a material effect on our liquidity, capital resources, or operations.

LIQUIDITY

Liquidity management involves the matching of the cash flow requirements of customer withdrawals of funds and the funding of loan originations, and the ability of our subsidiary bank to meet those requirements. Management monitors and maintains appropriate levels of liquidity so that maturities of assets and deposit growth are such that adequate funds are provided to meet estimated customer withdrawals and loan requests. We seek to meet liquidity requirements primarily through management of federal funds sold, securities available for sale, monthly amortizing loans, and the repayment of maturing single payment loans. We also maintain relationships with correspondent banks which can provide funds on short notice.

At December 31, 2011, the Bank’s liquidity ratio of 10.35% was considered satisfactory in relation to regulatory guidelines, although it was below internal targets. During the second quarter of 2010 the Company’s credit availability with the Federal Home Loan Bank (“FHLB”) was rescinded. On March 23, 2011, the Company was notified that its credit availability had been reinstated for a maximum of 4% of total assets of the Bank. As of December 31, 2011, the Company had availability with FHLB of $6.4 million. As of December 31, 2011, the Company had the ability to borrow up to $5 million in federal funds from correspondent banks. It also had an available repurchase line with a correspondent bank of $10 million and borrowing capacity through the Federal Reserve Discount Window of $2.5 million.

OFF-BALANCE SHEET ARRANGEMENTS

Our financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business. These off-balance sheet financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are distributed or the instruments become payable. Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments as we do for on-balance sheet instruments. Although these amounts do not necessarily represent future cash requirements, a summary of our commitments as of December 31, 2011 are as follows:

December 31, 2011
(Dollars in thousands)
Commitments to extend credit	$4,196
Financial standby letters of credit	544
Other standby letters of credit	340

$5,080

CONTRACTUAL OBLIGATIONS

The following table presents the Company’s contractual obligations as of December 31, 2011.

	Payments Due After December 31, 2011
	Total	1 Year or Less	1-3 Years	4-5 Years	After 5 Years
	(Dollars in thousands)
Note payable	$275	$275	$—	$—	$—
Federal Home Loan Bank advances	5,500	5,500	—	—	—
Company guaranteed trust-preferred securities	3,403	—	—	—	3,403

Total contractual cash obligations	$9,178	$5,775	$—	$—	$3,403

We did not have any material commitments for capital expenditures at December 31, 2011.

ASSET/LIABILITY MANAGEMENT

Our objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories deposited by individuals and corporations in our primary market area.

Our asset/liability mix is monitored on a regular basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest-rate liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If our assets and liabilities were equally flexible and move concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

A simple interest rate “gap” analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, we also evaluate how the repayment of particular assets and liabilities is impacted by changes in interest rates.

Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as “interest rate caps and floors”) which limit the amount of changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

Changes in interest rates also affect our liquidity position. We currently price deposits in response to market rates and it is our intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect our liquidity position.

At December 31, 2011, our cumulative one year interest rate sensitivity gap ratio was 84%. The Company’s targeted ratio is 80% to 120% in this time horizon. This indicates that our interest-bearing liabilities will reprice during this period at a rate faster than our interest-earning assets.

The following table sets forth the distribution of the repricing of our interest-earning assets and interest-bearing liabilities as of December 31, 2011, as well as the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of our customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.

	Within Three Months	After Three Months But Within One Year	After One Year But Within Five Years	After Five Years	Total
	(Dollars in thousands)
Interest-earning assets:
Interest-bearing deposits	$636	$—	$—	$—	$636
Federal funds sold	595	—	—	—	595
Securities available for sale	550	—	1,025	40,992	42,567
Restricted equity securities	793	—	—	—	793
Loans (1)	110,036	33,109	45,023	8,363	196,531

Total interest-earning assets	112,610	33,109	46,048	49,355	241,122

Interest-bearing liabilities:
Interest-bearing demand deposits and savings	37,301	—	—	—	37,301
Certificates, less than $100,000	15,582	33,219	36,012		84,813
Certificates, $100,000 and over	29,247	52,741	44,363	—	126,351
Note payable	275	—	—	—	275
Federal Home Loan Bank advances	—	5,500	—	—	5,500
Company guaranteed trust preferred securities	—	—	—	3,403	3,403

Total interest-bearing liabilities	82,405	91,460	80,375	3,403	257,643

Interest rate sensitivity gap	$30,205	$(58,351)	$(34,327)	$45,952

Cumulative interest rate sensitivity gap	$30,205	$(28,146)	$(62,473)	$(16,521)

Interest rate sensitivity gap ratio	1.37	0.36	0.57

Cumulative interest rate sensitivity gap ratio	1.37	0.84	0.75	0.94

(1)	Excludes nonaccrual loans of $24.4 million.

We have included all interest-bearing demand deposits and savings deposits in the three month maturity category because these deposits can be withdrawn immediately and reprice immediately. However, based on our experience, the majority of these deposits are expected to remain in the Bank regardless of interest rate movements.

We actively manage the mix of asset and liability maturities to control the effects of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on us due to the rate variability and short-term maturities of our earning assets. In particular, approximately 68% of the loan portfolio is comprised of loans that mature or reprice within one year.

EFFECTS OF INFLATION

The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. We, through our asset-liability committee, attempt to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the potential effects of inflation. For information on the management of our interest rate sensitive assets and liabilities, see the “Asset/Liability Management” section.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS MARCH 31, 2012

The following is management’s discussion and analysis of certain significant factors which have affected our financial position and operating results during the periods included in the accompanying condensed consolidated financial statements.

FORWARD-LOOKING STATEMENTS

This quarterly report contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies, and our expectations. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, legislation and regulation, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of our loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles and guidelines. You should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We will not publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

EXECUTIVE SUMMARY

As of March 31, 2012, we reported total assets of $299.3 million, an increase of approximately $3.4 million, or 1.15%, from December 31, 2011. The increase in total assets was attributed to increases in securities available for sale of approximately $3.1 million and to increases in total loans, net of unearned income of $2.4 million being offset by decreases foreclosed assets of $808 thousand, cash and due from banks of $383 thousand and federal funds sold of $595 thousand. For the three months ended March 31, 2012, we had a net income of $148 thousand as compared to a net income of $85 thousand for the three months ended March 31, 2011.

CRITICAL ACCOUNTING POLICIES

We have established policies to govern the application of accounting principles in the preparation of our financial statements. Certain accounting policies involve assumptions and decisions by management which may have a material impact on the carrying value of certain assets and liabilities, and the results of our operations. We consider these accounting policies to be our critical accounting policies. The assumptions and decisions used by management are based on historical data and other factors which are believed to be reasonable considering the circumstances. Management believes that the allowance for loan losses and the accounting for deferred income taxes are the most critical accounting policies upon which the Company’s financial condition depends. The allowance for loan losses and the recognition of deferred taxes involve the most complex and subjective decisions and assessments that management must make.

Allowance for loan losses

Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. The Company’s allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Loans are charged against the allowance for loan losses when management believes the collection of the principal is unlikely. The Company’s allowance for loan and lease losses is the amount considered adequate to absorb probable losses within the portfolio based on management’s evaluation of the size and current risk characteristics of the loan portfolio. Such evaluation considers prior loss experience, the risk rating distribution of the portfolios, the impact of current internal and external influences on credit loss and the levels of nonperforming loans. Specific allowances for loan and lease losses are established for large impaired loans and leases on an individual basis. The specific allowance established for these loans and leases is based on a thorough analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the loan’s estimated market value, or the estimated fair value of the underlying collateral. General allowances are established for loans that are classified as either special mention, substandard, or doubtful. These loans are assigned a risk rating, and the allocated allowance for loan losses is determined based upon the loss percentage factors that correspond to each risk rating. Loss percentage factors are based on the probable loss including qualitative factors. The qualitative factors consider credit concentrations, recent levels and trends in delinquencies and nonaccrual, and growth in the loan portfolio. The occurrence of certain events could result in changes to the loss factors. Accordingly, these loss factors are reviewed periodically and modified as necessary.

General allowances are established for loans and leases that can be grouped into pools based on similar characteristics. In this process, general allowance factors are based on an analysis of historical charge-off experience and expected losses given default derived from the Company’s internal risk rating process. These factors are developed and applied to the portfolio in terms of line of business and loan type. Adjustments are also made to the allowance for the pools after an assessment of internal and external influences on credit quality that have not yet been reflected in the historical loss or risk rating data. Unallocated allowances relate to inherent losses that are not otherwise evaluated in the first two elements. The qualitative factors associated with unallocated allowances are subjective and require a high degree of management judgment. These factors include the inherent imprecisions in mathematical models and credit quality statistics, recent economic uncertainty, losses incurred from recent events, and lagging or incomplete data.

The process of reviewing the adequacy of the allowance for loan losses requires management to make numerous judgments and assumptions about current events and subjective judgments, including the likelihood of loan repayment, risk evaluation, extrapolation of historical losses of similar banks, and similar judgments and assumptions. If these assumptions prove to be incorrect, charge-offs in future periods could exceed the allowance for loan losses.

Management considers the allowance for loan losses to be adequate and sufficient to absorb probable future losses; however, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions to the allowance will not be required.

Deferred income taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies. As of March 31, 2012, there were no deferred income taxes as all had been written off as of December 31, 2010 due to losses sustained and none have been recorded during 2011 and for the three months ended March 31, 2012.

FINANCIAL CONDITION

Total assets increased during the first three months of 2012 by $3.4 million from $295.9 million to $299.3 million, or 1.15%. Securities available for sale increased approximately $3.1 million primarily due to our efforts to improve liquidity. Total loans, net of unearned income increased approximately $2.4 million which was partially due to the decrease in foreclosed assets of $808 thousand from the financed sale of a property. There was approximately $101 thousand in loans charged off during the first quarter of 2012. The loan to deposit ratio at March 31, 2012 was 80.1% compared to 79.5% at December 31, 2011.

Total deposits increased $1.0 million, or 0.4%, when comparing March 31, 2012 to December 31, 2011. This increase is attributed to $3.6 million increase in non-interest bearing demand deposits, savings accounts and time deposits with a decrease in interest-bearing demand deposits and money market accounts of $2.6 million. Time deposits of $100,000 or more increased during the first three months of 2012 by $3.8 million, to $130.2 million, while other time deposits decreased during the first three months by $3.4 million, to $81.4 million. Noninterest-bearing demand deposits accounted for 11.0% and 10.3% of total deposits at March 31, 2012 and December 31, 2011, respectively. Brokered certificates of deposits decreased $3.0 million to $10.9 million as of March 31, 2012.

Stockholders’ equity increased by $900 thousand for the three months ended March 31, 2012. This increase consisted of net income of $148 thousand, proceeds from issuance of common stock of $540 thousand, dividends declared on preferred stock of $50 thousand, and net increases in accumulated other comprehensive income of $250 thousand.

SECURITIES AVAILABLE FOR SALE

Securities in our investment portfolio totaled $45.6 million at March 31, 2012, compared to $42.6 million at December 31, 2011. The most significant increases in the securities portfolio have resulted from the purchases of $2.8 million in state, county and municipal bonds and $5.2 million in mortgage-backed securities, which were offset by the sale, call and maturity of $4.4 million in state, county and municipal bonds and the paydowns of $765 thousand in mortgage-backed securities. Gains on the sales of securities available for sale for the three months ended March 31, 2012 were $116 thousand. At March 31, 2012, the securities portfolio had unrealized net gains of approximately $323 thousand.

The following table shows the carrying value of the securities available for sale at March 31, 2012 and December 31, 2011.

	March 31,	December 31,
	2012	2011
	(Dollars in thousands)
Securities available for sale:
State, county and municipals	$14,616	$15,964
Mortgage-backed securities GSE residential	30,346	25,925
Trust preferred securities	628	628
Equity securities	50	50

Total securities	$45,640	$42,567

LOANS

Total loans, net of unearned income increased approximately $2.4 million, or 1.1%, at March 31, 2012. This increase is partially due to the Company financing the sale of $808 thousand in foreclosed assets and to approximately $1.7 million in new loan originations during the first quarter being offset by $101 thousand in loans being charged off.

At March 31, 2012, the Company had loan concentrations in real estate totaling $215.3 million or 96.4% of total loans. Loans secured by the cash value of deposits or investments totaled $3.4 million or 1.5% of total loans. The remaining $4.6 million or 2.1% of total loans consisted of unsecured, vehicle, business asset and other loans.

The following table presents a summary of the loan portfolio (gross) according to type of loans.

	March 31,	December 31,
	2012	2011
	(Dollars in thousands)
Unsecured	$686	$848
Cash value	3,434	3,928
Residential real estate	31,120	31,147
Commercial real estate	184,227	181,118
Business assets	1,902	1,822
Vehicles	1,917	1,949
Other	103	104

Total Loans	$223,389	$220,916

ASSET QUALITY

At March 31, 2012, the loan portfolio was 74.4% of total assets. Management considers asset quality to be of primary importance.

The following is a category detail of our allowance percentage and reserve balance by loan type at March 31, 2012 and December 31, 2011:

	March 31, 2012		December 31, 2011
Loan Group Description	Calculated Reserves	Reserve %	Calculated Reserves	Reserve %
Unsecured	$74,550	10.87%	$97,961	11.55%
Cash Value	17,054	0.50%	16,727	0.43%
Residential real estate	2,451,661	7.88%	2,083,285	6.69%
Commercial real estate	2,231,963	1.21%	2,480,770	1.37%
Business assets	351,867	18.50%	299,741	16.45%
Vehicles	218,354	11.39%	176,021	9.03%
Other	—	0.00%	—	0.00%
Unallocated	710	0.00%	—	0.00%

Total Allowance for Loan Loss	$5,346,159	2.39%	$5,154,505	2.34%

Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

As of December 31, 2011, the higher charge off percentage of residential real estate consisted largely of failed or struggling construction loans used to build or develop residential 1-4 family units. As a result of the decline in real estate, the related problem loans were identified and charged off as needed. As a result of the prior charge offs, the remaining residential real estate portfolio, consists of mostly owner occupied single family 1st or 2nd mortgage loans. In addition, by identifying other impaired residential loans and allocating specific reserves based on calculated impairments, the remaining portfolio of residential loans are considered to be primarily good to excellent credit quality. The current reserve percentage of residential real estate loans is an indicator of this activity due to historical losses and identified impairment write downs. While the amount of the calculated allowance for loan losses for residential real estate has increased by $368 thousand when comparing March 31, 2012 to December 31, 2011, the charge offs in this segment has decreased when comparing the two periods. With the increase in the calculated allowance for loan losses for residential real estate as of March 31, 2012, this still reflects the continuing decline in real estate values of outstanding residential real estate loans as management has continued to identify impairments on residential real estate loans during the quarter. As of March 31, 2012, management still considers the remaining portfolio of residential loans that are not impaired to be primarily good to excellent credit quality. Management also believes that they have identified all impaired residential real estate loans as of March 31, 2012 and have allocated specific reserves based on calculated impairments.

Updated appraisals or evaluations are generally obtained annually for impaired collateral dependent loans and ORE. If there is a concern about the appraised value, the procedure is to contact the appraisal management company and discuss the concern. Next, the appraisal management company will perform an internal review of the appraisal and make their conclusions. The appraiser may be contacted by the appraisal management company and an adjustment or a new appraisal might be obtained. Only on a few occasions, adjustments were made to outdated appraisals. The individuals making the adjustment factored in the current economic factors, market conditions, recent sales and current trends on similar types of properties to determine a percentage for the adjustment. Property evaluations were used in lieu on appraisals as long as it is within USPAP guidelines. Appraisals are obtained for all collateral dependent loans at the initial underwriting. On annual reviews, updated appraisals are generally obtained. However, we used tax assessments, broker evaluations or present value of discounted cash flows to obtain a value until a new appraisal is obtained.

Information regarding certain loans and allowance for loan loss data for the three month period ended March 31, 2012 and 2011 is as follows:

	Three Months Ended March 31,
	2012	2011
	(Dollars in thousands)
Average amount of loans outstanding	$221,680	$229,279

Balance of allowance for loan losses at beginning of period	$5,155	$5,224

Loans charged off
Commercial	(11)	(3)
Real estate	(75)	(113)
Installment	(15)	(32)

	(101)	(148)

Loans recovered
Commercial	9	1
Real estate	86	5
Installment	2	5

	97	11

Net charge-offs	(4)	(137)

Additions to allowance charged to operating expense during period	195	205

Balance of allowance for loan losses at end of period	$5,346	$5,292

Ratio of net loans charged-off during the period to average loans outstanding	0.00%	0.06%

As of March 31, 2012, the Company had approximately $47.4 million in loans specifically evaluated for impairment with approximately $2.8 million in associated specific reserves. As of December 31, 2011, the Company had $48.6 million in loans specifically evaluated for impairment with approximately $2.9 million in associated specific reserves. Impaired loans represented 21.2% and 22.0% of the portfolio as of March 31, 2012 and December 31, 2011, respectively. Nonaccrual loans are by definition considered impaired loans and as such the impaired loans included $22.6 million and $24.4 million of nonaccrual loans as of March 31, 2012 and December 31, 2011, respectively.

We have noted an overall decrease in the amount of loans evaluated for impairment since December 31, 2011. The $1.3 million decrease in impaired loans from December 31, 2011 to March 31, 2012 was due to a decrease in impaired commercial real estate loans. The primary reason for the decrease in real estate impaired loans was due to the removal of one loan from impaired status due to performance and customer pay-downs; however, these decreases were partially offset by further migration of loans to impaired status. The overall level of impaired loans as of March 31, 2012 is lower than impaired loans as of December 31, 2010 and December 31, 2011. The rate of loans migrating from performing status to non performing status appears to have decreased.

The remaining portfolio of loans not considered impaired as of March 31, 2012 was $176.0 million, and the allowance for loan losses associated with these loans was $2.5 million or 1.42% of the unimpaired principal balance. As of December 31, 2011, loans not considered impaired were $172.3 million and the associated allowance was $2.2 million or 1.30% of unimpaired principal balance. Management has determined that the allowance for loan losses in relation to unimpaired loans is reflective of the probable credit losses inherent in this portfolio based on its evaluation of the collectability of loans in light of historical experience, nature and volume of the unimpaired portfolio, overall portfolio quality, underlying collateral values and prevailing economic conditions. Overall, the Company charged off $2.2 million in 2010, $3.1 million in 2011 and $101 thousand as of March 31, 2012. As the primary source of our charge-offs relates to real estate valuations on impaired loans, real estate values are noted as still declining but at a much slower pace. Although, impaired loans as a percentage of the portfolio continues at a high level, charge offs as a percentage of loans was higher in 2011 than 2010; and 2012 trends, while lower than prior year, are positive and overall economic conditions in our market appear to have stabilized. As of March 31, 2012, $215.3 million of our $223.4 million loan portfolio were either residential or commercial real estate loans, therefore our specific reserves on impaired loans are highly subject to changes in the underlying value of the collateral. We believe our allowance for loan losses as a percentage of loans is sufficient to cover probable losses.

NONPERFORMING ASSETS

The total amount of nonperforming assets, which includes nonaccruing loans, other real estate owned, repossessed collateral, and loans for which payments are more than 90 days past due was $40.4 million at March 31, 2012, representing a decrease of $4.4 million (9.8%) from December 31, 2011. This decrease is attributable to decreases of $1.8 million in past dues over 90 days still accruing, $1.8 million in nonaccrual loans, and $808 thousand in foreclosed real estate. Total nonperforming assets were 18.2% of total loans at March 31, 2012, compared to 20.4% at December 31, 2011. Nonperforming assets represented 13.5% of total assets at March 31, 2012, compared to 15.2% of total assets at December 31, 2011. Nonaccrual loans represented 10.2% of total loans outstanding at March 31, 2012, compared to 11.1% of total loans outstanding at December 31, 2011. There were no related party loans which were considered to be nonperforming at March 31, 2012.

The following summarizes nonperforming assets at March 31, 2012 and December 31, 2011:

	March 31,	December 31,
	2012	2011
	(Dollars in thousands)
Total nonaccruing loans	$22,603	$24,385
Loans contractually past due ninety days or more as to interest or principal payments and still accruing	478	2,297
Other real estate owned	17,344	18,152
Repossessed assets	—	2

Total nonperforming assets	$40,425	$44,836

It is our policy to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is accorded such interest when (1) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (2) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable.

Due to collateral values of the underlying collateral and losses already recognized, we do not anticipate significant additional losses related to identified impaired loans. Management believes the allowance for loan loss at March 31, 2012 is adequate to absorb any foreseeable losses in the loan portfolio.

DEPOSITS

Average deposits decreased approximately $3.2 million when comparing the three months ended March 31, 2012 to the same period in 2011. This decrease is mostly attributed to the decrease in the average balance on time deposits. Average time deposits decreased $8.8 million to $211.5 million for the three months ended March 31, 2012 compared to $220.3 million for the three months ended March 31, 2011. The decrease in average time deposits is attributed to the maturity of brokered time deposits and the lessening of the reliance on internet (out-of-market) funding as management is now concentrating on replacing these deposits with more traditional (“core”) deposits.

The following table sets forth the average amount of deposits and average rate paid on such deposits for the three months ended March 31, 2012 and 2011.

	For the Three Months Ended March 31,
	2012		2011
	Average Balance	Yields / Rates	Average Balance	Yields / Rates
		(Dollars in thousands)
Non-interest bearing demand	$30,217	0.00%	$26,919	0.00%
Interest bearing demand and savings deposits	36,887	0.71%	34,621	0.97%
Time deposits	211,502	2.07%	220,265	2.53%

Total	$278,606	1.66%	$281,805	2.10%

Time deposits greater than $100,000 totaled $130.2 million at March 31, 2012, compared to $126.4 million at December 31, 2011. Our overall change in time deposits between December 31, 2011 and March 31,, 2012 was minimal; however, we did experience a shift in the size of our time deposits. This shift was primarily due to the continued effect of the increase in deposit insurance limits for time deposits and an overall decrease in brokered deposits. As brokered deposits (other deposits) mature, they are replaced with time deposits with lower interest rates resulting in (1) little or no effect on liquidity and (2) increased income due to significantly lower interest expense.

REGULATORY CAPITAL REQUIREMENTS

At March 31, 2012, our capital to asset ratios were considered under capitalized based on guidelines established by regulatory authorities. At March 31, 2012, stockholders’ equity was $9.1 million versus $8.2 million at December 31, 2011. This increase is attributed to a net income of $148 thousand, proceeds from issuance of common stock of $540 thousand, dividends declared on preferred stock of $50 thousand, and net increases in accumulated other comprehensive income of $250 thousand.

The primary sources of funds available to the holding company are the payment of dividends by our subsidiaries. Banking regulations limit the amount of the dividends that may be paid by our bank subsidiary without prior approval of the Bank’s regulatory agency. Currently, no dividends can be paid by the Bank to the holding company without regulatory approval. The payment of dividends is decided by the Board of Directors based on factors available to them at the time of declaration.

Banking regulations require us to maintain minimum capital levels in relation to assets. At March 31, 2012, Company’s and Bank’s capital ratios were considered under capitalized based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios for the Company and Bank at March 31, 2012 and December 31, 2011 are as follows:

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required For Compliance With Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in Thousands)
As of March 31, 2012:
Total Capital to Risk Weighted
Assets:
Consolidated	$15,044	5.64%	$21,327	8.00%	N/A	N/A
Bank	$16,001	6.18%	$20,730	8.00%	$25,912	10.00%
Tier I Capital to Risk Weighted
Assets:
Consolidated	$11,689	4.38%	$10,663	4.00%	N/A	N/A
Bank	$12,736	4.92%	$10,365	4.00%	N/A	N/A
Tier I Capital to Average Assets:
Consolidated	$11,689	3.90%	$11,979	4.00%	N/A	N/A
Bank	$12,736	4.26%	$11,971	4.00%	$23,942	8.00%

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required For Compliance With Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in Thousands)
As of December 31, 2011:
Total Capital to Risk Weighted
Assets:
Consolidated	$14,075	5.47%	$20,585	8.00%	N/A	N/A
Bank	$15,237	5.93%	$20,566	8.00%	$25,708	10.00%
Tier I Capital to Risk Weighted
Assets:
Consolidated	$10,837	4.21%	$10,292	4.00%	N/A	N/A
Bank	$12,000	4.67%	$10,283	4.00%	N/A	N/A
Tier I Capital to Average Assets:
Consolidated	$10,837	3.62%	$11,961	4.00%	N/A	N/A
Bank	$12,000	4.02%	$11,952	4.00%	$23,904	8.00%

We are not aware of any other recommendations by the regulatory authorities, events or trends, which, if they were to be implemented, would have a material effect on our liquidity, capital resources, or operations.

RESULTS OF OPERATIONS

General

Our profitability is determined by our ability to effectively manage interest income and expense, to minimize loan and securities losses, to generate noninterest income, and to control noninterest expense. Because interest rates are determined by market forces and economic conditions beyond our control, the ability to generate net interest income is dependent upon our ability to obtain an adequate spread between the rate earned on interest-bearing assets and the rate paid on interest-bearing liabilities.

Net Interest Income

Our primary source of income is interest income from loans and investment securities. Net interest income increased by $191 thousand for the three months ended March 31, 2012 with $2.4 million compared to $2.2 million for the same period in 2011. The increase in net interest income is primarily attributable to the decrease in our net cost on average interest-bearing liabilities. The rate paid on interest-bearing liabilities decreased from 2.30% to 1.87%, or 43 basis points, when comparing the three months ended March 31, 2011 to March 31, 2012. The decrease in the rate paid on interest-bearing liabilities is due primarily to the repricing of deposits as they mature to the current lower rates. Also, brokered deposits typically demand higher rates which have directly impacted our net interest margin. Brokered deposits are a secondary source of funding the Company has used in the past which helped to fund loan demand in prior years. Management has worked to reduce dependency on this funding source during 2012 and 2011.

The yield on interest-earning assets decreased from 5.95% to 5.87%, or 8 basis points, from March 31, 2011 to March 31, 2012. The decrease in the yield on interest-earning assets is primarily the result of the decrease in the yield on average loans of 13 basis points to 6.70% for the three months ended March 31, 2012 as compared to 6.83% for the same period in 2011. The yield on average securities increased 16 basis points to 2.44% for the three months ended March 31, 2012 as compared to 2.28% for the three months ended March 31, 2011. Average loans represented 81.3% and 81.8% of total interest-earning assets at March 31, 2012 and 2011, respectively.

The key performance measure for net interest income is the net interest margin or net yield, which is net interest income divided by total average interest-earning assets. Interest-earning assets consist of interest-bearing deposits at other financial institutions, loans, securities, and federal funds sold. Interest-bearing liabilities consist of interest-bearing deposits, note payable, federal funds purchased, Federal Home Loan Bank advances, securities sold under repurchase agreements, and trust preferred securities.

The net interest margin increased to 3.90% for the three months ended March 31, 2012 as compared to 3.52% for the three months ended March 31, 2011. The yield on interest-earning assets and rates paid on interest-bearing liabilities is impacted by the 400 basis point decrease in the Prime Rate since December 31, 2007, and the fact that Prime has not changed since December 2008.

Interest Income and Interest Expense

The following table sets forth the amount of our interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread and net yield on average interest-earning assets.

	For the Three Months Ended March 31,
	2012			2011
	Average Balance	Income/ Expense	Yields/ Rates	Average Balance	Income/ Expense	Yields/ Rates(5)
	(Dollars in thousands)
Earning assets:
Loans, net of unearned income(1)(2)	$198,345	$3,302	6.70%	$204,954	$3,453	6.83%
Securities(4)	42,699	259	2.44%	38,890	219	2.28%
Interest-bearing deposits in other financial institutions	638	—	0.00%	455	1	0.55%
Federal funds sold	2,316	1	0.17%	6,152	2	0.11%

Total interest-earning assets	243,998	3,562	5.87%	250,451	3,675	5.95%

Non-interest earning assets:
Cash and due from banks	7,526			7,139
Unrealized gains on securities available for sale	149			(491)
Allowance for loan losses	(4,914)			(6,451)
Other assets	52,517			51,588

Total Assets	$299,276			$302,236

Interest-bearing liabilities
Interest bearning demand and savings deposits	$36,887	65	0.71%	$34,621	83	0.97%
Time deposits	211,502	1,088	2.07%	220,265	1,374	2.53%

Total deposits	248,389	1,153	1.87%	254,886	1,457	2.32%

Other short-term borrowings	5,879	9	0.62%	5,775	12	0.87%
Long-term debt	3,403	36	4.25%	3,403	32	3.79%

Total interest-bearing liabilities	257,671	1,198	1.87%	264,064	1,501	2.30%

Non-interest bearing demand	30,217			26,919
Other liabilities	2,742			1,927
Stockholders’ equity(3)	8,646			9,326

Total Liabilities and Stockholders’ Equity	$299,276			$302,236

Net interest income/net interest spread		$2,364	4.00%		$2,174	3.65%

Net yield on earning assets			3.90%			3.52%

(1)	Average loans exclude average nonaccrual loans of $23.0 million and $30.8 million for the three months ended March 31, 2012 and 2011, respectively.
(2)	Average loans are net of deferred loan fees and unearned interest. Interest on loans includes approximately $264 thousand and $260 thousand of loan fee income for the three months ended March 31, 2012 and 2011.
(3)	Includes average unrealized losses on securities available for sale, net of tax.
(4)	Yields on the securities, which includes nontaxable securities, are not presented on a tax-equivalent basis.
(5)	Annualized.

Rate and Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) change in volume (change in volume multiplied by old rate); (2) change in rate (change in rate multiplied by old volume); and (3) a combination of change in rate and change in volume. The change in interest income and interest expense attributable to both volume and rate has been allocated proportionately to the change due to volume and the change due to rate. The following table represents information for the three months ended March 31, 2012 compared to March 31, 2011.

	Three Months Ended March 31, 2012 Compared to 2011 Changes Due To:
	Rate	Volume	Increase (Decrease)
	(Dollars in thousands)
Increase (decrease) in:
Interest on loans	$(56)	$(95)	$(151)
Interest on securities	17	23	40
Interest on interest-bearing deposits in other financial institutions	(2)	1	(1)
Interest on federal funds sold	4	(5)	(1)

Total interest income	(37)	(76)	(113)

Interest on interest-bearing demaind and savings deposits	(50)	32	(18)
Interest on time deposits	(235)	(51)	(286)
Interest on short-term borrowings	(5)	2	(3)
Interest on long-term debt	4	—	4

Total interest expense	(286)	(17)	(303)

Net interest income	$249	$(59)	$190

Provision for Loan Losses

The provision for loan losses is based on management’s evaluation of the economic environment, the history of charged off loans and recoveries, size and composition of the loan portfolio, nonperforming and past due loans, and other aspects of the loan portfolio. We review the allowance for loan loss on a quarterly basis and make provisions as necessary. Additional discussions on loan quality and the allowance for loan losses are included in the Asset Quality section of this report, Note 2 to the Condensed Consolidated Financial Statements, and above in the Critical Accounting Policies section of this report.

A provision of $195 thousand was made for the three months ended March 31, 2012 as compared to a provision of $205 thousand made for the three months ended March 31, 2011. The allowance for loan loss as a percentage of total loans was 2.39%, 2.34% and 2.26% at March 31, 2012, December 31, 2011 and March 31, 2011, respectively. Net charge-offs as a percentage of average outstanding loans were 0.00%% for the three months ended March 31, 2012 and 0.06% for the three months ended March 31, 2011. Net loan charge-offs increased $133 thousand to $(4) thousand for the three months ended March 31, 2012 when compared to $(137) thousand for the three months ended March 31, 2011.

Other Income

Other income increased by approximately $137 thousand for the three months ended March 31, 2012 with $620 thousand compared to $483 thousand for the same period in 2011. The most significant component of other income is service charges on deposit accounts which accounts for 55.2% and 70.6% of total other income for the three months ended March 31, 2012 and 2011, respectively. Service charges on deposit accounts include monthly service charges, non-sufficient funds (“NSF”) charges, and other miscellaneous maintenance fees. The amount of service charges fluctuates with the volume of transaction accounts and the volume of NSF activity. The increase in other income for three month period ended March 31, 2012 is largely due to the increase in gains on sales of securities available for sale of approximately $116 thousand when comparing 2012 to the same period in 2011.

Other Expenses

Other expenses increased by $275 thousand for the three months ended March 31, 2012 with $2.6 million compared to $2.4 million for the same period in 2011. The increase for the three month period consists of an increase in salaries and employee benefits of $26 thousand and other operating expenses of $298 thousand, offset by a decrease in occupancy and equipment expenses of $50 thousand. The increase in other operating expenses through the first three months of 2012 as compared to the same period in 2011 is primarily due to the increase in other real estate expenses of approximately $276 thousand. Since March 31, 2011, foreclosed real estate has increased approximately $7.9 million with several properties being foreclosed during 2011 which were offset by few sales of these foreclosed properties. At March 31, 2012, the number of full-time equivalent employees was 80 compared to 77 at March 31, 2011.

We continue to be a high volume, consumer oriented bank. This strategy continues to be beneficial to us in many ways; however, with high volume generally comes increased expenses, costs and operating losses. Management closely monitors these activities and the related costs.

The mortgage company previously originated loans which were table funded through independent investors. During third quarter 2008, the mortgage company became dormant due to declines in the real estate market. Operations since this time consist of operating expenses and taxes only. The net loss for the three months ended March 31, 2012 and March 31, 2011 was $892 and $892.

Income Tax Benefits

As of March 31, 2012, the Company has no more income taxes that it could recover from prior periods. Because of this tax situation, and the uncertainty of the realizability of deferred income taxes, no tax benefit has been recorded for the three months ended March 31, 2012 and 2011.

LIQUIDITY

Liquidity management involves the matching of the cash flow requirements of customer withdrawals of funds and the funding of loan originations, and the ability of our subsidiary bank to meet those requirements. Management monitors and maintains appropriate levels of liquidity so that maturities of assets and deposit growth are such that adequate funds are provided to meet estimated customer withdrawals and loan requests. We seek to meet liquidity requirements primarily through management of federal funds sold, securities available for sale, monthly amortizing loans, and the repayment of maturing single payment loans. We also maintain relationships with correspondent banks which can provide funds on short notice.

At March 31, 2012, the Bank’s liquidity ratio of 11.69% was considered satisfactory in relation to regulatory guidelines, although it was below internal targets. During the second quarter of 2010 the Company’s credit availability with the FHLB was rescinded. On March 23, 2011, the Company was notified that its credit availability had been reinstated for a maximum of 4% of total assets of the Bank. As of March 31, 2012, the Company had a total credit availability with FHLB of $11.8 million with $5.5 million in outstanding advances.

The Company had the ability to borrow up to $5 million in federal funds from correspondent banks. As of March 31, 2012, the Company had $1.4 million in federal funds purchased. It also had an available repurchase line with a correspondent bank of $10 million and borrowing capacity through the Federal Reserve Discount Window of $2.4 million.

OFF BALANCE SHEET ARRANGEMENTS

Our financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business. These off-balance sheet financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are distributed or the instruments become payable. Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments as we do for on-balance sheet instruments. Although these amounts do not necessarily represent future cash requirements, a summary of our commitments as of March 31, 2012 are as follows:

March 31, 2012
Commitments to extend credit	$4,131,000
Financial standby letters of credit	538,000
Other standby letters of credit	361,000

$5,030,000

DESCRIPTION OF BUSINESS

Overview

On April 14, 1998, CCB was incorporated under the laws of the State of Georgia for the purpose of serving as a bank holding company for the Bank.

CCB’s common stock was initially authorized and issued in connection with the acquisition of 100% of the stock of the Bank, a wholly-owned subsidiary of CCB, on December 22, 1998.

In connection with that acquisition, CCB filed a Registration Statement under the Securities Act of 1933 as a successor issuer to the Bank, and filed a Form 8-A pursuant to Section 12(g) of the Securities Exchange Act of 1934 for registration of CCB’s common stock under the 1934 Act.

The Bank is a state banking institution chartered under the laws of the State of Georgia on June 30, 1994. Since opening on October 3, 1994, the Bank has continued a general banking business and presently serves its customers from eight locations: the main office located at 562 Lee Street, S.W., Atlanta, Georgia 30310; and service branches located at 2358 Cascade Road, Atlanta, Georgia 30311; Hartsfield-Jackson International Airport, Atlanta, Georgia; 5674 Memorial Drive, Stone Mountain, Georgia 30083; 301 W. Oglethorpe Boulevard, Albany, Georgia 31707; 339 Martin Luther King, Jr. Blvd., Savannah, Georgia 31401; 1268 Broad Street, Augusta, Georgia 30901; and our newest location at 94 Peachtree Street, Atlanta, Georgia.

The Bank operates a full-service banking business and engages in a broad range of commercial banking activities, including accepting customary types of demand and time deposits, making individual, consumer, commercial, and installment loans, and money transfers. We also offer safe deposit services and make investments in U. S. government and municipal securities.

The data processing work of the Bank is processed with Fidelity National Information Services. The Bank offers its customers a variety of checking and savings accounts.

The Bank serves the residents of the City of Atlanta and Fulton, DeKalb, Chatham, Richmond, and Dougherty Counties. Each of these areas has a diverse economy, including manufacturing, financial, and service sectors. Atlanta also serves as the capital of the State of Georgia, with a significant number of residents employed in government.

Neither CCB nor the Bank generates a material amount of revenue from foreign countries, nor does either have material long-lived assets, customer relationships, mortgages or servicing rights, deferred policy acquisition costs, or deferred tax assets in foreign countries. Thus, CCB has no significant risks attributable to foreign operations.

As of March 31, 2012, the Bank had correspondent relationships with SunTrust Bank of Atlanta, Georgia, The Independent Bankers Bank, FTN Financial and The Federal Home Loan Bank of Atlanta. Correspondent banks provide certain services to the Bank, including buying and selling federal funds, handling money fund transfers and exchanges, shipping coins and currency, providing security and safekeeping of funds and other valuable items, handling loan participations, and furnishing management investment advice on the Bank’s securities portfolio.

Bank Operations

Capitol City Bancshares, Inc.

CCB owns 100% of the capital stock of the Bank. The principal role of CCB is to supervise and coordinate the activities of its subsidiaries.

Capitol City Bank and Trust Company

The Bank offers demand account, savings accounts, money market accounts, certificates of deposit, and IRA accounts to customers. Loans are made to churches, consumers, and small businesses. Approximately 1.2% of the loan portfolio consists of loans to consumers, including home equity loans, auto loans, and signature loans.

Capitol City Home Loans, Inc.

The mortgage company rents the second floor of CCB’s Stone Mountain branch office and provides mortgage loan origination services in the same primary market areas as the Bank. The mortgage company was incorporated in 2002 and until recently originated mortgage loans and brokered those loans to independent investors. Capitol City Home Loans, Inc., has suspended its loan origination activities until such time as the mortgage market becomes more stable.

Competition

The banking business in the City of Atlanta and Fulton, DeKalb, Chatham, Richmond, and Dougherty Counties is highly competitive. The Bank competes with numerous other financial institutions in the market it represents. In addition to large national banks (and branches of regional banks), there are many finance companies, credit union offices, and other non-traditional providers of service that compete in the Bank’s markets.

Employees

As of March 31, 2012, CCB had 76 full-time employees and 10 part-time employees. CCB is not a party to any collective bargaining agreements.

Supervision and Regulation

Bank holding companies and banks are regulated under both federal and state law. The following is a brief summary of certain statutes, rules, and regulations that affect CCB and the Bank.

This summary is qualified in its entirety by reference to the particular statutes and regulatory provisions referred to and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of CCB and its subsidiaries. The scope of regulation and permissible activities of CCB and its subsidiaries is subject to change by future federal and state legislation. Supervision, regulation, and examination of CCB and the Bank by banking regulatory agencies are intended primarily for the protection of depositors rather than shareholders of CCB.

Consent Order. As a result of examination findings in 2009 by the Supervisory Authorities, the Bank’s Directors entered into an Order with the Supervisory Authorities to improve the condition of the Bank. Specifically, the Order requires: increased involvement by the Bank’s Board of Directors; an assessment of current and future management and staffing needs; reductions in adversely classified assets; improvement in the overall quality and management of the loan portfolio; adequate allowance for loan losses; a Tier I leverage capital ratio of not less than 8% and a Total Risk Based capital ratio of not less than 10%; establishment of a plan to maintain adequate liquidity including a prohibition on accepting brokered deposits and a limitation on interest rates paid on all deposits; prior Supervisory Authority approval to pay cash dividends or Board of Director compensation; and adoption of an annual strategic plan and budget. The Order also establishes both a framework and timeframes for the Bank reporting on its compliance with the provisions of the Order.

If we fail to adequately address or make substantial progress towards resolution of the regulatory concerns in the Order, the Supervisory Authorities may take further action including, but not limited to, additional requirements for maintaining sufficient capital under the Order. An ongoing failure to adequately address or make substantial progress towards addressing the concerns of our regulators could ultimately result in the eventual appointment of a receiver or conservator of the Bank’s assets.

General. The Company is a registered bank holding company subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). As a bank holding company, the Company is required to file quarterly and annual reports with the Federal Reserve and periodic reports with the DBF and to provide such additional information as the applicable regulator may require. The Federal Reserve and the DBF may also conduct examinations of the Company to determine whether the Company is in compliance with Bank Holding Company Acts and regulations promulgated thereunder.

Acquisitions. The Federal Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (1) acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank; (2) acquiring all or substantially all of the assets of a bank; and (3) merging or consolidating with another bank holding company. A bank holding company is also generally prohibited from engaging in, or acquiring, direct or indirect control of more than five percent (5%) of the voting shares of any company engaged in non-banking activities, unless the Federal Reserve has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation to be proper incidents to the business of a bank holding company include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial advisor, owning savings associations, and making investments in certain corporations for projects designed primarily to promote community welfare.

Activities. The BHC Act has generally prohibited a bank holding company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those determined by the Federal Reserve to be closely related to banking or managing or controlling banks as to be a proper incident thereto. Provisions of the Gramm-Leach-Bliley Act (the “GLB Act”), discussed below, have expanded the permissible activities of a bank holding company that qualifies as a financial holding company. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can be reasonably expected to produce benefits to the public, such as a greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

Gramm-Leach-Bliley Act. The GLB Act implemented major changes to the statutory framework for providing banking and other financial services in the United States. The GLB Act, among other things, eliminated many of the restrictions on affiliations among banks and securities firms, insurance firms, and other financial service providers. A bank holding company that qualifies as a financial holding company is permitted to engage in activities that are financial in nature or incidental or complimentary to a financial activity. The GLB Act specifies certain activities that are deemed to be financial in nature, including underwriting and selling insurance, providing financial and investment advisory services, underwriting, dealing in, or making a market in securities, limited merchant banking activities, and any activity currently permitted for bank holding companies under Section 4(c)(8) of the BHC Act.

To become eligible for these expanded activities, a bank holding company must qualify as a financial holding company. To qualify as a financial holding company, each insured depository institution controlled by the bank holding company must be well-capitalized, well-managed, and have at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file a declaration with the Federal Reserve of its intention to become a financial holding company.

The GLB Act designates the Federal Reserve as the overall umbrella supervisor of financial holding companies. The GLB Act adopts a system of functional regulation where the primary regulator is determined by the nature of activity rather than the type of institution. Under this principle, securities activities are regulated by the SEC and other securities regulators, insurance activities by the state insurance authorities, and banking activities by the appropriate banking regulator. As a result, to the extent that we engage in non-banking activities permitted under the GLB Act, we will be subject to the regulatory authority of the SEC or state insurance authority, as applicable.

FDIC Insurance Assessments. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. Member institutions pay deposit insurance assessments to the Deposit Insurance Fund (the “DIF”). The FDIC recently amended its risk-based assessment system to implement authority that the FDIC was granted under the Federal Deposit Insurance Reform Act of 2005 (the “Reform Act”). Under the revised system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and other factors. The new regulation allows the FDIC to more closely tie each financial institution’s deposit insurance premiums to the risk it poses to the DIF. The assessment rate of an institution depends upon the category to which it is assigned. Risk Category I contains the least risky depository institutions and Risk Category IV contains the most risky depository institutions. The Risk Category is based on whether the institution is Well Capitalized, Adequately Capitalized, or Undercapitalized in regard to the institution’s capital ratios. The CAMELS rating of the institution is also used in the determination of the Risk Category. Risk Category I, unlike the other risk categories, contains further risk differentiation based on the FDIC’s analysis of financial ratios, examination components and other information. In the first quarter of 2009, the FDIC increased the amount to be assessed from financial institutions by increasing its risk-based deposit insurance assessment scale uniformly due to the increased and anticipated number of bank failures. Thus, the assessment scale ranges from twelve basis points of assessable deposits for the strongest institutions (Risk Category I) to forty-five basis points for the weakest (Risk Category IV). In 2008 the FDIC increased the amount of deposits it insures from $100,000 to $250,000. This increase in insured deposits is temporary and will continue through December 31, 2013.

In addition to the assessments for deposit insurance, institutions are required to make payments on bonds which were issued in the late 1980s by the Financing Corporation in order to recapitalize the predecessor to the Savings Association Insurance Fund. During 2008, Financing Corporation payments for Savings Association Insurance Fund members approximated 1.12 basis points of assessable deposits. These assessments, which are adjusted quarterly, will continue until the Financing Corporation bonds mature in 2017.

The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

On November 21, 2008, the Board of Directors of the FDIC adopted a final rule relating to the Temporary Liquidity Guarantee Program (“TLGP”). TLGP was announced by the FDIC on October 14, 2008, preceded by the determination of systemic risk by the Treasury, as an initiative to counter the system-wide crisis in the nation’s financial sector. Under TLGP the FDIC will provide full FDIC deposit insurance coverage for noninterest-bearing transaction deposit accounts, Negotiable Order of Withdrawal accounts paying less than 0.5% interest per annum and Interest on Lawyers Trust Accounts held at participating FDIC-insured institutions through June 30, 2010. Coverage under TLGP was available for the first 30 days without charge. The fee assessment for deposit insurance coverage is 10 basis points per quarter on amounts in covered accounts exceeding $250,000. The Bank is a participant in TLGP. Effective January 1, 2011 coverage for Negotiable Order of Withdrawal accounts under TLGP will terminate. Coverage for noninterest-bearing accounts will continue until December 31, 2012. Effective January 1, 2011 all banks will be covered under TLGP for noninterest bearing accounts for which there will be no additional fee assessment.

Payment of Dividends. The Company is a legal entity separate and distinct from the Bank. Most of the revenue of the Company results from dividends paid to it by the Bank. There are statutory and regulatory requirements applicable to the payment of dividends by the Bank, as well as by the Company to its shareholders.

Under the regulations of the DBF, dividends may not be declared out of the retained earnings of a state bank without first obtaining the written permission of the DBF, unless such bank meets all the following requirements:

(a)	total classified assets as of the most recent examination of the bank do not exceed 80% of equity capital (as defined by regulation);

(b)	the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits after taxes but before dividends for the previous calendar year; and

(c)	the ratio of equity capital to adjusted assets is not less than 6%.

The payment of dividends by the Company and the Bank may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending upon the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The FDIC has issued a policy statement providing that insured banks should generally only pay dividends out of current operating earnings. In addition to the formal statutes and regulations, regulatory authorities consider the adequacy of the Bank’s total capital in relation to its assets, deposits and other such items. In 2008, the Company declared cash dividends to common stockholders of $.08 per common share. In the fourth quarter of 2008, we suspended our dividends to stockholders due to a decline in earnings. We did not pay a dividend during 2009, 2010, 2011 or during the first quarter of 2012 due to continued pressure on earnings and capital and as a result of the Resolution and Order.

Capital Adequacy. We are required to comply with the capital adequacy standards established by the federal banking agencies. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The minimum guideline for the ratio of Total Capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8.0%. Total Capital consists of Tier 1 Capital, which is comprised of common stock, undivided profits, minority interests in the equity accounts of consolidated subsidiaries and non-cumulative perpetual preferred stock, less goodwill and certain other intangible assets, and Tier 2 Capital, which consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. At March 31, 2012, our consolidated Total Capital Ratio and our Tier 1 Capital Ratio were 5.64% and 4.38%, respectively, resulting in our being classified as “under capitalized” under the regulatory framework for prompt corrective action.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the “Leverage Ratio”) of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Our Leverage Ratio at March 31, 2012 was 3.90%, which was below the minimum 8% required by the Order. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a “tangible Tier 1 Capital Leverage Ratio” (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities.

The Bank is subject to risk-based and leverage capital requirements adopted by its federal banking regulators, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See “Prompt Corrective Action.”

The federal bank agencies continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve and the FDIC require regulators to consider interest rate risk (when the interest rate sensitivity of an institution’s assets does not match the sensitivity of its liabilities or its off-balance sheet position) in the evaluation of a bank’s capital adequacy. The regulatory agencies have proposed a methodology for evaluating interest rate risk that would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

Prompt Corrective Action. The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) established a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized), and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories. The severity of the action will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary’s assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. In addition, the appropriate federal banking agency may treat an undercapitalized institution in the same manner as it treats a significantly undercapitalized institution if it determines that those actions are necessary.

At March 31, 2012, the Bank was classified as “under capitalized” under the regulatory framework for prompt corrective action.

Support of Subsidiary Institutions. The Federal Reserve (pursuant to regulation and published statements) has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve policy, the Company may be required to provide financial support to its subsidiary banks at a time when, absent such Federal Reserve policy, the Company may not deem it advisable to provide such assistance. Similarly, the Federal Reserve also monitors the financial performance and prospects of non-bank subsidiaries with an inspection process to ascertain whether such non-banking subsidiaries enhance or detract from the Company’s ability to serve as a source of strength for its subsidiary banks.

Commercial Real Estate. The federal banking agencies, including the FDIC, restrict concentrations in commercial real estate lending and have noted that recent increases in banks’ commercial real estate concentrations have created safety and soundness concerns in the current economic downturn. The regulatory guidance mandates certain minimal risk management practices and categorizes banks with defined levels of such concentrations as banks requiring elevated examiner scrutiny. The Bank has concentrations in commercial real estate loans in excess of those defined levels. Although management believes that the Bank’s credit processes and procedures meet the risk management standards dictated by this guidance, regulatory outcomes could effectively limit increases in the real estate concentrations in the Bank’s loan portfolio and require additional credit administration and management costs associated with those portfolios.

Fair Value. The Company’s impaired loans and foreclosed assets may be measured and carried at “fair value,” the determination of which requires management to make assumptions, estimates, and judgments. When a loan is considered impaired, a specific valuation allowance is allocated or a partial charge-off is taken, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. In addition, foreclosed assets are carried at the lower of cost or “fair value,” less cost to sell, following foreclosure. “Fair value” is defined by Generally Accepted Accounting Principles (“GAAP”) “as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date.” GAAP further defines an “orderly transaction” as “a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets; it is not a forced transaction (for example, a forced liquidation or distress sale).” Recently in the Bank’s markets there have been very few transactions in the type of assets which collateralized the vast majority of the Bank’s impaired loans and foreclosed properties which reflect “orderly transactions” as so defined. Instead, most transactions in comparable assets have been distressed sales not indicative of “fair value.” Accordingly, the determination of fair value in the current environment is difficult and more subjective than it would be in a stable real estate environment. Although management believes its processes for determining the value of these assets are appropriate and allow the Company to arrive at reasonable estimates of fair value, the processes require management judgment and assumptions, and the value of such assets at the time they are revalued or divested may be significantly different from management’s determination of fair value.

Transactions with Affiliates. Under federal law, all transactions between and among a state non-member bank and its affiliates, which include holding companies, are subject to Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated thereunder. Generally, these requirements limit these transactions to a percentage of the bank’s capital and require all of them to be on terms at least as favorable to the bank as transactions with non-affiliates. In addition, a bank may not lend to any affiliate engaged in non-banking activities not permissible for a bank holding company or acquire shares of any affiliate that is not a subsidiary. The FDIC is authorized to impose additional restrictions on transactions with affiliates if necessary to protect the safety and soundness of a bank. The regulations also set forth various reporting requirements relating to transactions with affiliates.

Financial Privacy. In accordance with the GLB Act, federal banking regulators adopted rules that limit the ability of banks and other financial institutions to disclose non-public information about consumers to non-affiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a non-affiliated third party. The privacy provisions of the GLB Act affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors.

Anti-Money Laundering Initiatives and the USA Patriot Act. A major focus of governmental policy on financial institutions in recent years has been aimed at combating terrorist financing. This has generally been accomplished by amending existing anti-money laundering laws and regulations. The USA Patriot Act of 2001 (the “USA Patriot Act”) has imposed significant new compliance and due diligence obligations, creating new crimes and penalties. The United States Treasury Department has issued a number of implementing regulations which apply to various requirements of the USA Patriot Act to the Company and the Bank. These regulations impose obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent, and report money laundering and terrorist financing, and to verify the identity of their customers. Failure of a financial institution to maintain and implement adequate programs to combat terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for the institution.

Future Legislation. Various legislation affecting financial institutions and the financial industry is from time to time introduced in Congress. Such legislation may change banking statutes and the operating environment of the Company and the Bank in substantial and unpredictable ways, and could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance depending upon whether any of this potential legislation will be enacted, and if enacted, the effect that it or any implementing regulations, would have on the financial condition or results of operations of the Company or any of its subsidiaries. With the current economic environment, the nature and extent of future legislative and regulatory changes affecting financial institutions is very unpredictable at this time.

Monetary Policy and Economic Conditions

The Company’s profitability depends to a substantial extent on the difference between interest revenue received from loans, investments, and other earning assets, and the interest paid on deposits and other liabilities. These rates are highly sensitive to many factors that are beyond the control of the Company, including national and international economic conditions and the monetary policies of various governmental and regulatory authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits.

Competition

The banking industry is highly competitive. Banks generally compete with other financial institutions through the banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. The Bank encounters competition from most of the financial institutions in the Bank’s primary service areas. In the conduct of certain areas of its banking business, the Bank also competes with credit unions, consumer finance companies, insurance companies, money market mutual funds, and other financial institutions, some of which are not subject to the same degree of regulation and restrictions imposed upon the Bank.

Management believes that competitive pricing and personalized service will provide it with a method to compete effectively in our primary service areas.

Legal Proceedings

The nature of CCB’s business is such that it occasionally becomes involved in ordinary routine litigation incidental to its business. Apart from routine litigation incidental to the operation of CCB and its subsidiaries, there are currently no material legal proceedings pending. Material proceedings are defined as claims for damages where the amount involved, exclusive of interest and cost, exceeds ten percent of the current assets of CCB and its subsidiaries on a consolidated basis.

Description of Property

CCB’s main office is located at 562 Lee Street, SW, Atlanta, Georgia 30310. The main office, which is owned by the Bank consists of approximately 7,000 square feet, four drive-in windows and adjacent parking lots. The Bank operates its data processing work at a single story building located at the above address, consisting of approximately 8,500 square feet of space.

Banking operations are also conducted from a branch located at 2358 Cascade Road, Atlanta, Georgia 30311. This branch is owned by the Bank and has been in continuous operation since it opened on October 3, 1994. The branch is a single story building with approximately 3,000 square feet, one drive-in window, and an adjacent parking lot.

The Bank maintains a branch at Hartsfield-Jackson International Airport. The Hartsfield branch has two teller windows and a customer service office. The branch is approximately 475 square feet, and is open seven days a week. The Bank leases the space for the Hartsfield branch from the airport.

The Bank maintains a branch it owns at 5674 Memorial Drive, Stone Mountain, Georgia 30083. The building is a two-story building with 4,706 square feet with drive-in windows. The bank maintains an office it owns at 301 W. Oglethorpe Boulevard, Albany, Georgia 31707. It is a two-story building with approximately 4,700 square feet and drive-in windows.

In January 2003, the Bank purchased two parcels of land in downtown Savannah, Georgia, one with a 5,724 square foot building, the other across the street, a 1,820 square foot parking lot. The address for the office is 359 Martin Luther King, Jr. Boulevard, Savannah, Georgia 31401. The office opened in January 2004 as a full-service banking location.

In July 2004, the Bank purchased property in downtown Augusta, Georgia for a future branch site. The site contains a 5,000 square foot building previously operated as a Wachovia branch. The address is 1268 Broad Street, Augusta, Georgia 30901. The office opened in January 2005 as a full-service banking location.

In May 2006, CCB purchased property located at 94 Peachtree Street, Atlanta, Georgia for the purpose of opening an eighth branch office. The branch opened in August 2007 as a full-service banking location.

MANAGEMENT

The following table lists the name and ages of all directors and executive officers of CCB, indicates all positions and offices with CCB held by each person, states the term of office as a director or principal officer and the period during which such person has served, and briefly describes the business experience of each director or executive officer. There are no arrangements or understandings between such persons and any other person pursuant to which any person was elected as a director or executive officer.

Name	Age	Year Elected	Information About Directors and Officers
Directors
George G. Andrews	58	1994	Director; President, Chief Executive Officer
Charles W. Harrison	78	1994	Director; Retired Insurance Executive
Roy W. Sweat	82	1995	Director; Chiropractor
William Thomas	65	1995	Chairman; President, Thomas Cleaning Service, Inc.
Cordy T. Vivian	84	1995	Director; President, Basic, Inc.
Shelby R. Wilkes	60	2009	Director, Ophthalmologist, Atlanta Eye Consultants, P.C.
Tarlee W. Brown	71	2009	Director, President, Architect, Brown Design Group
Pratape Singh	41	2009	Director, President, Mayuari Corporation

Executive Officers
Tatina Brooks	48	2007	Senior Vice President of Accounting and Financial Reporting
John Turner	63	2010	Chief Operating Officer

Executive Compensation

The following table sets forth the aggregate compensation for the Bank’s Chief Executive Officer. No other individual earned in excess of $100,000 in 2011.

SUMMARY COMPENSATION TABLE

December 31, 2011

Name and Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Comp.	All Other
								Comp.	Total
George G. Andrews	2010	150,000	0	—	—	—	—	0	$150,000
(Dir.; Pres.; CEO)	2011	$150,000	0	—	—	—	—	0	$150,000

OUTSTANDING EQUITY AWARDS

December 31, 2011

Name	# of Securities Underlying Unexercised Option (#) Exercisable	# of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Option (#)	Option Exercise Price	Option Expiration Date
George G. Andrews	138,656	—	—	$0.94	04/08/13
(Dir.; Pres.; CEO)

(1)	On August 1, 2002, Mr. Andrews was granted the option to purchase 32,000 shares of common stock at $0.94 per share, expiring on August 1, 2012. On April 8, 2003, Mr. Andrews was granted to option to purchase 160,000 shares of common stock at $0.94 per share, expiring April 8, 2013. All figures are post-split adjusted.
(2)	All outstanding equity awards are 100% vested.

Executive Employment Agreements

CCB is not aware of any compensatory plan or arrangement with respect to any individual named in the summary compensation table for the latest fiscal year which will result from the resignation, retirement or other termination of such individual’s employment with CCB or from a change in control of CCB or a change in the individual’s responsibilities following a change in control.

DIRECTOR COMPENSATION

Effective January 1, 2010, the Board of Directors eliminated the payment of all director and committee fees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

Principal Shareholders

As of March 31, 2012, CCB knows of no beneficial owner, other than Mr. Thomas listed below, of more than five percent (5%) of its $1.00 par value common stock, the only class of voting securities of CCB.

As of March 31, 2012, the Company knows of no beneficial owner, other than Mr. Thomas listed below, of more than five percent (5%) of its $1.00 par value common stock, the only class of voting securities of the Company.

The following table sets forth, as of March 31, 2012, the common stock of the Company beneficially owned by all current directors and named executive officers. All shares have been adjusted to reflect the 4-for-1 stock split effective June 22, 2010. For purposes of this table, beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
George G. Andrews	225,997	(2)	2.2%
Charles W. Harrison	142,080	(3)	1.4%
Roy W. Sweat	244,000		2.4%
William Thomas, Chairman	680,040	(4)	6.8%
Cordy T. Vivian	111,868		1.1%
Shelby R. Wilkes	120,000		1.2%
Tarlee W. Brown	122,000		1.2%
Pratape Singh	180,000		1.8%
Executive Officers and Directors as a Group (8 persons)	1,825,985		18.1%

(1)	The ownership percentage is based on 10,056,069 shares of common stock outstanding (split-adjusted) and does not include currently exercisable options.
(2)	Includes 96,893 shares owned by Mr. Andrews, 64,000 shares held jointly with Mr. Andrews’ spouse, and 65,104 shares held in the Company’s ESOP for the account of Mr. Andrews. Mr. Andrews exercised 10,639 options in 2012. 21,085 remaining options to purchase shares expire on April 18, 2013.
(3)	Includes 132,480 shares owned jointly by Mr. Harrison and his spouse and 9,600 shares held by Mr. Harrison’s children.
(4)	Includes 453,240 shares owned by Mr. Thomas; 2,800 shares held jointly by Mr. Thomas and his spouse; and 224,000 shares held by Thomas Cleaning Service, Inc., a company controlled by Mr. Thomas.

CCB knows of no arrangements, including any pledge by any person of securities of CCB, the operation of which may at a subsequent date result in a change in control of CCB.

Certain Transactions

CCB’s directors and executive officers, and certain business organizations and individuals associated therewith, have been customers of and have had banking transactions with CCB and are expected to continue such relationships in the future. Pursuant to such transactions, the Bank’s directors and executive officers from time to time have borrowed funds from the Bank for various business and personal reasons. Extensions of credit made by the Bank to its directors and executive officers have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility or present other unfavorable features.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

Our articles of incorporation authorize us to issue up to 80,000,000 shares of common stock, which has $1.00 par value. As of March 31, 2012, we have 10,056,069 shares outstanding. After the offering, if it is fully subscribed, a total of 15,056,069 shares will be outstanding. All shares of our common stock will be entitled to share equally in dividends when, and if, our board of directors declares dividends, and on our liquidation or dissolution, whether voluntary or involuntary, to share pro rata in all our assets available for distribution to our shareholders. We cannot assure that we will pay any cash dividends on our common stock in the near future. Each holder of our common stock will be entitled to one vote for each share owned on all matters submitted to our shareholders. Holders of our common stock will not have any preemptive right to acquire authorized but unissued capital stock. There is no cumulative voting, redemption right, sinking fund provision or right of conversion with respect to our common stock. All shares of our common stock issued in accordance with the terms of this offering as described in this prospectus will be fully paid and non-assessable.

Preferred Stock

On July 13, 2010, the Company filed Articles of Amendment to the Articles of Incorporation to increase the number of preferred shares the Company is authorized to issue to 5,000,000 shares of preferred stock of the Company. The amendment was approved by a majority vote of the shareholders at the Company’s 2010 Annual Meeting of Shareholders. The articles previously limited to the amount of authorized preferred stock to $5,000,000. The Company has currently issued 10,000 shares of Series A preferred stock and 6,078 shares of Series B preferred stock, for a total of $1,607,800 outstanding. The amendment eliminated the maximum dollar amount limitation and now provides for a maximum number of shares that are available to be issued, which is 5,000,000 shares.

On April 25, 2012, the Company filed with the Office of the Secretary of State of Georgia Articles of Amendment to the Articles of Incorporation of the Company which designates the rights, privileges, preferences, and limitations of 40,000 shares of Series C Preferred Stock, a portion of which are to be issued pursuant to the agreement with SunTrust Bank disclosed below. A copy of the Articles of Amendment was filed and on record with the Georgia Secretary of State’s office.

On April 24, 2012, the Company entered into an agreement with SunTrust Bank to sell 10,000 shares of Series C cumulative, nonvoting, $100 par value preferred stock for cash consideration of $1,000,000. The terms of the preferred stock issuance are shown on the Articles of Amendment to the Articles of Incorporation as filed with the Secretary of State of Georgia. No underwriting discounts or commissions are to be paid. The transaction is exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof, as a transaction by an issuer not involving a public offering. The proceeds will be injected into the general capital account of the Company’s subsidiary bank.

Shares Held by Affiliates

All shares sold in this offering will be freely tradable without restriction or registration under the Securities Act of 1933, as amended, except for shares our officers and directors purchase. Our officers and directors are affiliates under the securities laws and, as a result, their shares will be subject to certain resale restrictions. An active public market for our common stock may not exist at any time after this offering. As a result, investors who may wish or who need to dispose of all or a part of their investment in our common stock may not be able to do so except in an illiquid market or by private direct negotiations with third parties, assuming that third parties are willing to purchase our common stock.

CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

Terms for Board of Directors

Our articles of incorporation provide that each of our board of directors will serve one year terms.

Limitation of Liability

Article 5 of our articles of incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to us and to our shareholders for breach of a duty as a director. There is no elimination of liability for:

•	a breach of duty involving appropriation of our business opportunities;

•	an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

•	a transaction from which the director receives an improper material tangible personal benefit; or

•	the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code dealing with unlawful distributors of corporate assets to shareholders.

Article 5 does not eliminate or limit our right or our shareholders’ right to seek injunctive or other equitable relief not involving monetary damages.

We adopted certain provisions of the Georgia Business Corporation Code that allow Georgia corporations, with the approval of their shareholders, to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. We included these provisions to encourage qualified individuals to serve and remain as our directors. While we have not experienced any problems in locating directors, we could experience difficulty in the future as our business activities increase and diversify. We also included these provisions to enhance our ability to obtain liability insurance for our directors at a reasonable cost. While we have obtained liability insurance covering actions our directors take in their capacities as directors, our board of directors believes that the current directors’ liability insurance environment, and the environment for the foreseeable future, is characterized by increasing premiums, reduced coverage and an increasing risk of litigation and liability. Our board of directors believes that our limitation of directors’ liability will enable us to obtain such insurance in the future on terms more favorable than if such a provision were not included in our articles of incorporation.

Indemnification

Our bylaws contain certain indemnification provisions that provide that our directors, officers, employees and agents will be indemnified against expenses they actually and reasonably incur if they are successful on the merits of a claim or proceeding.

When a case or dispute is not determined ultimately on its merits, the indemnification provisions provide that we will indemnify directors when they meet the applicable standard of conduct. A director meets the applicable standard of conduct if the director acted in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Our board of directors, our shareholders or our independent legal counsel determines whether the applicable standard of conduct has been met in each specific case.

Our bylaws also provide that the indemnification rights are not exclusive of other indemnification rights to which a director may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than that described in our bylaws if we choose to do so, subject to our shareholders’ approval. We may not, however, indemnify a director for liability arising out of circumstances that constitute exceptions to limitation of a director’s liability for monetary damages.

The indemnification provisions of our bylaws specifically provide that we may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him in any such capacity, whether or not we would have had the power to indemnify against such liability.

We are not aware of any pending or threatened action, suit, or proceeding involving any of our directors or officers for which such directors or officers may seek indemnification from us.

We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of directors, officers, and controlling persons for violations of the Securities Act of 1933 is against public policy and is therefore unenforceable. In the event that a claim for indemnification against such liabilities other than our payment of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

LEGAL MATTERS

James-Bates-Brannan-Groover-LLP, Macon, Georgia will pass upon the validity of the common stock being offered by this prospectus.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our financial statements as of, and for the years ended, December 31, 2011, and December 31, 2010, set forth herein have been so included in reliance on the report of Nichols Cauley and Associates, LLC, independent registered public accounting firm, given on the authority of that firm as the independent auditors.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, to register the common stock described in and offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement and its exhibits. The registration statement may be examined at, and copies of the registration statement may be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that website is http://www.sec.gov.

As of the date of this prospectus we are a reporting company subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to these requirements by filing periodic reports containing audited financial statements and by filing quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. Our fiscal year is the calendar year.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2011

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of:	REPLY TO:
Certified Public Accountants	2970 Clairmont RD NE
Certified Internal Auditors	Atlanta, Georgia 30329-4440
Certified Financial Planners®	800-823-1224
Certified Valuation Analysts	FAX 404-214-1302 atlanta@nicholscauley.com

Atlanta — Clarkesville — Dublin — Warner Robins
www.nicholscauley.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Capitol City Bancshares, Inc. and its wholly owned subsidiaries, Capitol City Bank & Trust and Capitol City Home Loans, Inc., as of December 31, 2011 and 2010, and the related consolidated statements of operations, other comprehensive loss, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol City Bancshares, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is operating under regulatory orders to, among other items, increase capital and maintain certain levels of minimum capital. As of December 31, 2011, the Company was not in compliance with these capital requirements. In addition to its deteriorating capital position, the Company has suffered significant losses related to nonperforming assets, has experienced declining levels of liquid assets, and has significant maturities of liabilities within the next twelve months. These matters raise substantial doubt about the ability of Capitol City Bancshares, Inc. and subsidiaries to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Nichols, Cauley and Associates, LLC

Atlanta, Georgia

April 12, 2012

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2011 and 2010

	2011	2010
Assets
Cash and due from banks	$7,029,604	$5,345,394
Interest-bearing deposits at other financial institutions	635,511	454,968
Federal funds sold	595,000	730,000
Securities available for sale	42,566,577	37,012,468
Restricted equity securities, at cost	792,900	1,025,300

Loans, net of unearned income	220,172,602	235,545,772
Less allowance for loan losses	5,154,505	5,223,764

Loans, net	215,018,097	230,322,008

Premises and equipment, net	9,137,049	9,501,807
Foreclosed real estate	18,151,601	8,917,239
Other assets	1,953,767	1,999,543

Total assets	$295,880,106	$295,308,727

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$28,433,587	$24,624,361
Interest-bearing	248,465,195	250,657,934

Total deposits	276,898,782	275,282,295
Note payable	275,250	275,250
Federal Home Loan Bank advances	5,500,000	5,500,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	1,601,390	1,606,277

Total liabilities	287,678,422	286,066,822

Stockholders’ equity
Preferred stock, par value $100, 5,000,000 shares authorized Series A, cumulative, non voting, 10,000 shares issued and outstanding	1,000,000	1,000,000
Series B, cumulative, non voting, 6,078 shares issued and outstanding Common stock, par value $1.00; 80,000,000 shares authorized;	607,800	607,800
9,833,430 and 9,777,656 shares issued and outstanding, respectively	9,833,430	9,777,656
Surplus	130,036	75,330
Retained deficit	(3,442,584)	(1,785,317)
Accumulated other comprehensive income (loss)	73,002	(433,564)

Total stockholders’ equity	8,201,684	9,241,905

Total liabilities and stockholders’ equity	$295,880,106	$295,308,727

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2011 and 2010

	2011	2010
Interest income:
Loans, including fees	$13,650,673	$14,496,500
Deposits in banks	988	2,731
Securities	958,586	1,047,834
Federal funds sold	3,666	4,998

Total interest income	14,613,913	15,552,063

Interest expense:
Deposits	5,525,543	7,212,651
Other borrowings	173,972	279,238

Total interest expense	5,699,515	7,491,889

Net interest income	8,914,398	8,060,174
Provision for loan losses	2,746,000	470,000

Net interest income after provision for loan losses	6,168,398	7,590,174

Other income:
Service charges on deposit accounts	1,386,243	1,497,587
Other fees and commissions	94,774	4,277
Gain on sales of available for sale securities	403,712	568,337
Gain (loss) on sales of foreclosed real estate	(36,666)	25,810
Gain on disposal of premises and equipment	10,549	—
Other operating income	504,130	508,088

Total other income	2,362,742	2,604,099

Other expenses:
Salaries and employee benefits	3,645,725	3,555,493
Occupancy and equipment expenses, net	1,159,225	1,183,194
Other operating expenses	5,321,301	5,418,556

Total other expenses	10,126,251	10,157,243

Income (loss) before income tax benefits	(1,595,111)	37,030

Income tax benefits	—	—

Net income (loss)	(1,595,111)	37,030

Preferred stock dividends	(62,156)	(62,155)

Net loss available to common shareholders	$(1,657,267)	$(25,125)

Basic losses per common share	$(0.17)	$—

Diluted losses per common share	$(0.17)	$—

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

Years ended December 31, 2011 and 2010

	2011	2010
Net income (loss)	$(1,595,111)	$37,030

Other comprehensive income (loss):

Unrealized gains (losses) on securities available for sale arising during period	910,278	(478,176)

Reclassification adjustment for realized gains on securities available for sale arising during the period	(403,712)	(568,337)

Other comprehensive income (loss)	506,566	(1,046,513)

Comprehensive loss	$(1,088,545)	$(1,009,483)

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2011 and 2010

							Accumulated
						Retained	Other	Total
	Preferred Stock		Common Stock			Earnings	Comprehensive	Stockholders’
	Shares	Par Value	Shares	Par Value	Surplus	(Deficit)	Income (Loss)	Equity
Balance, December 31, 2009	16,078	$1,607,800	2,418,394	$3,627,591	$4,015,440	$189,563	$612,949	$10,053,343
Net income	—	—	—	—	—	37,030	—	37,030
Dividends declared on cumulative preferred stock	—	—	—	—	—	(62,155)	—	(62,155)
Issuance of common stock for ESOP	—	—	2,300	2,300	3,450	—	—	5,750
Issuance of common stock	—	—	61,385	68,118	186,332	—	—	254,450
Reclassification due to reduction in par	—	—	—	(1,215,930)	1,215,930	—	—	—
Reclassification due to 4-1 stock split	—	—	7,295,577	7,295,577	(5,345,822)	(1,949,755)	—	—
Other comprehensive loss	—	—	—	—	—	—	(1,046,513)	(1,046,513)

Balance, December 31, 2010	16,078	1,607,800	9,777,656	9,777,656	75,330	(1,785,317)	(433,564)	9,241,905
Net loss	—	—	—	—	—	(1,595,111)	—	(1,595,111)
Issuance of common stock	—	—	55,774	55,774	54,706	—	—	110,480
Dividends declared on cumulative preferred stock	—	—	—	—	—	(62,156)		(62,156)
Other comprehensive loss	—	—	—	—	—	—	506,566	506,566

Balance, December 31, 2011	16,078	$1,607,800	9,833,430	$9,833,430	$130,036	$(3,442,584)	$73,002	$8,201,684

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2011 and 2010

	2011	2010
OPERATING ACTIVITIES
Net income (loss)	$(1,595,111)	$37,030
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	901,918	1,298,390
Provision for loan losses	2,746,000	470,000
Net gain on sale of securities available for sale	(403,712)	(568,337)
Other-than-temporary impairment of securities	—	125,125
(Gain) loss on sale of foreclosed assets	36,666	(25,810)
Writedowns of foreclosed real estate	351,680	74,274
Gain on sale of premises and equipment	(10,549)	—
Increase in dividends payable on preferred stock	(62,156)	(62,155)
Decrease in interest receivable	37,015	865,796
Decrease in interest payable	(104,282)	(912,489)
Net other operating activities	108,156	3,202,205

Net cash provided by operating activities	2,005,625	4,504,029

INVESTING ACTIVITIES
Purchases of securities available for sale	(42,396,521)	(45,021,066)
Proceeds from sales and paydowns of securities available for sale	37,371,320	47,105,286
Proceeds from maturities of securities available for sale	—	11,919,797
Proceeds from sales of restricted equity securities	232,400	22,500
Net increase in interest-bearing deposits at other financial institutions	(180,543)	(452,347)
Net (increase) decrease in federal funds sold	135,000	(730,000)
Net decrease in loans	2,995,562	368,729
Capitalized costs on foreclosed real estate	(92,108)	(3,858)
Proceeds from sale of foreclosed real estate	31,749	341,716
Purchase of premises and equipment	(159,182)	(63,626)
Proceeds from disposal of premises and equipment	13,941	—

Net cash provided by (used in) investing activities	(2,048,382)	13,487,131

FINANCING ACTIVITIES
Net increase (decrease) in deposits	1,616,487	(4,799,355)
Net decrease in securities sold under repurchase agreements	—	(6,414,593)
Net decrease in Federal Home Loan Bank advances	—	(5,200,000)
Net decrease in federal funds purchased	—	(4,140,000)
Proceeds from issuance of common stock from secondary stock offering	110,480	254,450
Proceeds from issuance of common stock under ESOP plan	—	5,750

Net cash provided by (used in) financing activities	1,726,967	(20,293,748)

Net increase (decrease) in cash and due from banks	1,684,210	(2,302,588)

Cash and due from banks at beginning of year	5,345,394	7,647,982

Cash and due from banks, end of period	$7,029,604	$5,345,394

SUPPLEMENTAL DISCLOSURES
Cash paid (received) for:
Interest	$5,803,797	$8,404,378
Income taxes	$—	$(3,208,698)

NONCASH TRANSACTIONS
Principal balances of loans transferred to foreclosed real estate	$10,270,956	$4,477,714
Financed sales of foreclosed real estate	$708,607	$1,505,991

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Capitol City Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, Capitol City Bank & Trust (the “Bank”) and Capitol City Home Loans, Inc. (the “mortgage company”). The Bank is a commercial bank located in Atlanta, Fulton County, Georgia with two branches located in Atlanta, one located at Hartsfield Jackson International Airport, one branch located in Stone Mountain, one branch located in Albany, one branch located in Savannah, and one branch located in Augusta, Georgia. The Bank provides a full range of banking services in its primary market areas of Fulton County and the metropolitan Atlanta area, Dougherty County, Chatham County, and Richmond County. In addition to its geographical market area, the Bank actively markets to minority groups throughout the southeastern United States.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, fair market value of financial instruments, the valuation of foreclosed real estate and deferred tax assets.

The Company has evaluated all transactions, events, and circumstances for consideration or disclosure through April 12, 2012, the date these financial statements were issued, and has reflected or disclosed those items within the consolidated financial statements and related footnotes as deemed appropriate.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits at other financial institutions, federal funds sold, Federal Home Loan Bank advances, deposits and securities sold under repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances were approximately $489,000 and $406,000 at December 31, 2011 and 2010, respectively.

The Bank maintains certain cash deposits at the Federal Home Loan Bank which are used to secure borrowings and are, therefore, restricted. At December 31, 2011 and December 31, 2010, those restricted balances were $2,399,858 and $2,315,500, respectively.

Securities

Securities, including equity securities and trust preferred securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in the statements of comprehensive income (loss), net of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

related deferred tax effect. Equity securities without a readily determinable fair value are classified as available for sale and recorded at cost. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Accounting guidance related to other-than-temporary impairments of debt securities (FASB ASC 320-10) requires that, when considering whether losses on debt and equity securities are other-than-temporary, management consider whether a credit loss has occurred on the security. If management does not intend to sell the security and it is more likely than not that they will not have to sell the security before recovery of the cost basis, management will recognize the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Trust preferred securities are financial instruments that combine the characteristics of both equity instruments and debt instruments. These securities are non-callable for five years or more with original maturities of 30 years or greater similar to debt instruments; however, the securities are subordinated to the issuer’s senior liabilities similar to equity instruments. As an investment, trust preferred securities offer relatively high yields when compared to other types of issues with similar maturities.

Restricted Equity Securities

The Company is required to maintain an investment in capital stock of the Federal Home Loan Bank. Based on redemption provisions of this entity, the stock has no quoted market value and is carried at cost. At its discretion, the Federal Home Loan Bank may declare dividends on the stock. Management reviews for impairment based on the ultimate recoverability of the cost basis in this stock.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balance less unearned income, net deferred fees and costs on originated loans, and the allowance for loan losses. Interest income is accrued based on the outstanding principal balance.

Loan origination fees that approximate the direct cost of loans originated are recognized at the time the loan is recorded. Loan origination fees for other loans are deferred and recognized into income over the life of the loans as an adjustment of the yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on impaired and nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

Management’s decision to charge off a loan is based on a loan by loan basis according to the facts and circumstances of each loan. The determination to charge off a loan is based on whether or not there is the possibility of full or partial collection from either liquidation of collateral or workout arrangement with the principal(s) or some other parameters. The number of days a loan is delinquent does not necessarily determine the basis for a loan being charged off but helps to determine when the loan will be placed on nonaccrual. If an impaired loan is considered collateral dependent based upon the fair value of the collateral, a partial charge off is recorded to the allowance for loan losses representing the collateral deficiency of the impaired loan. An impaired loan to be considered collateral dependent is when the only source of repayment is from the sale or liquidation of the collateral.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make changes to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For impaired loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. Loans are identified as impaired through the Company’s internal loan review procedures and through the monitoring process of reviewing loans for appropriate risk rating assignment. A loan is considered impaired when it is probable, based on current information and events; the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. When current information and events exist that question whether the Company will collect all contractual payments, a loan will be assessed for impairment. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

any subsequent changes are included in the allowance for loan losses. For any impaired loans having a partial charge off, the amount of specific reserve will be reduced for those individual impaired loans.

The general components cover unimpaired loans and are based on historical loss experience adjusted for qualitative factors, such as the various risk characteristics of each loan segment. Historical losses are evaluated based on gross charge offs and/or partial charge offs for each loan grouping using a 24 month rolling average. The qualitative factors used in adjusting the historical loss ratio consist of two broad groups, external and internal factors. External factors include, but are not limited to: national and local economic conditions with an emphasis on unemployment rates, changes in the regulator climate, legal constraints, political action and competition. Internal factors considered are the lending policies and procedures, the nature and mix of the loan portfolio, the lending staff, credit concentrations, trends in loan analytics ( nonaccruals, past dues, charge off’s, etc.), changes in the value of underlying collateral and results of internal or external loan reviews. The pertinent data (the quantitative factors) are compiled and reviewed on a regular basis. As trends in the data or other changes are observed that indicate adjustments to the loss ratios are warranted, adjustments to the loss ratio are made through adjusting the ASC 450 factors.

Risk characteristics relevant to each portfolio segment are as follows:

Unsecured loans – Loans in this segment are any loans, whether guaranteed, endorsed or co-made, that are not fully collateralized. The overall health of the economy, including unemployment rates will have an effect on the credit quality in the segment.

Cash value loans – Loans in this segment are fully secured by cash or cash equivalents.

Residential real estate loans – Loans in this segment include all mortgages and other liens on residential real estate, as well as vacant land designated as residential real estate. Loans in this segment are dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rate will have an effect on the credit quality in the segment.

Commercial real estate loans – Loans in this segment includes all mortgages and other liens on commercial real estate. The underlying cash flows generated by the properties are adversely impacted by a downtown in the economy as evidences by increased vacancy rates, which in turn will have an effect on the credit quality in this segment.

Business assets loans – Loans in this segment are made to businesses and are generally secured by business assets, equipment, inventory and accounts receivable. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending will have an effect on the credit quality in this segment.

Vehicle loans – Loans in this segment are made to individuals and are secured by motor vehicles. Loans in this segment are dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rate will have an effect on the credit quality in the segment.

Other loans – Loans in this segment are generally secured consumer loans, but include all loans that do not belong in one of the other segments. Loans in this segment are dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rate will have an effect on the credit quality in the segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives for premises and equipment are:

Buildings and improvements	10-40 years
Furniture and equipment	2-10 years

Foreclosed Real Estate

Foreclosed real estate acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less selling costs. Any write-down to fair value at the time of transfer to foreclosed real estate is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed real estate and subsequent adjustments to the value are expensed. When the foreclosed real estate property is sold, a gain or loss is recognized on the sale for the difference between the sales proceeds and the carrying amount of the property. Losses on sales of foreclosed real estate are recognized at the time of the sale. Gains on sales of foreclosed real estate are accounted for in accordance with the conditions set forth in ASC 360, which includes conditions for recognizing deferred gains in future periods. Financed sales of foreclosed real estate are accounted for in accordance with generally accepted accounting principles. Loans originated in relation to financed sales are subjected to the same underwriting standards applied to real estate loans which originate in the normal course of business.

Income Taxes (Benefits)

The Company accounts for income taxes in accordance with income tax accounting guidance (FASB ASC 740, Income Taxes). This guidance sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Benefits) (Continued)

judgment. Deferred tax assets may be reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

In accordance with ASC 740-10 Income Taxes it is the Bank’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes and to disclose the recognized interest and penalties, if material. Management has evaluated all tax positions that could have a significant effect on the financial statements and determined the Bank had no uncertain tax positions at December 31, 2011 or 2010. Further, all years subsequent to 2008 remain subject to evaluation.

Profit-Sharing Plan

Profit-sharing plan contributions are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for federal income tax purposes.

Stock-Based Compensation Plans

At December 31, 2011, the Company has a stock-based employee/director compensation plan which is more fully described in Note 12 of the consolidated financial statements.

Stock compensation accounting guidance (FASB ASC 718, Compensation – Stock Compensation) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes moded is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards and stock grants.

All outstanding grants were fully vested and there were no options granted during the years ended December 31, 2011 and 2010. Therefore, there were no compensation cost related to share-based payments for the years ended December 31, 2011 and 2010.

Earnings (Losses) Per Share

Basic earnings (losses) per share are computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings (losses) per share are computed by dividing net income (loss) by the sum of the weighted-average number of shares of common stock outstanding and diluted potential common shares. Potential common shares consist of all outstanding stock options. Potential dilutive shares are determined using the treasury stock method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financial Instruments

In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Fair Values of Financial Instruments

The fair value of a financial instruments is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Since no quoted market prices exist for a significant part of the Company’s financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the estimated amount and timing of future cash flows, and estimated discounted rates.

The estimation methods for individual classifications of financial instruments are described in Note 20. Different assumptions could significantly affect these estimates. Accordingly, net realizable values could be materially different from the estimates presented. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Company.

Comprehensive Loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income (loss), are components of comprehensive loss.

Advertising

The Company expenses advertising costs as incurred. For the years ended December 31, 2011 and 2010, advertising expense was $93,127 and $52,415, respectively.

Reclassifications

Certain reclassifications have been made to the December 31, 2010 financial statements in order to be comparable to the December 31, 2011 financial statements.

Recent Accounting Pronouncements

In April 2011, the FASB issued Accounting Standards Update No. 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring (“ASU No. 2011-02”). ASU 2011-02 provides additional clarification for creditors in evaluating whether or not a debt restructuring involves a concession and whether a debtor is experiencing financial difficulties, both of which are the basis for determining whether a restructuring constitutes a troubled debt restructuring. The amendments will be effective for the first interim or annual period beginning on or after June 15, 2011. ASU 2011-02 also requires disclosure of those items deferred in ASU 2011-01

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

for interim and annual periods beginning on or after June 15, 2011. ASU No. 2011-02 will have an impact on the Company’s disclosures, but not its financial position or results of operations.

In April 2011, the FASB also issued Accounting Standards Update No. 2011-03, Transfers and Servicing; Reconsideration of Effective Control for Repurchase Agreements (“ASU No. 2011-03”). ASU 2011-03 removes from the assessment of effective control the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and the collateral maintenance implementation guidance related to that criterion. ASU 2011-03 is effective for interim and annual periods beginning on or after December 15, 2011 and is not expected to impact the Company’s disclosures, financial position or results of operations.

In May 2011, the FASB issued Accounting Standards Update No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU No 2011-04”). ASU 2011-04 provides common principles and requirements for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRSs. ASU 2011-04 is effective for interim and annual periods beginning on or after December 15, 2011 and is expected to impact the Company’s disclosures but not its financial position or results of operations.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income (“ASU No 2011-05”). ASU 2011-05 provides entities with the option of presenting comprehensive income in a single, continuous statement of comprehensive income or in two separate but consecutive statements. This update eliminates the option of presenting comprehensive income as part of the statement of changes in stockholders’ equity. ASU 2011-05 is effective for interim and annual periods beginning on or after December 15, 2011 and is not expected to impact the Company’s disclosures, financial position or results of operations.

In December 2011, the FASB issued Accounting Standards Update No. 2011-12, Deferral of the Effective Date of Amendments to the Presentation of Comprehensive Income in Update No. 2011-05 (“ASU No. 2011-12”). ASU 2011-12 temporarily delays the effective date of eliminating the option of presenting comprehensive income as part of the statement of changes in stockholders’ equity for public companies. ASU 2011-12 is effective for interim and annual periods beginning on or after December 15, 2011 and is not expected to impact the Company’s disclosures, financial position or results of operations.

NOTE 2.	REGULATORY ORDER AND GOING CONCERN CONSIDERATIONS

Regulatory Actions

In January 2010, the Bank received a consent order (“order”) from the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance (“The Department”).

The Order is a formal corrective action pursuant to which the Bank has agreed to address specific issues set forth below, through the adoption and implementation of procedures, plan and policies designed to enhance the safety and soundness of the Bank. Contained in the order were various reporting requirements by management and the Board of Directors. In addition, the order requires that the Bank achieve and maintain the following minimum capital levels:

(i) Tier I capital at least equal to 8% of total average assets;

(ii) Total risk-based capital at least equal to 10% of total risk-weighted assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	REGULATORY ORDER AND GOING CONCERN CONSIDERATIONS (Continued)

Regulatory Actions (Continued)

Additional requirements include, but are not limited to, reducing the levels of classified assets, prohibition of the acceptance, renewal, or rollover of brokered deposits, reducing concentrations of credit, prohibition of paying dividends, and maintaining an adequate allowance for loan losses.

The Bank is in substantial compliance with the terms of the Order, with exceptions including compliance with required capital and problem asset levels, specifically other material provisions have been addressed as follows:

i.	Prior to and since the Order, it has been and continues to be the primary focus of the Board of Directors and Bank’s management to get the Bank back on sound financial footing. The Board in general and each committee in particular are taking a more active role the affairs of the Bank.

ii.	The new Chief Operating Officer, John Turner, has taken on the role and responsibility of enforcement and oversight for compliance with the Order. A quarterly report is submitted on the status of the Bank’s compliance. Additionally, he had an immediate positive impact on the Bank’s overall financial position with the implementation of a number of new fee based products, including a new merchant services program, and organizational cost controls. These actions will obviously have a positive impact on the Bank’s bottom line.

iii.	The committee established for oversight of compliance with the Order is the Compliance Committee, that committee is active and ongoing.

iv.	The Bank is currently below the requisite minimum capital ratios of Tier 1 capital at 8% of total assets and total risk based capital at 10% of total risked based assets. The Bank continues to actively pursue those institutional investors that have made conditional commitments to us. Additionally, the Bank will continue to solicit on an ongoing basis investment from individuals. As these funds are infused, its capital ratios will improve to the required levels.

v.	The Bank’s lending and collection policy has been updated. Additionally, procedures and guidelines have been implemented that strengthens the Bank’s underwriting of loans, especially as relates to the Bank’s loan concentrations in church and c-store loans. The Bank believes these improvements will also positively impact the credit quality of our portfolio as new loans are written and existing credits are reevaluated.

vi.	The Bank has eliminated from its books those loans classified as “loss” and 50% of those classified as “doubtful”. This information is reflected in the Bank’s 2010 financial statements. These charge-offs had a significant impact on its overall allowance for loan losses calculation (ALLL). The Bank continues to evaluate the sufficiency of our allowance for loan losses based on its historical charge offs and related economic conditions.

vii.	The Bank recognizes that it continues to have a high concentration of church and c-store loans. Accordingly, the Bank prepares, on a quarterly basis, a risk analysis not only on those loans but on the entire loan portfolio of the Bank. The report is presented to the Board and submitted to the FDIC as part of the Order.

viii.	The Bank is no longer accepting brokered deposits. The Bank is making every effort to increase our core deposit base through enforcement of loan agreements and offering new and improved depository accounts. The Bank is accepting internet deposits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	REGULATORY ORDER AND GOING CONCERN CONSIDERATIONS (Continued)

Regulatory Actions (Continued)

ix.	It is the Bank’s practice to comply with all regulatory and accounting guidelines as relates to the ALLL’s and its adequacy. However, a formal and comprehensive policy is still in the developmental stages.

x.	The Bank’s budget plan has been revised.

xi.	Progress reports are submitted to the Federal Deposit Insurance Corporation and Georgia Department of Banking and Finance on a quarterly basis.

Going Concern Considerations

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. The events and circumstances described herein create a substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include an adjustment to reflect possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability to continue as a going concern. The Company’s ability to continue as a going concern is contingent upon its ability to obtain the capital necessary to sustain profitable operations, implement a management plan to develop a profitable operation, overcoming and satisfying the requirements of the regulatory order described above and lower the level of problem assets.

The Bank has not achieved the required capital levels mandated by the Order. To date the Bank’s capital preservation activities have included balance sheet restructuring that has included curtailed lending activity, including working to reduce overall concentrations in certain lending areas; working to reduce adversely classified assets; and continuing efforts to raise additional capital. The Company has engaged external advisors and has pursued various capital enhancing transactions and strategies throughout 2011. The continuing level of problem loans as of the year ended December 31, 2011 and capital levels continuing to be in the “significantly under capitalized” category of the regulatory framework for prompt corrective action as of December 31, 2011 continue to create substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance that any capital raising activities or other measures will allow the Bank to meet the capital levels required in the Order. Non-compliance with the capital requirements of the Order and other provisions of the Order may cause the Bank to be subject to further enforcement actions by the FDIC or the Department.

NOTE 3.	RISK FACTORS

The Company’s operations are affected by various risk factors, including interest rate risk, credit risk, liquidity risk, and risk from geographic concentration in lending, real estate, marketing, and sales activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company.

The Company’s operations are significantly dependent upon economic conditions and related uncertainties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	RISK FACTORS (Continued)

The Company is affected, directly and indirectly, by domestic and international economic and political conditions and by governmental monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, real estate values, government monetary policy, international conflicts, the actions of terrorists, drought, natural disasters, and other factors beyond the Company’s control may adversely affect the results of operations. Changes in interest rates, in particular, could adversely affect the net interest income and could have many other adverse effects on operations. Adverse economic conditions also could result in an increase in loan delinquencies, foreclosures, nonperforming assets, and a decrease in the value of the property or other collateral which secures the loans, all of which could adversely affect the results of operations. The Company is particularly sensitive to changes in economic conditions and related uncertainties in Georgia because the Company dervies substantially all of its loans, deposits, and other business from this area.

Accordingly, the Company remains subject to the risks associated with prolonged declines in national and local economies.

The Company is subject to extensive federal and state governmental supervision and regulation intended primarily for the protection of depositors. In addition, the Company is subject to changes in federal and state laws, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be predicted, but could adversely affect the Company’s future business and operations.

The Company is subject to vigorous competition in all aspects and areas of business from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, credit unions, and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, and insurance companies. The Company also competes with non-financial institutions, including retail stores that maintain their own credit programs and governmental agencies that make available low cost or guaranteed loans to certain borrowers. Certain competitors are larger financial institutions with substantially greater resources, lending limits, larger branch systems, and a wider array of commercial banking services.

The Bank is a community bank and as such, is mandated by the Community Reinvestment Act and other regulations to conduct most of its lending activities within the geographic area where it is located. As a result, the Bank and its borrowers may be especially vulnerable to the consequences of changes in the local economy.

In addition, the Bank conducts business daily with correspondent banks. These banks are not immune to financial difficulties. Regulation F “Limitations on Interbank Liabilities” requires the Bank to establish and maintain written policies and procedures to prevent excessive exposure to any individual correspondent in relation to the financial condition of the correspondent. Actions resulting from the Dodd-Frank Act of 2010 have reduced the risk somewhat, but the Bank will be vulnerable to the financial difficulties of its major correspondent banks.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES

The amortized cost and fair value of securities with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2011
State, county and municipals	$16,076,970	$73,281	$(186,020)	$15,964,231
Mortgage-backed securities GSE residential	25,738,730	201,977	(16,236)	25,924,471
Trust preferred securities	627,875	—	—	627,875

Total debt securities	42,443,575	275,258	(202,256)	42,516,577
Equity securities	50,000	—	—	50,000

Total securities	$42,493,575	$275,258	$(202,256)	$42,566,577

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2010
U.S. Government sponsored enterprises (GSEs)	$582,112	$1,579	$—	$583,691
State, county and municipals	2,353,058	—	(145,326)	2,207,732
Mortgage-backed securities GSE residential	33,832,986	88,554	(378,370)	33,543,170
Trust preferred securities	627,875	—	—	627,875

Total debt securities	37,396,031	90,133	(523,696)	36,962,468
Equity securities	50,000	—	—	50,000

Total securities	$37,446,031	$90,133	$(523,696)	$37,012,468

The amortized cost and fair value of debt securities as of December 31, 2011 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$500,000	$500,225
Due from one to five years	1,024,875	1,024,985
Due from five to ten years	7,467,835	7,432,802
Due after ten years	7,712,135	7,634,094
Mortgage-backed securities	25,738,730	25,924,471

	$42,443,575	$42,516,577

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES (Continued)

Securities with a carrying value of $17,070,932 and $18,790,667 at December 31, 2011 and December 31, 2010, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

Proceeds from sales of securities available for sale for the years ended December 31, 2011 and 2010 totaled $33,881,314 and $47,105,286, respectively. Gross gains and losses of $405,719 and $(2,007), respectively, were realized on the sales for the year ended December 31, 2011. Gross gains and losses of $569,225 and $(888), respectively, were realized on the sales for the year ended December 31, 2010.

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that securities have been in a continuous unrealized loss position at December 31, 2011 and December 31, 2010.

	Less Than Twelve Months		Twelve Months or More		Total Unrealized Losses
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2011
State, county and municipals	$9,161,795	$(186,020)	$—	$—	$(186,020)
Mortgage-backed securities GSE residential	2,464,959	(16,236)	—	—	(16,236)

Total securities	$11,626,754	$(202,256)	$—	$—	$(202,256)

December 31, 2010
State, county and municipals	$2,207,732	$(145,326)	$—	$—	$(145,326)
Mortgage-backed securities GSE residential	24,689,777	(378,370)	—	—	(378,370)

Total securities	$26,897,509	$(523,696)	$—	$—	$(523,696)

State, county and municipal securities. There were unrealized losses on fourteen state and municipal securities resulting from temporary changes in the interest rate market. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of its amortized cost bases, which may be maturity, the Company does not consider the investments to be other-than-temporarily impaired at December 31, 2011.

Mortgage-backed securities GSE residential. The unrealized loss on the Company’s investment in one GSE mortgage-backed security was caused by interest rate increases. The Company purchased this investment at a discount relative to its face amount, and the contractual cash flows of this investment is guaranteed by an agency of the U.S. Government. Accordingly, it is expected that the security will not be settled at a price less than the amortized cost base of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	SECURITIES (Continued)

Temporarily Impaired Securities (Continued)

and because the Company does not intend to sell the investment and it is not more likely than not that the Company will be required to sell the investment before recovery of its amortized cost base, which may be maturity, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2011.

Other-Than-Temporary Impairment

The Company conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. While all securities are considered, the securities primarily impacted by other-than-temporary impairment considerations have been trust preferred. For each security in the investment portfolio, a regular review is conducted to determine if an other-than-temporary impairment has occurred. Various factors are considered to determine if an other-than-temporary impairment has occurred. However, the most significant factors are default rates or interest deferral rates and the creditworthiness of the issuer. Other factors may include geographic concentrations, credit ratings, and other performance indicators of the underlying asset.

During the first and third quarters of 2010, the Company recorded an other than temporary impairment charge of $97,500 and $27,625, respectively, on one of its investment in a trust preferred security. As of December 31, 2009, the value of that particular trust preferred security for which other than temporary impairment was recognized was $650,000. Management determined the value of this security declined significantly due to the deteriorating capital levels of the subsidiary banks owned by the owner of the trust preferred security, deteriorating asset quality at the subsidiary institutions, and the subordinated nature of the debt the Company held. The owner of the trust preferred security guarantees the securities; however, its primary assets are its subsidiary institutions. The owner of the trust preferred security took steps during the latter part of 2010 and early 2011 to stabilize its subsidiary institutions, including working to collapse the charters to gain cost savings and improving liquidity and capital positions. The security has a new cost basis of approximately $524,875 as of December 31, 2010. We have not noted further deterioration in the underlying credit quality of the trust preferred security during 2011. Thus, the security has the same cost basis of $524,875 as of December 31, 2011.

NOTE 5.	LOANS

The composition of loans is summarized as follows:

	December 31,
	2011	2010
Unsecured	$848,418	$882,795
Cash Value	3,927,837	4,824,758
Residential Real Estate	31,146,880	38,447,647
Commercial Real Estate	181,117,917	186,281,923
Business Assets	1,821,587	3,386,296
Vehicles	1,948,661	2,585,997
Other	104,200	106,559

	220,915,500	236,515,975
Unearned loan fees	(742,898)	(970,203)
Allowance for loan losses	(5,154,505)	(5,223,764)

Loans, net	$215,018,097	$230,322,008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

For purposes of the disclosures required pursuant to the adoption of amendments to ASC 310, the loan portfolio was disaggregated into segments. A portfolio segment is defined as the level at which the entity develops and documents a systematic method for determining its allowance for loan losses. There are seven loan portfolio segments that include unsecured, cash value, residential real estate, commercial real estate, business assets, vehicles, and other.

Unsecured – Loans in this segment are any loans, whether guaranteed, endorsed or co-made, that are not fully collateralized. Unsecured loans are subject to the lending policies and procedures described in Note 1. Total unsecured loans as of December 31, 2011 were 0.4% of the total loan portfolio.

Cash Value – These are loans fully secured by cash or cash equivalents. Cash value loans are subject to the lending policies and procedures described in Note 1. Total cash value loans as of December 31, 2011 were 1.8% of the total loan portfolio.

Residential Real Estate – These loans include all mortgages and other liens on residential real estate, as well as vacant land designated as residential real estate. Residential real estate loans are subject to the lending policies and procedures described in Note 1. Total residential real estate loans as of December 31, 2011 were 14.1% of the total loan portfolio.

Commercial Real Estate – The commercial real estate portfolio represents the largest category of the Company’s loan portfolio. These loans include all mortgages and other liens on commercial real estate. Commercial real estate loans are subject to the lending policies and procedures described in Note 1. Total commercial real estate loans as of December 31, 2011 were 82.0% of the total loan portfolio.

Business Assets – Loans in this segment are made to businesses and are generally secured by business assets, equipment, inventory, and accounts receivable. Business assets loans are subject to the lending policies and procedures described in Note 1. Total business assets loans as of December 31, 2011 were 0.8% of the total loan portfolio.

Vehicles – Loans in this segment are secured by motor vehicles. Vehicle loans are subject to the lending policies and procedures described in Note 1. Total vehicle loans as of December 31, 2011 were 0.9% of the total loan portfolio.

Other – Loans in this segment are generally secured by consumer loans, but include all loans that do not belong in one of the other segments. Other loans are subject to the lending policies and procedures described in Note 1. Total other loans as of December 31, 2011 were less than 0.1% of the total loan portfolio.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

The allowance for loan losses and loans evaluated for impairment for the year ended December 31, 2011, by portfolio segment, is as follows:

	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Unallocated	Total
Allowance for loan losses:
December 31, 2011
Beginning balance	$63,020	$5,210	$2,258,833	$2,234,925	$316,844	$141,759	$5	$203,168	$5,223,764
Charge-offs	(68,717)	—	(1,532,779)	(1,058,851)	(219,264)	(174,728)	—	—	(3,054,339)
Recoveries	9,199	—	190,046	26,853	11,807	1,175	—	—	239,080
Provision	94,459	11,517	1,167,185	1,277,843	190,354	207,815	(5)	(203,168)	2,746,000

Ending balance	$97,961	$16,727	$2,083,285	$2,480,770	$299,741	$176,021	$—	$—	$5,154,505

Ending balance - individually evaluated impairment	$37,861	$17,054	$1,559,888	$942,959	$287,819	$67,891	$—	$—	$2,913,472

Loans:
Ending balance (1)	$848,418	$3,927,837	$31,146,880	$181,117,917	$1,821,587	$1,948,661	$104,200	$—	$220,915,500

Ending balance - Loans individually evaluated for impairment	$65,080	$17,054	$12,180,496	$35,582,735	$650,392	$145,395	$—	$—	$48,641,152

(1)	Loan balances presented are gross of unearned loan fees of $742,898.

The allowance for loan losses and loans evaluated for impairment for the year ended December 31, 2010, by portfolio segment, is as follows:

	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Unallocated	Total
Allowance for loan losses:
December 31, 2010
Beginning balance	$121,061	$68,835	$2,945,465	$2,821,151	$483,536	$209,172	$41	$—	$6,649,261
Charge-offs	(48,444)	(2,840)	(1,107,937)	(989,904)	—	(16,509)	—	—	(2,165,634)
Recoveries	30,594	—	11,184	195,909	32,450	—	—	—	270,137
Provision	(40,191)	(60,785)	410,121	207,769	(199,142)	(50,904)	(36)	203,168	470,000

Ending balance	$63,020	$5,210	$2,258,833	$2,234,925	$316,844	$141,759	$5	$203,168	$5,223,764

Ending balance - individually evaluated impairment	$4,535	$—	$638,268	$989,599	$255,338	$122,269	$—	$—	$2,010,009

Loans:
Ending balance (1)	$882,795	$4,824,758	$38,447,647	$186,281,923	$3,386,296	$2,585,997	$106,559	$—	$236,515,975

Ending balance - Loans individually evaluated for impairment	$83,801	$—	$18,707,869	$29,430,587	$1,940,334	$238,945	$—	$—	$50,401,536

(1)	Loan balances presented are gross of unearned loan fees of $970,203.

A loan is considered impaired, in accordance with the impairment accounting guidance (FASB ASC 310-10-35-16), when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual term of the loan. Impaired loans include loans modified in trouble debt restructuring where concessions have

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

Impaired loans by portfolio segment are as follows:

	As of December 31, 2011
	Unpaid Total Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Unsecured	$65,080	$27,219	$37,861	$65,080	$37,861
Cash value	17,054	—	17,054	17,054	17,054
Residential real estate	13,754,238	7,738,672	4,441,824	12,180,496	1,559,888
Commercial real estate	37,035,387	18,762,620	16,820,115	35,582,735	942,959
Business assets	650,392	334,973	315,419	650,392	287,819
Vehicles	145,395	62,344	83,051	145,395	67,891
Other	—	—	—	—	—

	As of December 31, 2010
	Unpaid Total Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance
Unsecured	$83,801	$76,446	$7,355	$83,801	$4,535
Cash value	—	—	—	—	—
Residential real estate	21,894,780	17,387,990	1,319,879	18,707,869	638,268
Commercial real estate	31,165,379	22,062,076	7,368,511	29,430,587	989,599
Business assets	1,971,023	1,673,333	267,001	1,940,334	255,338
Vehicles	264,991	80,697	158,248	238,945	122,269
Other	—	—	—	—	—

When the Company measures impairment based on the present value of expected cash flows the changes in the present value of these cash flows on impaired loans are recognized as part of bad-debt expense. Interest income from impaired loans for the years ended December 31, 2011 and 2010, by portfolio segment, is as follows:

	Year ended December 31, 2011		Year ended December 31, 2010
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Unsecured	$65,096	$3,582	$72,556	$7,031
Cash value	127,981	1,314	45,829	—
Residential real estate	15,630,196	390,773	16,564,446	529,845
Commercial real estate	32,650,297	1,243,184	25,613,162	1,055,949
Business assets	1,251,354	31,742	1,025,838	138,329
Vehicles	160,830	12,539	187,439	3,532
Other	—	—	—	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

A primary credit quality indicator for financial institutions is delinquent balances. Following are the delinquent amounts, by portfolio segment, as of December 31, 2011:

	Current	30-89 Days	Greater Than 90 Days And Still Accruing	Total Accruing Past Due	Non-accrual	Total Financing Receivables
Unsecured	$680,215	$96,348	$25,358	$121,706	$46,497	$848,418
Cash value	3,627,793	282,990	—	282,990	17,054	3,927,837
Residential real estate	24,875,203	1,340,826	—	1,340,826	4,930,851	31,146,880
Commercial real estate	149,663,226	10,485,170	2,271,985	12,757,155	18,697,536	181,117,917
Business assets	997,810	308,062	—	308,062	515,715	1,821,587
Vehicles	1,679,728	91,771	—	91,771	177,162	1,948,661
Other	104,200	—	—	—	—	104,200

	$181,628,175	$12,605,167	$2,297,343	$14,902,510	$24,384,815	$220,915,500

Following are the delinquent amounts, by portfolio segment, as of December 31, 2010:

	Current	30-89 Days	Greater Than 90 Days And Still Accruing	Total Accruing Past Due	Non-accrual	Total Financing Receivables
Unsecured	$748,934	$86,414	$—	$86,414	$47,447	$882,795
Cash value	4,790,927	33,831	—	33,831	—	4,824,758
Residential real estate	25,093,331	3,101,601	610,925	3,712,526	9,641,790	38,447,647
Commercial real estate	159,067,792	8,305,542	—	8,305,542	18,908,589	186,281,923
Business assets	2,181,829	571,309	—	571,309	633,158	3,386,296
Vehicles	2,174,963	86,212	8,970	95,182	315,852	2,585,997
Other	106,559	—	—	—	—	106,559

	$194,164,335	$12,184,909	$619,895	$12,804,804	$29,546,836	$236,515,975

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. When a loan becomes 90 days past due, it is evaluated to determine if the loan is well-secured and in the process of collection of past due amounts. Loans disclosed as included on nonaccrual status are generally past due over 90 days. However, as of December 31, 2011 three residential real estate loans totaling $69,017, five commercial real estate loans totaling $1,023,736 and 1 unsecured loan totaling $5,458 were past due less than 90 days and carried as nonaccrual at management’s discretion based on the afore mentioned qualifications. As of December 31, 2011 loans past due over 90 and still accruing have been examined by management to ensure they are well-secured and in the process of collection of past due amounts.

The Company uses an eight-grade internal loan rating system for its loan portfolio as follows:

Grade 1—Prime (Excellent)—Loans to borrowers with unquestionable financial strength and a solid earning history. This category includes national, international, regional, local entities, and individuals with commensurate capitalization, profitability, income, or ready access to capital markets as well as loans collateralized by cash equivalents. These loans are considered substantially risk free.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

Grade 2—Good (Superior)—Loans which exhibit a strong earnings record, and liquidity and leverage ratios that compare favorably with the industry. There are excellent prospects for continued growth. This category also includes those loans secured within margins with marketable collateral. Limited risk. The elements for risk for these borrowers are slightly greater than those associated with risk grade Prime.

Grade 3—Acceptable (Average)—Loans to borrowers with a satisfactory financial condition, liquidity, and earnings history which indications that the trend will continue. Working capital is considered adequate and income is sufficient to repay debt as scheduled. Handles normal credit needs in a satisfactory manner.

Grade 4—Fair (Watch)—Loans to borrowers which may show at least one of the following: start-up operation or venture capital, financial condition, adverse events which have not yet become trends such as sporadic profitability, occasional overdrafts, instances of slow pay, documentation deficiencies. Borrower may also exhibit substantial grantor support. Debt is being handled as agreed, and the primary source of repayment remains available. Circumstances may warrant more than normal monitoring, but are not serious enough to warrant criticism of classification.

Grade 5—Special Mention—Loans with potential weaknesses which may, if not checked and corrected, would weaken the assets or inadequately protect the Bank’s credit position at some future date. These loans may require resolution of specific pending events before the associated risk can be adequately evaluated. These are criticized loans.

Grade 6—Substandard—Loans, which are inadequately protected by the net worth and cash flow capacity of the borrower or the collateral pledged. The credit risk in this situation relates to the possibility of some loss of principal or interest if the deficiencies are not corrected. These loans are considered classified.

Grade 7—Doubtful—Loans, which are inadequately protected by the net worth of the borrower or the collateral pledged and repayment in full is improbable on the basis of existing facts, values and conditions. The possibility of loss is high, but because of certain important and reasonable specific pending factors, which may work to the advantage and strengthening of the facility, its classification as an estimated loss is deferred until its more exact status may be determined. These loans are considered classified, as value is impaired. A full or partial reserve is warranted.

Grade 8—Loss—Loans, which are considered uncollectible and continuance as an unacceptable asset are not warranted. These loans are considered classified and are either charged off or fully reserved against.

The following table presents the Company’s loans by risk rating, before unearned loan fees, at December 31, 2011:

Rating:	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Total
Grade 1 (Prime)	$15,490	$27,296	$—	$—	$—	$—	$—	$42,786
Grade 2 (Superior)	20,127	190,867	—	354,446	—	18,929	—	584,369
Grade 3 (Acceptable-Average)	575,653	3,574,692	12,193,364	119,006,553	539,117	1,389,332	—	137,278,711
Grade 4 - Fair (Watch)	63,473	72,988	1,940,701	6,166,739	308,062	55,803	104,200	8,711,966
Grade 5 (Special Mention)	14,162	—	3,013,965	12,125,628	301,423	253,112	—	15,708,290
Grade 6 (Substandard)	159,513	61,994	13,892,036	43,464,551	672,985	231,381	—	58,482,460
Grade 7 (Doubtful)	—	—	106,814	—	—	104	—	106,918
Grade 8 (Loss)	—	—	—	—	—	—	—	—

	$848,418	$3,927,837	$31,146,880	$181,117,917	$1,821,587	$1,948,661	$104,200	$220,915,500

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

The following table presents the Company’s loans by risk rating at December 31, 2010:

Rating:	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Total
Grade 1 (Prime)	$—	$44,674	$—	$—	$—	$—	$—	$44,674
Grade 2 (Superior)	22,945	70,500	—	371,277	—	42,733	—	507,455
Grade 3 (Acceptable-Average)	538,193	4,006,005	14,756,707	134,777,727	844,321	1,770,983	—	156,693,936
Grade 4 - Fair (Watch)	34,410	703,579	2,717,276	9,840,462	1,707,272	355,056	106,559	15,464,614
Grade 5 (Special Mention)	68,892	—	2,741,872	4,143,158	—	30,812	—	6,984,734
Grade 6 (Substandard)	218,355	—	17,787,787	36,936,982	834,703	381,283	—	56,159,110
Grade 7 (Doubtful)	—	—	444,005	—	—	5,130	—	449,135
Grade 8 (Loss)	—	—	—	212,317	—	—	—	212,317

	$882,795	$4,824,758	$38,447,647	$186,281,923	$3,386,296	$2,585,997	$106,559	$236,515,975

Each loan is assigned a risk rating at origination, and grades are continuously assessed as part of the bank’s loan grading system based on loan review results as well as internal evaluations. Grades are changed as necessary based on the most recent information and indications available for each loan.

In this current real estate environment it has become more common to restructure or modify the terms of certain loans under certain conditions (i.e. troubled debt restructures or “TDRs”). In those circumstances it may be beneficial to restructure the terms of a loan and work with the borrower for the benefit of both parties, versus forcing the property into foreclosure and having to dispose of it in an unfavorable real estate market. The Company has not forgiven any material principal amounts on any loan modifications to date.

At the time a loan is restructured, the Company considers the existing and anticipated cash flows and recent payment history to determine whether a restructured loan will accrue interest. Once a loan is restructured, missed payment under the revised note is an indication the customer is experiencing further cash flow difficulties, and therefore a restructure would immediately go to nonaccrual status. From time to time the Company has modified loans and not accounted for them as troubled debt restructurings. Given the current economic environment, especially with respect to interest rates, there have been instances where a good customer has come in to renegotiate for a more favorable rate or one more in line with market rates. Given this and similar circumstances we have made concessions to keep the relationship. In such cases these are not and will not be accounted for or reported as a TDR. Before any loan is modified and considered as a Troubled Debt Restructure, a thorough analysis is performed on current financial information and collateral valuation to derive a payment schedule that is supported by cash flows. The existing and anticipated cash flows and recent payment history will determine whether the loan will accrue interest or not.

The Company’s TDRs as of December 31, 2011 and 2010 are presented below based on their status as performing or non-performing in accordance with the restructured terms:

	2011	2010
Performing TDRs	$13,360,284	$7,150,692
Non-performing TDRs	7,832,091	12,093,796

Total TDRs	$21,192,375	$19,244,488

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

TDRs quantified by loan type and classified separately as accrual and non-accrual are presented below:

	December 31, 2011
	Accruing	Non-Accrual	Total
Unsecured	$—	$13,604	$13,604
Cash value	—	—	—
Residential real estate	4,935,018	—	4,935,018
Commercial real estate	11,142,281	5,083,439	16,225,720
Business assets	12,205	—	12,205
Vehicles	5,828	—	5,828
Other	—	—	—

Total TDRs	$16,095,332	$5,097,043	$21,192,375

	December 31, 2010
	Accruing	Non-Accrual	Total
Unsecured	$—	$—	$—
Cash value	5,200	—	5,200
Residential real estate	2,535,160	5,063,019	7,598,179
Commercial real estate	4,600,274	7,030,777	11,631,051
Business assets	10,058	—	10,058
Vehicles	—	—	—
Other	—	—	—

Total TDRs	$7,150,692	$12,093,796	$19,244,488

The Company’s policy is to return non-accrual TDR loans to accrual status when all the principal and interest amounts contractually due, pursuant to its modified terms, are brought current and future payments are reasonably assured. The policy also considers payment history of the borrower, but is not dependent upon a specific number of payments.

As of December 31, 2011 and 2010 TDRs totaling $20,983,196 and $12,433,192, respectively, were considered impaired loans. The Company recorded $726,270 and $121,956 in specific reserves as of December 31, 2011 and 2010, respectively. The Company recognized no charge offs on TDR loans during the year ended December 31, 2011. During the year ended December 31, 2010 the Company recognized charge offs of $871,836 related to TDR loans.

Loans are modified to minimize loan losses when the Company believes the modification will improve the borrower’s financial condition and ability to repay the loan. The Company typically does not forgive principal. The Company generally either defers, or decreases monthly payments for a temporary period of time. A summary of the types of concessions made as of December 31, 2011 and 2010 are presented in the table below:

	2011	2010
Lowered interest rate and/or payment amount	$5,767,702	$4,824,816
Interest only payment terms	3,476,659	11,316,296
Interest only & rate reduction	935,697	197,544
Waived interest and/or late fees	5,478,899	1,970,060
A&B note structure	1,015,693	935,772
Substitution of debtor	4,517,725	—

Total TDRs	$21,192,375	$19,244,488

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	LOANS (Continued)

The following table presents loans modified as TDRs by class and related recorded investment, which includes accrued interest and fees on accruing loans, in those loans as of December 31, 2011 and 2010:

	2011		2010
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Unsecured	1	$13,604	0	$—
Cash value	0	—	1	5,773
Residential real estate	5	4,949,688	5	7,984,656
Commercial real estate	22	16,320,317	14	11,806,852
Business assets	2	12,799	1	10,114
Vehicles	2	6,017	0	—
Other	0	—	0	—

Total TDRs	32	$21,302,425	21	$19,807,395

There have been no loans modified as TDRs within the past twelve months for which there was a payment default within the twelve month period ended December 31, 2011.

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2011 are as follows:

Balance, beginning of year	$3,026,856
Advances	19,793
Repayments	(170,946)
Change in related parties	(5,215)

Balance, end of year	$2,870,488

NOTE 6.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2011	2010
Land	$1,359,497	$1,344,962
Buildings and improvements	8,931,190	8,931,190
Furniture and equipment	4,486,276	4,358,396

	14,776,963	14,634,548
Accumulated depreciation	(5,639,914)	(5,132,741)

	$9,137,049	$9,501,807

Depreciation expense was $520,548 and $567,424 for the years ended December 31, 2011 and 2010, respectively.

Leases

The Company has an operating sublease agreement for the rental of a branch banking facility at Hartsfield Jackson Atlanta International Airport. The sublease agreement covers approximately 475 square feet of space located in the main terminal of the airport. The sublessor agreed to pay the Company’s obligations under the sublease with the exception of the Company’s pro rata share of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	PREMISES AND EQUIPMENT (Continued)

Leases (Continued)

actual maintenance and operating costs for the Bank center (currently estimated at $25 per square foot per year). The lease calls for lease payments of $1,000 per month and has a term of five years.

The Company also has an operating lease agreement for the rental of an ATM location inside a retail shopping center in Albany, Georgia. The lease calls for lease payments of $950 per month and has a lease term of three years.

The following represents the minimum monthly lease payments under noncancelable operating leases:

2012	$16,400
2013	11,400
2014	2,850

Total	$30,650

Total rental expense for the years ended December 31, 2011 and 2010 was $71,544 and $66,632, respectively.

NOTE 7.	FORECLOSED REAL ESTATE

A summary of foreclosed real estate are presented as follows:

	Years Ended December 31,
	2011	2010
Balance, beginning of year	$8,917,239	$6,332,288
Additions	10,270,956	4,477,714
Capitalized expenses	92,108	3,858
Writedowns	(351,680)	(74,724)
Sales	(31,749)	(341,716)
Internally financed sales	(708,607)	(1,505,991)
Net gain (loss) on sales	(36,666)	25,810

Balance, end of year	$18,151,601	$8,917,239

Included in the amount of writedowns above are direct charges related to specifically identified declines in value of $166,680 and $74,724 for the years ended December 31, 2011 and 2010, respectively. During the year ended December 31, 2011, a general reserve of $185,000 was established for probable losses related to selling and holding costs. There was no general reserve for the year ended December 31, 2010.

As of December 31, 2011 and 2010, deferred gains on sales of foreclosed real estate of $312,950 and $312,950 are included in the balance sheet as a reduction of loans.

(Income) expenses applicable to foreclosed real estate include the following:

	Years Ended December 31,
	2011	2010
Net loss (gain) on sales of real estate	$36,666	$(25,810)
Operating expenses, net of rental income	705,966	396,703

Total	$742,632	$370,893

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	DEPOSITS

Deposit account balances at December 31, 2011 and 2010 are summarized as follows:

	2011	2010
Non-interest bearing	$28,433,587	$24,624,361
Interest-bearing demand	5,513,729	5,088,279
Money market	22,220,023	20,539,734
Individual savings	9,567,472	9,037,684
Time deposits $100,000 or greater	126,350,997	113,019,690
Other time deposits	84,812,974	102,972,547

Total	$276,898,782	$275,282,295

The scheduled maturities of time deposits at December 31, 2011 are as follows:

2012	$130,789,865
2013	30,306,692
2014	29,725,141
2015	12,343,438
2016 and thereafter	7,998,835

Total	$211,163,971

At December 31, 2011 and 2010, the Company had brokered deposits of $13,854,654 and $19,571,210, respectively.

At December 31, 2011 and 2010, overdraft demand deposits reclassified to loans totaled $62,961 and $69,940, respectively.

NOTE 9.	NOTE PAYABLE

The Company has a line of credit with a financial institution that was later taken into receivership in 2010. Under the terms of the line of credit, the Company could borrow funds during the first two years “draw period” of the agreement. During the “draw period,” interest only payments were due on a quarterly basis. Effective September 1, 2006, the Company was required to begin amortizing the loan over a ten year period maturing June 1, 2016 through equal annual principal payments and accrued interest payments due quarterly. This line of credit is secured by the outstanding shares of Capitol City Bank & Trust common stock. As of December 31, 2011 and 2010, total borrowings under this line of credit were $275,250.

On April 10, 2009, certain terms of the line of credit were modified including the increase in the interest rate to prime plus 3.00%. The Company is required to make principal payments of $45,875 per quarter together with accrued interest. Payments totaling $91,750 were due in 2011 and $183,500 were due in 2010, but were not paid and a waiver has not been provided by the lender due to the receivership of the originating institution. At December 31, 2011, the Company remains in the process of renewing the note subject to regulatory approval of the proposed terms and conditions. Under the terms of the note, the lender has the right to call the note due and payable; however, payment of such would likely be subject to regulatory approval of the FDIC since the source of payments of this note is from the holding company which derives its cash from dividends paid from the Bank. However, as of December 31, 2011, the Bank is unable to pay dividends to the holding company due to the consent order with the FDIC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	NOTE PAYABLE (Continued)

Contractual maturities of the note payable are as follows:

2012	$275,250
2013	—

Total	$275,250

NOTE 10.	OTHER BORROWINGS

At December 31, 2011, the Company had a federal fund line available with a correspondent bank of $5,000,000. The Company also had an available repurchase line with a correspondent bank of $10,000,000 and a borrowing capacity through the Federal Reserve Discount Window of $2,477,089.

FHLB advances are secured by a lien on the Company’s FHLB stock, the Company’s deposits with the FHLB, one of the Company’s investment securities available for sale, and a blanket floating line on the Company’s loan portfolio. As of December 31, 2011 and 2010, the Company had advances outstanding with the FHLB totaling $5,500,000 and $5,500,000, respectively. As of December 31, 2011, advances had a weighted average rate of 0.35% and mature on various dates between April 1, 2012 and July 19, 2012.

On May 10, 2010, the Company was notified by the FHLB that, based on the current financial and operating condition of the Company, all credit availability of the Company with the FHLB had been rescinded. Additionally, the Company is also now required to provide all collateral underlying existing advances outstanding for safekeeping at the FHLB. On March 23, 2011, the Company was notified that its credit availability had been reinstated, for a maximum of 4% of the total assets of the Bank. At December 31, 2011, the Company had credit availability with FHLB of $6,396,378.

NOTE 11.	TRUST PREFERRED SECURITIES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after April 7, 2008. The sole assets of the grantor trust are the Junior Subordinated Debentures of the Company (the “Debentures”). The Debentures have the same variable interest rate of LIBOR plus 3.3% provided that the applicable interest rate could not exceed 12.5% through April 7, 2008 (3.70% at December 31, 2011). The Company had the right to defer interest payments on the Debentures up to ten consecutive semi-annual periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

The preferred securities are subject to redemption, in whole or in part, upon repayment of the subordinated debentures at maturity on April 7, 2033 or their earlier redemption. The Company has the right to redeem the debentures, in whole or in part, from time to time, on or after April 7, 2008, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest.

The Company has guaranteed the payment of all distributions the Trust is obligated to make, but only to the extent the Trust has sufficient funds to satisfy those payments. The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee Agreement,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	TRUST PREFERRED SECURITIES (Continued)

the Trust Agreement, the Subordinated Debentures, and the Indenture provide, in the aggregate, a full, irrevocable and unconditional guarantee of all of the obligations of the Trust under the Preferred Securities on a subordinated basis.

The Company is required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve Board determined that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank and financial holding companies. In calculating the amount of Tier 1 qualifying capital, the trust preferred securities can only be included up to the amount constituting 25% of total Tier 1 capital elements (including trust preferred securities). Such Tier 1 capital treatment provides the Company with a more cost-effective means of obtaining capital for bank regulatory purposes than if the Company were to issue preferred stock.

The trust preferred securities and the related Debentures were issued on April 7, 2003. Both financial instruments bear an identical annual rate of interest at 3.70% at December 31, 2011. Distributions on the trust preferred securities are paid quarterly on January 7, April 7, July 7, and October 7 of each year, beginning July 7, 2003. Interest on the Debentures is paid on the corresponding dates. The Company has exercised its right to defer payment of interest on the Debentures beginning during the first quarter of 2010, continuing through December 31, 2011. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2011 and 2010 was $3,403,000. The aggregate principal amount of Debentures outstanding at December 31, 2011 and 2010 was $3,403,000.

NOTE 12.	EMPLOYEE BENEFIT PLANS

Stock-Based Compensation

The Company has a stock option plan in which the Company can grant to directors, emeritus directors, and employees options for an aggregate of 2,553,600 shares of the Company’s stock. For incentive stock options, the option price shall be not less than the fair market value of such shares on the date the option is granted. If the optionee owns shares of the Company representing more than 10% of the total combined voting power, then the price shall not be less than 110% of the fair market value of such shares on the date the option is granted. With respect to nonqualified stock options, the option price shall be set at the Board’s sole and absolute discretion. The option period for all grants will not exceed ten years from the date of grant. Other pertinent information related to the options is as follows:

A summary of stock option activity under the Plan as of December 31, 2011 and 2010, and changes during the years then ended is presented below:

December 31, 2011	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2011	178,656	$0.94
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding at December 31, 2011	178,656	$0.94	1.0

Vested at December 31, 2011	178,656	$0.94	1.0

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12.	EMPLOYEE BENEFIT PLANS (Continued)

Stock-Based Compensation (Continued)

December 31, 2010	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at January 1, 2010	178,656	$0.94
Granted	—	—
Forfeited	—	—
Exercised	—	—

Outstanding at December 31, 2010	178,656	$0.94	2.0

Vested at December 31, 2010	178,656	$0.94	2.0

There was no compensation cost related to share-based payments for the years ended December 31, 2011 and 2010.

Shares available for future stock options grants to employees and directors under existing plans were 633,600 at December 31, 2011. At December 31, 2011, the aggregate intrinsic value of options outstanding and exercisable was $279,150.

Employee Stock Purchase Plan

In 2007, the Company adopted a stock purchase plan. Under the plan, employees of the Company meeting certain eligibility requirements are eligible to participate in the plan. Participants in the plan may participate through payroll deductions which are limited to 15% of gross pay. The purchase price of the shares of common stock is based on 85% of the fair market value. The initial offering commenced on January 1, 2007. For the years ended December 31, 2011 and 2010, -0- and 2,300 shares, respectively, were purchased under the plan. A total of 7,440 shares have been purchased under the plan as of December 31, 2011.

401(k) Profit-Sharing Plan

The Company has a 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions to the plan charged to expense for the years ended December 31, 2011 and 2010 amounted to $81,732 and $74,703, respectively.

NOTE 13.	STOCK SPLIT

On June 22, 2010, the Company’s shareholders approved a 4 for 1 stock split and a change in the par value of its common stock from $1.50 to $1.00. All per share amounts in all periods have been retroactively adjusted for this split as if it occurred in the first period presented.

NOTE 14.	SECONDARY STOCK OFFERING

On May 8, 2008, the Company filed an S-1 registration statement for a stock offering of up to 1,500,000 shares of the Company’s common stock at a price of $2.50 per share. The offering was terminated on May 8, 2011.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	INCOME TAXES

Income tax benefit consists of the following:

Years Ended December 31,
	2011	2010
Current	$—	$—
Deferred	—	—

Income tax benefit	$—	$—

The Company’s income tax expense (benefit) differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2011	2010
Tax benefit at statutory federal rate	$(542,338)	$12,591
Tax-free income	(5,130)	—
Disallowed interest expense	562	—
State income tax benefit	(59,153)	39
Valuation allowance	597,497	(56,429)
Other items, net	8,562	43,799

Income tax benefit	$—	$—

The components of the net deferred tax asset, included in other assets, are as follows:

	Years Ended December 31,
	2011	2010
Deferred tax assets:
Loan loss reserves	$1,058,955	$1,171,780
Reserve for other real estate	494,783	383,154
Income tax loss carryover	2,045,540	1,448,731
Other	6,252	4,552

	3,605,530	3,008,217

Deferred tax liabilities:
Depreciation	205,819	206,003

Valuation allowance	(3,399,711)	(2,802,214)

Net deferred tax assets	$—	$—

The Company has net operating loss carryforwards expiring in 2029, if not utilized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	LOSSES PER COMMON SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per common share:

	Years Ended December 31,
	2011	2010
Net loss available to common shareholders	$(1,657,267)	$(25,125)

Weighted average common shares outstanding	9,818,338	9,719,293
Net effect of the assumed exercise of stock options based on the treasury	111,481	111,482

stock method using the average market price for the period
Average number of common shares outstanding used to calculate diluted earnings per common share	9,929,819	9,830,775

Weighted average common shares outstanding are used in the diluted earnings per share calculation for the years ended December 31, 2011 and 2010, as there was a net loss, and inclusion of common stock equivalents would have been anti-dilutive.

Weighted average shares outstanding for the year ended December 31, 2010 have been adjusted for a four for one stock split in the form of a 100% stock dividend declared and paid on June 22, 2010.

NOTE 17.	COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2011	2010
Commitments to extend credit	$4,196,000	$4,894,000
Financial standby letters of credit	544,000	2,058,000
Other standby letters of credit	340,000	400,000

	$5,080,000	$7,352,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies and is required in instances which the Company deems necessary.

At December 31, 2011 and 2010, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2011 and 2010.

Contingencies

The Company’s nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation in which the outcome will have a material effect on the consolidated financial statements.

NOTE 18.	CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Fulton County, Dougherty County, Chatham County, Richmond County, metropolitan Atlanta, and to various minority groups throughout the southeastern United States. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these market areas. Ninety-six percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market areas. Included in loans secured by real estate are loans to churches and convenience stores in the Company’s market areas which make up twenty-five percent and twenty-seven percent, respectively, of the total loan portfolio. Accordingly, the ultimate collectability of the Company’s loan portfolio is susceptible to changes in real estate conditions in the Company’s primary market areas. The other concentrations of credit by type of loan are set forth in Note 5.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of the Bank’s statutory capital or net assets, as defined, which amounted to approximately $3,000,000 at December 31, 2011.

The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.	REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2011, no dividends could be declared without regulatory approval.

The Company, on a consolidated basis, and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined by the regulations), to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).

On January 13, 2010, the Company received a consent order (“order”) from the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. Contained in the order were various reporting requirements by management and the Board of Directors. In addition, the order requires that the Bank achieve and maintain the following minimum capital levels:

i.	Tier I capital at least equal to 8% of total average assets;

ii.	Total risk-based capital at least equal to 10% of total risk-weighted assets.

Additional requirements include, but are not limited to, reducing the levels of classified assets, prohibition of the acceptance, renewal, or rollover of brokered deposits, reducing concentrations of credit, prohibition of paying dividends, and maintaining an adequate allowance for loan losses.

As of December 31, 2011, the Bank and Company’s capital amounts and ratios fall under the category of “significantly under capitalized” under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table and also must not be subject to any written agreement, order, capital directive, or prompt corrective action directive issued by federal banking regulators. Management has implemented plans to raise additional capital to restore the Bank and Company to “well-capitalized” status.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.	REGULATORY MATTERS (Continued)

The Company and Bank’s actual capital amounts and ratios are presented in the following table.

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required For Compliance With Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2011:
Total Capital to Risk Weighted Assets:
Consolidated	$14,075	5.47%	$20,585	8.00%	N/A	N/A
Bank	$15,237	5.93%	$20,566	8.00%	$25,708	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$10,837	4.21%	$10,292	4.00%	N/A	N/A
Bank	$12,000	4.67%	$10,283	4.00%	N/A	N/A
Tier I Capital to Average Assets:
Consolidated	$10,837	3.62%	$11,961	4.00%	N/A	N/A
Bank	$12,000	4.02%	$11,952	4.00%	$23,904	8.00%

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required For Compliance With Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2010:
Total Capital to Risk Weighted Assets:
Consolidated	$16,176	6.21%	$20,825	8.00%	N/A	N/A
Bank	$16,600	6.38%	$20,801	8.00%	$26,001	10.00%
Tier I Capital to Risk Weighted Assets:
Consolidated	$12,901	4.96%	$10,412	4.00%	N/A	N/A
Bank	$13,325	5.12%	$10,401	4.00%	N/A	N/A
Tier I Capital to Average Assets:
Consolidated	$12,901	4.17%	$12,382	4.00%	N/A	N/A
Bank	$13,325	4.31%	$12,370	4.00%	$24,739	8.00%

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Determination of Fair Value (Continued)

estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1—Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traced in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2—Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3—Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash, Due From Banks, Interest-Bearing Deposits at Other Financial Institutions, and Federal Funds Sold: The carrying amounts of cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold approximates fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

Securities: Where quoted prices are available in an active market, we classify the securities within level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, we estimate fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include GSE obligations, corporate bonds, and other securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, we classify those securities in level 3.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. Fair value of fixed rate loans is estimated using discounted contractual cash flow analyses, using market interest rates for comparable loans. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts of variable-rate certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation using market interest rates currently being offered for certificates of similar maturities.

Federal Home Loan Bank (“FHLB”) advances and other borrowings: Fair values of fixed rate FHLB advances and other borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. The carrying values of variable rate FHLB advances and other borrowings approximate fair value.

Trust Preferred Securities: The fair value of the Company’s variable rate trust preferred securities approximates the carrying value.

Accrued Interest: The carrying amounts of accrued interest approximate fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Assets Measured at Fair Value on a Recurring Basis:

Assets measured at fair value on a recurring basis are summarized below:

	December 31, 2011
	Level 1	Level 2	Level 3	Total
Assets
Debt Securities Available for sale:
State, county and municipals	$—	$15,964,231	$—	$15,964,231
Mortgage-backed securities GSE residential	—	25,924,471	—	25,924,471
Trust preferred securities	—	—	627,875	627,875

Total debt securities available for sale	—	41,888,702	627,875	42,516,577
Equity securities	—	—	50,000	50,000

Investment securities available for sale	$—	$41,888,702	$677,875	$42,566,577

	December 31, 2010
	Level 1	Level 2	Level 3	Total
Assets
Debt Securities Available for sale:
U.S. Government sponsored enterprises (GSEs)	$—	$583,691	$—	$583,691
State, county and municipals	—	2,207,732	—	2,207,732
Mortgage-backed securities GSE residential	—	33,543,170	—	33,543,170
Trust preferred securities	—	—	627,875	627,875

Total debt securities available for sale	—	36,334,593	627,875	36,962,468
Equity securities	—	—	50,000	50,000

Investment securities available for sale	$—	$36,334,593	$677,875	$37,012,468

In relation to the securities classified as available-for-sale which are reported at fair value utilizing Level 2 inputs, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. The investments in the Company’s portfolio are generally not quoted on an exchange but are actively traded in the secondary institutional markets.

The available-for-sale securities which are reported at fair value using Level 3 inputs are evaluated on a regular basis by management through consideration of the financial condition of the issuer.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Assets Measured at Fair Value on a Recurring Basis: (Continued)

There have been no changes in the individual securities, balances or fair values of those available-for-sale securities reported using Level 3 inputs during the years ended December 31, 2011.

Assets Measured at Fair Value on a Nonrecurring Basis:

Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated balance sheet by caption and by level in the fair value hierarchy, for which a nonrecurring change in fair value has been recorded:

	December 31, 2011
	Level 1	Level 2	Level 3	Total Gains (Losses)
Impaired loans	$—	$—	$21,155,090	$(2,844,797)
Foreclosed real estate	—	—	998,820	(166,680)

Total	$—	$—	$22,153,910	$(3,011,477)

	December 31, 2010
	Level 1	Level 2	Level 3	Total Gains (Losses)
Impaired loans	$—	$—	$19,201,393	$(6,424,524)
Foreclosed real estate	—	—	1,175,349	(271,788)

Total	$—	$—	$20,376,742	$(6,696,312)

At December 31, 2011, in accordance with the provisions of the loan impairment guidance, individual loans with a carrying value of $23,999,887 were written down to fair value of $21,155,090, resulting in charge offs and specific reserves of $2,844,797. Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value. Fair value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy. Collateral may include real estate, or business assets including equipment, inventory and accounts receivable. Write downs of impaired loans are estimated using the present value of the expected cash flows or the appraised value of the underlying collateral discounted as necessary due to management’s estimates of changes in economic conditions.

Foreclosed real estate is adjusted to fair value upon transfer of the loans to foreclosed real estate. Subsequently, foreclosed real estate is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed real estate as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed real estate as nonrecurring Level 3.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Assets Measured at Fair Value on a Nonrecurring Basis: (Continued)

The carrying amount and fair value of the Company’s financial instruments were as follows:

	December 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and short term investments	$8,260,115	$8,260,115	$6,530,362	$6,530,362
Securities	43,359,477	43,359,477	38,037,768	38,037,768
Loans, net	215,018,097	217,575,824	230,322,008	233,696,460
Accrued interest receivable	1,087,596	1,087,596	1,124,611	1,124,611

Financial liabilities:
Deposits	276,898,782	276,218,543	275,282,295	277,390,698
Note payable	275,250	275,250	275,250	275,250
Federal Home Loan Bank advances	5,500,000	5,499,756	5,500,000	5,521,875
Company guaranteed trust preferred securities	3,403,000	3,403,000	3,403,000	3,403,000
Accrued interest payable	895,085	895,085	999,367	999,367

NOTE 21.	SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2011	2010
Security	$338,418	$356,803
Computer expenses	946,362	1,046,775
Audit and professional fees	865,853	797,478
Telephone expenses	152,275	243,817
FDIC insurance assessments	1,101,069	1,416,624
Other real estate expenses	816,217	534,015

NOTE 22.	SUBSEQUENT EVENTS

Subsequent to December 31, 2011, the Company issued a Private Placement Memorandum and commenced the sale of its common stock to accredited investors. As of April 12, 2012, the Company had sold 382,000 shares totaling $955,000 to accredited investors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23.	PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of operations and cash flows of Capitol City Bancshares, Inc., as of and for the years ended December 31, 2011 and 2010:

CONDENSED BALANCE SHEETS

	2011	2010
Assets
Cash	$13,051	$14,584
Investment in subsidiaries	12,115,516	12,935,586
Investment in trust preferred securities	103,000	103,000
Securities available for sale	50,000	50,000
Other assets	73,239	81,639

Total assets	$12,354,806	$13,184,809

Liabilities and Stockholders’ Equity
Other liabilities	$474,872	$264,654
Note payable	275,250	275,250
Company guaranteed trust preferred securities	3,403,000	3,403,000
Stockholders’ equity	8,201,684	9,241,905

Total liabilities and stockholders’ equity	$12,354,806	$13,184,809

CONDENSED STATEMENTS OF OPERATIONS

	2011	2010
Income
Interest income	$—	$943
Dividends from bank subsidiary	—	25,000
Other income	—	816

Total income	—	26,759

Expense
Interest expense	148,062	144,786
Other expenses	45,413	64,723

Total expenses	193,475	209,509

Income (loss) before income tax benefit and equity in undistributed income (loss) of subsidiaries	(193,475)	(182,750)

Income tax benefit	—	—

Loss before equity in undistributed income (loss) of subsidiaries	(193,475)	(182,750)

Equity in undistributed income (distributions in excess of earnings) of subsidiaries	(1,401,636)	219,780

Net income (loss)	$(1,595,111)	$37,030

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23.	PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	2011	2010
OPERATING ACTIVITIES
Net income (loss)	$(1,595,111)	$37,030
Adjustments to reconcile net income (loss) to net cash used in operating activities:
(Earnings) losses of subsidiaries	1,401,636	(244,780)
Net other operating activities	156,462	68,638

Net cash used in operating activities	(37,013)	(139,112)

INVESTING ACTIVITIES
Capital contribution in bank	(75,000)	(193,050)

Net cash used in investing activities	(75,000)	(193,050)

FINANCING ACTIVITIES
Cash dividends received from subsidiary	—	25,000
Proceeds from issuance of common stock from secondary stock offering	110,480	254,450
Proceeds from issuance of common stock under ESOP plan	—	5,750

Net cash provided by financing activities	110,480	285,200

Net decrease in cash	(1,533)	(46,962)

Cash at beginning of year	14,584	61,546

Cash at end of year	$13,051	$14,584

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of:	REPLY TO:
Certified Public Accountants	2970 Clairmont RD NE
Certified Internal Auditors	Atlanta, Georgia 30329-4440
Certified Financial Planners®	800-823-1224
Certified Valuation Analysts	FAX 404-214-1302 atlanta@nicholscauley.com

Atlanta — Clarkesville — Dublin — Warner Robins
www.nicholscauley.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

REPORT ON SUPPLEMENTAL INFORMATION

Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the consolidated financial statements of Capitol City Bancshares, Inc. and subsidiaries as of and for the year ended December 31, 2011, and our report thereon dated April 12, 2012, which expressed an unqualified opinion on those consolidated financial statements, appears on page 1. Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements as a whole. The accompanying supplementary information as listed in the table of contents for the year ended December 31, 2011, is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements as a whole.

/s/ Nichols, Cauley and Associates, LLC

Atlanta, Georgia

April 12, 2012

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2011

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Assets
Cash and due from banks	$7,029,604	$13,051	$35,830	$(48,881)	$7,029,604
Interest-bearing deposits at other financial institutions	635,511	—	—	—	635,511
Federal funds sold	595,000	—	—	—	595,000
Securities available for sale	42,413,577	153,000	—	—	42,566,577
Restricted equity securities, at cost	792,900	—	—	—	792,900
Investment in subsidiaries	—	12,115,516	—	(12,115,516)	—
Loans, net of unearned income	220,172,602	—	—	—	220,172,602
Less allowance for loan losses	5,154,505	—	—	—	5,154,505

Loans, net	215,018,097	—	—	—	215,018,097

Premises and equipment, net	9,131,104	—	5,945	—	9,137,049
Foreclosed real estate	18,151,601	—	—	—	18,151,601
Other assets	1,880,528	73,239	—	—	1,953,767

Total assets	$295,647,922	$12,354,806	$41,775	$(12,164,397)	$295,880,106

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$28,482,468	$—	$—	$(48,881)	$28,433,587
Interest-bearing	248,465,195	—	—	—	248,465,195

Total deposits	276,947,663	—	—	(48,881)	276,898,782
Note payable	—	275,250	—	—	275,250
Federal Home Loan Bank advances	5,500,000	—	—	—	5,500,000
Company guaranteed trust preferred securities	—	3,403,000	—	—	3,403,000
Other liabilities	1,126,518	474,872	—	—	1,601,390

Total liabilities	283,574,181	4,153,122	—	(48,881)	287,678,422

Stockholders’ equity
Preferred Stock	—	1,607,800	—	—	1,607,800
Common Stock	3,192,528	9,833,430	341,000	(3,533,528)	9,833,430
Surplus	22,056,866	130,036	—	(22,056,866)	130,036
Retained deficit	(13,248,655)	(3,442,584)	(299,225)	13,547,880	(3,442,584)
Accumulated other comprehensive income (loss)	73,002	73,002	—	(73,002)	73,002

Total stockholders’ equity	12,073,741	8,201,684	41,775	(12,115,516)	8,201,684

Total liabilities and stockholders’ equity	$295,647,922	$12,354,806	$41,775	$(12,164,397)	$295,880,106

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2011

	Capitol City Bank & Trust	Capitol City Bancshares, Inc.	Capitol City Home Loans	Eliminations	Consolidated
Interest income:
Loans, including fees	$13,650,673	$—	$—	$—	$13,650,673
Deposits in banks	988	—	—	—	988
Securities	958,586	—	—	—	958,586
Federal funds sold	3,666	—	—	—	3,666

Total interest income	14,613,913	—	—	—	14,613,913

Interest expense:
Deposits	5,525,543	—	—	—	5,525,543
Other borrowings	25,910	148,062	—	—	173,972

Total interest expense	5,551,453	148,062	—	—	5,699,515

Net interest income (loss)	9,062,460	(148,062)	—	—	8,914,398
Provision for loan losses	2,746,000	—	—	—	2,746,000

Net interest income (loss) after provision for loan losses	6,316,460	(148,062)	—	—	6,168,398

Other income:
Service charges on deposit accounts	1,386,243	—	—	—	1,386,243
Other fees and commissions	94,774	—	—	—	94,774
Gain on sales of available for sale securities	403,712	—	—	—	403,712
Gain (loss) on sales of foreclosed real estate	(36,666)	—	—	—	(36,666)
Gain on disposal of premises and equipment	10,549	—	—	—	10,549
Other operating income	504,130	—	—	—	504,130

Total other income	2,362,742	—	—	—	2,362,742

Other expenses:
Salaries and employee benefits	3,645,725	—	—	—	3,645,725
Occupancy and equipment expenses, net	1,155,896	—	3,329	—	1,159,225
Other operating expenses	5,275,928	45,413	(40)	—	5,321,301

Total other expenses	10,077,549	45,413	3,289	—	10,126,251

Loss before income tax benefit and equity in undistributed loss of subsidiaries	(1,398,347)	(193,475)	(3,289)	—	(1,595,111)
Income tax benefits	—	—	—	—	—

Loss before equity in undistributed loss of subsidiaries	(1,398,347)	(193,475)	(3,289)	—	(1,595,111)
Distributions in excess of earnings of subsidiaries	—	(1,401,636)	—	1,401,636	—

Net loss	$(1,398,347)	$(1,595,111)	$(3,289)	$1,401,636	$(1,595,111)

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

1ST QUARTER 2012 UNAUDITED

Condensed Consolidated Balance Sheets

March 31, 2012 (unaudited) and December 31, 2011

	March 31, 2012	December 31,
	(unaudited)	2011
Assets

Cash and due from banks	$6,646,892	$7,029,604
Interest-bearing deposits at other financial institutions	600,299	635,511
Federal funds sold	—	595,000
Securities available for sale	45,639,625	42,566,577
Restricted equity securities, at cost	792,900	792,900

Loans, net of unearned income	222,621,402	220,172,602
Less allowance for loan losses	5,346,159	5,154,505

Loans, net	217,275,243	215,018,097

Premises and equipment, net	9,166,553	9,137,049
Foreclosed real estate	17,344,100	18,151,601
Other assets	1,823,250	1,953,767

Total assets	$299,288,862	$295,880,106

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Noninterest-bearing	$30,450,925	$28,433,587
Interest-bearing	247,478,664	248,465,195

Total deposits	277,929,589	276,898,782
Federal funds purchased	1,445,000	—
Note payable	275,250	275,250
Federal Home Loan Bank advances	5,500,000	5,500,000
Company guaranteed trust preferred securities	3,403,000	3,403,000
Other liabilities	1,646,215	1,601,390

Total liabilities	$290,199,054	$287,678,422

Stockholders’ equity
Preferred stock, par value $100, 5,000,000 shares authorized
Series A, cumulative, non voting, 10,000 shares issued and outstanding	1,000,000	1,000,000
Series B, cumulative, non voting, 6,078 shares issued and outstanding	607,800	607,800
Common stock, par value $1.00; 80,000,000 shares authorized; 10,056,069 and 9,833,430 shares issued and outstanding, respectively	10,056,069	9,833,430
Surplus	447,398	130,036
Retained deficit	(3,344,304)	(3,442,584)
Accumulated other comprehensive income (loss)	322,845	73,002

Total stockholders’ equity	9,089,808	8,201,684

Total liabilities and stockholders’ equity	$299,288,862	$295,880,106

The accompanying notes are an integral part of these condensed consolidated financial statements

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

and Comprehensive Income

Three months ended March 31, 2012 and 2011

(unaudited)

	Three Months Ended March 31,
	2012	2011
Interest income:
Loans, including fees	$3,302,339	$3,452,767
Deposits in banks	130	615
Securities	258,697	219,065
Federal funds sold	649	1,654

Total interest income	3,561,815	3,674,101

Interest expense:
Deposits	1,152,434	1,456,316
Other borrowings	45,149	44,172

Total interest expense	1,197,583	1,500,488

Net interest income	2,364,232	2,173,613
Provision for loan losses	195,000	205,000

Net interest income after provision for loan losses	2,169,232	1,968,613

Other income:
Service charges on deposit accounts	342,607	340,740
Other fees and commissions	27,541	23,353
Gain on sales of available for sale securities	115,694	—
Other operating income	134,481	118,854

Total other income	620,323	482,947

Other expenses:
Salaries and employee benefits	940,370	913,976
Occupancy and equipment expenses, net	272,341	322,119
Other operating expenses	1,428,564	1,130,163

Total other expenses	2,641,275	2,366,258

Income before income tax benefits	148,280	85,302

Income tax benefits	—	—

Net income	148,280	85,302

Preferred stock dividends	(50,000)	(50,000)

Net income available available to common shareholders	98,280	35,302

Other comprehensive income:
Unrealized gains on securities available for sale arising during period, net of tax	365,537	54,918
Reclassification adjustment for realized gains on securities available for sale arising during the period, net of tax	(115,694)	—

Comprehensive income	$348,123	$90,220

Basic earnings per common share	$0.01	$—

Diluted earnings per common share	$0.01	$—

The accompanying notes are an integral part of these condensed consolidated financial statements

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

Three months ended March 31, 2012 and 2011

(Unaudited)

	Three Months Ended March 31,
	2012	2011
OPERATING ACTIVITIES
Net income	$148,280	$85,302
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	241,340	228,062
Provision for loan losses	195,000	205,000
Net gain on sale of securities available for sale	(115,694)	—
Increase in dividends payable on preferred stock	(50,000)	(50,000)
Net other operating activities	175,342	(231,819)

Net cash provided by operating activities	594,268	236,545

INVESTING ACTIVITIES
Purchases of securities available for sale	(7,992,359)	(5,147,408)
Proceeds from sales of securities available for sale	3,888,865	—
Proceeds from maturities and paydowns of securities available for sale	1,275,248	1,023,364
Net (increase) decrease in interest-bearing deposits at other financial institutions	35,212	(1,571)
Net (increase) decrease in federal funds sold	595,000	(5,585,000)
Net (increase) decrease in loans	(1,644,645)	1,052,836
Payments for construction in process	(112,136)	—
Purchase of premises and equipment	(37,973)	—

Net cash used in investing activities	(3,992,788)	(8,657,779)

FINANCING ACTIVITIES
Net increase in deposits	1,030,807	9,586,082
Net increase in federal funds purchased	1,445,000	—
Proceeds from issuance of common stock	530,000	78,500
Proceeds from exercise of stock options	10,001	—

Net cash provided by financing activities	3,015,808	9,664,582

Net increase (decrease) in cash and due from banks	(382,712)	1,243,348

Cash and due from banks at beginning of year	7,029,604	5,345,394

Cash and due from banks, end of period	$6,646,892	$6,588,742

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$1,214,518	$1,618,139

NONCASH TRANSACTIONS
Principal balances of loans transferred to foreclosed real estate	$—	$550,524
Financed sales of foreclosed real estate	$994,792	$—

The accompanying notes are an integral part of these condensed consolidated financial statements

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 1.	BASIS OF PRESENTATION

The interim consolidated financial information included for Capitol City Bancshares, Inc. (the “Company”), Capitol City Bank & Trust Company (the “Bank”) and Capitol City Home Loans (the “Mortgage Company”) herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods. These statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The results of operations for the three month periods ended March 31, 2012 are not necessarily indicative of the results to be expected for the full year.

Management has evaluated all significant events and transactions that occurred after March 31, 2012, but prior to May 15, 2012, the date these condensed consolidated financial statements were issued, for potential recognition or disclosure in these condensed consolidated financial statements.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits at other financial institutions, federal funds sold, Federal Home Loan Bank advances, and deposits are reported net.

The Bank maintains certain cash deposits at the Federal Home Loan Bank which are used to secure borrowings and are, therefore, restricted. At March 31, 2012 and December 31, 2011, those restricted balances were $2,453,491 and $2,399,858, respectively.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

Management’s decision to charge off a loan is based on a loan by loan basis according to the facts and circumstances of each loan. The determination to charge off a loan is based on whether or not there is the possibility of full or partial collection from either liquidation of collateral or workout arrangement with the principal(s) or some other parameters. The number of days a loan is delinquent does not necessarily determine the basis for a loan being charged off but helps to determine when the loan will be placed on nonaccrual. If an impaired loan is considered collateral dependent based upon the fair value of the collateral, a partial charge off is recorded to the allowance for loan losses representing the collateral deficiency of the impaired loan. An impaired loan to be considered collateral dependent is when the only source of repayment is from the sale or liquidation of the collateral.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of loans in light of historical experience, the nature and volume of the loan portfolio, overall portfolio quality, review of specific

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

problem loans, current economic conditions that may affect the borrower’s ability to pay, estimated value of underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses, and may require the Company to make changes to the allowance based on their judgment about information available to them at the time of their examinations.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For impaired loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. Loans are identified as impaired through the Company’s internal loan review procedures and through the monitoring process of reviewing loans for appropriate risk rating assignment. A loan is considered impaired when it is probable, based on current information and events; the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. When current information and events exist that question whether the Company will collect all contractual payments, a loan will be assessed for impairment. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. For any impaired loans having a partial charge off, the amount of specific reserve will be reduced for those individual impaired loans.

The general components cover unimpaired loans and are based on historical loss experience adjusted for qualitative factors, such as the various risk characteristics of each loan segment. Historical losses are evaluated based on gross charge offs and/or partial charge offs for each loan grouping using a 24 month rolling average. The qualitative factors used in adjusting the historical loss ratio consist of two broad groups, external and internal factors. External factors include, but are not limited to: national and local economic conditions with an emphasis on unemployment rates, changes in the regulator climate, legal constraints, political action and competition. Internal factors considered are the lending policies and procedures, the nature and mix of the loan portfolio, the lending staff, credit concentrations, trends in loan analytics ( nonaccruals, past dues, charge off’s, etc.), changes in the value of underlying collateral and results of internal or external loan reviews. The pertinent data (the quantitative factors) are compiled and reviewed on a regular basis. As trends in the data or other changes are observed that indicate adjustments to the loss ratios are warranted, adjustments to the loss ratio are made through adjusting the ASC 450 factors.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

Risk characteristics relevant to each portfolio segment are as follows:

Unsecured loans – Loans in this segment are any loans, whether guaranteed, endorsed or co-made, that are not fully collateralized. The overall health of the economy, including unemployment rates will have an effect on the credit quality in the segment.

Cash value loans – Loans in this segment are fully secured by cash or cash equivalents.

Residential real estate loans – Loans in this segment include all mortgages and other liens on residential real estate, as well as vacant land designated as residential real estate. Loans in this segment are dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rate will have an effect on the credit quality in the segment.

Commercial real estate loans – Loans in this segment includes all mortgages and other liens on commercial real estate. The underlying cash flows generated by the properties are adversely impacted by a downtown in the economy as evidences by increased vacancy rates, which in turn will have an effect on the credit quality in this segment.

Business assets loans – Loans in this segment are made to businesses and are generally secured by business assets, equipment, inventory and accounts receivable. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending will have an effect on the credit quality in this segment.

Vehicle loans – Loans in this segment are made to individuals and are secured by motor vehicles. Loans in this segment are dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rate will have an effect on the credit quality in the segment.

Other loans – Loans in this segment are generally secured consumer loans, but include all loans that do not belong in one of the other segments. Loans in this segment are dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rate will have an effect on the credit quality in the segment.

Foreclosed Real Estate

Foreclosed real estate acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less selling costs. Any write-down to fair value at the time of transfer to foreclosed real estate is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Costs of improvements are capitalized, whereas costs relating to holding foreclosed real estate and subsequent adjustments to the value are expensed. When the foreclosed real estate property is sold, a gain or loss is recognized on the sale for the difference between the sales proceeds and the carrying amount of the property. Losses on sales of foreclosed real estate are recognized at the time of the sale. Gains on sales of foreclosed real estate are accounted for in accordance with the conditions set forth in ASC 360, which includes conditions for recognizing deferred gains in future periods. Financed sales of foreclosed real estate are accounted for in accordance with generally accepted accounting principles. Loans originated in relation to financed sales are subjected to the same underwriting standards applied to real estate loans which originate in the normal course of business.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Benefits)

The Company accounts for income taxes in accordance with income tax accounting guidance (FASB ASC 740, Income Taxes). This guidance sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets may be reduced by deferred tax liabilities and a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

In accordance with ASC 740-10 Income Taxes it is the Bank’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes and to disclose the recognized interest and penalties, if material. Management has evaluated all tax positions that could have a significant effect on the financial statements and determined the Bank had no uncertain tax positions at March 31, 2012. Further, all years subsequent to 2008 remain subject to evaluation. The Company’s 2009 Federal tax return is currently subject to an ongoing audit. Such audit could result in additional amounts owed; however, at this time, any such amounts are not known or reasonably estimable.

NOTE 3.	REGULATORY ORDER AND GOING CONCERN CONSIDERATIONS

Regulatory Actions

In January 2010, the Bank received a consent order (“order”) from the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance (“The Department”).

The Order is a formal corrective action pursuant to which the Bank has agreed to address specific issues set forth below, through the adoption and implementation of procedures, plan and policies designed to enhance the safety and soundness of the Bank. Contained in the order were various reporting requirements by management and the Board of Directors. In addition, the order requires that the Bank achieve and maintain the following minimum capital levels:

(i) Tier I capital at least equal to 8% of total average assets;

(ii) Total risk-based capital at least equal to 10% of total risk-weighted assets.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 3.	REGULATORY ORDER AND GOING CONCERN CONSIDERATIONS (Continued)

Regulatory Actions (Continued)

Additional requirements include, but are not limited to, reducing the levels of classified assets, prohibition of the acceptance, renewal, or rollover of brokered deposits, reducing concentrations of credit, prohibition of paying dividends, and maintaining an adequate allowance for loan losses.

The Bank is in substantial compliance with the terms of the Order, with exceptions including compliance with required capital and problem asset levels, specifically other material provisions have been addressed as follows:

i.	Prior to and since the Order, it has been and continues to be the primary focus of the Board of Directors and Bank’s management to get the Bank back on sound financial footing. The Board in general and each committee in particular are taking a more active role the affairs of the Bank.

ii.	The new Chief Operating Officer, John Turner, has taken on the role and responsibility of enforcement and oversight for compliance with the Order. A quarterly report is submitted on the status of the Bank’s compliance. Additionally, he had an immediate positive impact on the Bank’s overall financial position with the implementation of a number of new fee based products, including a new merchant services program, and organizational cost controls. These actions will obviously have a positive impact on the Bank’s bottom line.

iii.	The committee established for oversight of compliance with the Order is the Compliance Committee, that committee is active and ongoing.

iv.	The Bank is currently below the requisite minimum capital ratios of Tier 1 capital at 8% of total assets and total risk based capital at 10% of total risked based assets. The Bank continues to actively pursue those institutional investors that have made conditional commitments to us. Additionally, the Bank will continue to solicit on an ongoing basis investment from individuals. As these funds are infused, its capital ratios will improve to the required levels.

v.	The Bank’s lending and collection policy has been updated. Additionally, procedures and guidelines have been implemented that strengthens the Bank’s underwriting of loans, especially as relates to the Bank’s loan concentrations in church and c-store loans. The Bank believes these improvements will also positively impact the credit quality of our portfolio as new loans are written and existing credits are reevaluated.

vi.	The Bank has eliminated from its books those loans classified as “loss” and 50% of those classified as “doubtful”. This information is reflected in the Bank’s 2010 financial statements. These charge-offs had a significant impact on its overall allowance for loan losses calculation (ALLL). The Bank continues to evaluate the sufficiency of our allowance for loan losses based on its historical charge offs and related economic conditions.

vii.	The Bank recognizes that it continues to have a high concentration of church and c-store loans. Accordingly, the Bank prepares, on a quarterly basis, a risk analysis not only on those loans but on the entire loan portfolio of the Bank. The report is presented to the Board and submitted to the FDIC as part of the Order.

viii.	The Bank is no longer accepting brokered deposits. The Bank is making every effort to increase our core deposit base through enforcement of loan agreements and offering new and improved depository accounts. The Bank is accepting internet deposits.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 3.	REGULATORY ORDER AND GOING CONCERN CONSIDERATIONS (Continued)

Regulatory Actions (Continued)

ix.	It is the Bank’s practice to comply with all regulatory and accounting guidelines as relates to the ALLL’s methodology and its adequacy. However, a formal and comprehensive policy is still in the developmental stages.

x.	The Bank’s budget plan has been revised.

xi.	Progress reports are submitted to the Federal Deposit Insurance Corporation and Georgia Department of Banking and Finance on a quarterly basis.

Going Concern Considerations

The condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. The events and circumstances described herein create a substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include an adjustment to reflect possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability to continue as a going concern. The Company’s ability to continue as a going concern is contingent upon its ability to obtain the capital necessary to sustain profitable operations, implement a management plan to develop a profitable operation, overcoming and satisfying the requirements of the regulatory order described above and lower the level of problem assets.

The Bank has not achieved the required capital levels mandated by the Order. To date the Bank’s capital preservation activities have included balance sheet restructuring that has included curtailed lending activity, including working to reduce overall concentrations in certain lending areas; working to reduce adversely classified assets; and continuing efforts to raise additional capital. The Company has engaged external advisors and has pursued various capital enhancing transactions and strategies throughout 2011 and the first three months of 2012. The continuing level of problem loans as of the quarter ended March 31, 2012 and capital levels continuing to be in the “under capitalized” category of the regulatory framework for prompt corrective action as of March 31, 2012 continue to create substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance that any capital raising activities or other measures will allow the Bank to meet the capital levels required in the Order. Non-compliance with the capital requirements of the Order and other provisions of the Order may cause the Bank to be subject to further enforcement actions by the FDIC or the Department.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 4.	SECURITIES

The amortized cost and fair value of securities with gross unrealized gains and losses are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
March 31, 2012
State, county and municipals	$14,552,071	$142,081	$(77,937)	$14,616,215
Mortgage-backed securities GSE residential	30,086,834	258,701	—	30,345,535
Trust preferred securities	627,875	—	—	627,875

Total debt securities	45,266,780	400,782	(77,937)	45,589,625
Equity securities	50,000	—	—	50,000

Total securities	$45,316,780	$400,782	$(77,937)	$45,639,625

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2011
State, county and municipals	$16,076,970	$73,281	$(186,020)	$15,964,231
Mortgage-backed securities GSE residential	25,738,730	201,977	(16,236)	25,924,471
Trust preferred securities	627,875	—	—	627,875

Total debt securities	42,443,575	275,258	(202,256)	42,516,577
Equity securities	50,000	—	—	50,000

Total securities	$42,493,575	$275,258	$(202,256)	$42,566,577

The amortized cost and fair value of debt securities as of March 31, 2012 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due from one to five years	$1,241,554	$1,243,682
Due from five to ten years	6,379,491	6,420,792
Due after ten years	7,558,901	7,579,616
Mortgage-backed securities	30,086,834	30,345,535

	$45,266,780	$45,589,625

Securities with a carrying value of $14,902,720 and $17,070,932 at March 31, 2012 and December 31, 2011, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 4.	SECURITIES (Continued)

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of securities with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that securities have been in a continuous unrealized loss position at March 31, 2012 and December 31, 2011.

	Less Than Twelve Months		Twelve Months or More		Total Unrealized Losses
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
March 31, 2012
State, county and municipals	$7,259,797	$(77,937)	$—	$—	$(77,937)

Total securities	$7,259,797	$(77,937)	$—	$—	$(77,937)

December 31, 2011
State, county and municipals	$9,161,795	$(186,020)	$—	$—	$(186,020)
Mortgage-backed securities GSE residential	2,464,959	(16,236)	—	—	(16,236)

Total securities	$11,626,754	$(202,256)	$—	$—	$(202,256)

State, county and municipal securities. There were unrealized losses on nine state and municipal securities resulting from temporary changes in the interest rate market. Because the Company does not intend to sell the investments and it is not more likely than not that the Company will be required to sell the investments before recovery of its amortized cost bases, which may be maturity, the Company does not consider the investments to be other-than-temporarily impaired at March 31, 2012.

Other-Than-Temporary Impairment

The Company conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. While all securities are considered, the securities primarily impacted by other-than-temporary impairment considerations have been trust preferred. For each security in the investment portfolio, a regular review is conducted to determine if an other-than-temporary impairment has occurred. Various factors are considered to determine if an other-than-temporary impairment has occurred. However, the most significant factors are default rates or interest deferral rates and the creditworthiness of the issuer. Other factors may include geographic concentrations, credit ratings, and other performance indicators of the underlying asset.

During the first and third quarters of 2010, the Company recorded an other than temporary impairment charge of $97,500 and $27,625, respectively, on one of its investment in a trust preferred security. As of December 31, 2009, the value of that particular trust preferred security for which other than temporary impairment was recognized was $650,000. Management determined the value of this security declined significantly due to the deteriorating capital levels of the subsidiary banks owned by the owner of the trust preferred security, deteriorating asset quality at the subsidiary institutions, and the subordinated nature of the debt the Company held. The owner of the trust preferred security guarantees the securities; however, its primary assets are its subsidiary institutions. The owner of the trust preferred security took steps during the latter part of 2010 and 2011 to stabilize its subsidiary institutions, including working to collapse the charters to gain cost savings and improving liquidity and capital positions. The security’s new cost basis was $524,875 as of December 31, 2010. We have not noted further deterioration in the underlying credit quality of the trust preferred security during 2011 and for the three months ended March 31, 2012. Thus, the security has the same cost basis of $524,875 as of March 31, 2012.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 5.	LOANS

The composition of loans is summarized as follows:

	March 31,	December 31,
	2012	2011

Unsecured	$685,879	$848,418
Cash Value	3,433,686	3,927,837
Residential Real Estate	31,119,623	31,146,880
Commercial Real Estate	184,227,178	181,117,917
Business Assets	1,902,240	1,821,587
Vehicles	1,916,680	1,948,661
Other	103,589	104,200

	223,388,875	220,915,500

Unearned loan fees	(767,473)	(742,898)
Allowance for loan losses	(5,346,159)	(5,154,505)

Loans, net	$217,275,243	$215,018,097

For purposes of the disclosures required pursuant to the adoption of amendments to ASC 310, the loan portfolio was disaggregated into segments. A portfolio segment is defined as the level at which the entity develops and documents a systematic method for determining its allowance for loan losses. There are seven loan portfolio segments that include unsecured, cash value, residential real estate, commercial real estate, business assets, vehicles, and other.

Unsecured – Loans in this segment are any loans, whether guaranteed, endorsed or co-made, that are not fully collateralized. Unsecured loans are subject to the lending policies and procedures described in Note 2. Total unsecured loans as of March 31, 2012 were 0.3% of the total loan portfolio.

Cash Value – These are loans fully secured by cash or cash equivalents. Cash value loans are subject to the lending policies and procedures described in Note 2. Total cash value loans as of March 31, 2012 were 1.5% of the total loan portfolio.

Residential Real Estate – These loans include all mortgages and other liens on residential real estate, as well as vacant land designated as residential real estate. Residential real estate loans are subject to the lending policies and procedures described in Note 2. Total residential real estate loans as of March 31, 2012 were 13.9% of the total loan portfolio.

Commercial Real Estate – The commercial real estate portfolio represents the largest category of the Company’s loan portfolio. These loans include all mortgages and other liens on commercial real estate. Commercial real estate loans are subject to the lending policies and procedures described in Note 2. Total commercial real estate loans as of March 31, 2012 were 82.5% of the total loan portfolio.

Business Assets – Loans in this segment are made to businesses and are generally secured by business assets, equipment, inventory, and accounts receivable. Business assets loans are subject to the lending policies and procedures described in Note 2. Total business assets loans as of March 31, 2012 were 0.9% of the total loan portfolio.

Vehicles – Loans in this segment are secured by motor vehicles. Vehicle loans are subject to the lending policies and procedures described in Note 2. Total vehicle loans as of March 31, 2012 were 0.9% of the total loan portfolio.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 5.	LOANS (Continued)

Other – Loans in this segment are generally secured by consumer loans, but include all loans that do not belong in one of the other segments. Other loans are subject to the lending policies and procedures described in Note 2. Total other loans as of March 31, 2012 were less than 0.1% of the total loan portfolio.

The allowance for loan losses and loans evaluated for impairment for the three months ended March 31, 2012, by portfolio segment, is as follows:

	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Unallocated	Total
Allowance for loan losses:
March 31, 2012
Beginning balance	$97,961	$16,727	$2,083,285	$2,480,770	$299,741	$176,021	$—	$—	$5,154,505
Charge-offs	(14,325)	—	(34,316)	(40,270)	(2,087)	(9,633)	—	—	(100,631)
Recoveries	1,940	—	5,004	81,491	8,850	—	—	—	97,285
Provision	(11,026)	327	397,688	(290,028)	45,363	51,966	—	710	195,000

Ending balance	$74,550	$17,054	$2,451,661	$2,231,963	$351,867	$218,354	$—	$710	$5,346,159

Ending balance - individually evaluated impairment	$8,641	$17,054	$1,718,667	$731,974	$285,119	$84,344	$—	$—	$2,845,799

Loans:
Ending balance (1)	$685,879	$3,433,686	$31,119,623	$184,227,178	$1,902,240	$1,916,680	$103,589	$—	$223,388,875

Ending balance - Loans individually evaluated for impairment	$8,641	$17,054	$12,295,949	$34,278,131	$629,091	$129,096	$—	$—	$47,357,962

(1)	Loan balances presented are gross of unearned loan fees of $767,473.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 5.	LOANS (Continued)

The allowance for loan losses and loans evaluated for impairment for the year ended December 31, 2011, by portfolio segment, is as follows:

	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Unallocated	Total
Allowance for loan losses:
December 31, 2011
Beginning balance	$63,020	$5,210	$2,258,833	$2,234,925	$316,844	$141,759	$5	$203,168	$5,223,764
Charge-offs	(68,717)	—	(1,532,779)	(1,058,851)	(219,264)	(174,728)	—	—	(3,054,339)
Recoveries	9,199	—	190,046	26,853	11,807	1,175	—	—	239,080
Provision	94,459	11,517	1,167,185	1,277,843	190,354	207,815	(5)	(203,168)	2,746,000

Ending balance	$97,961	$16,727	$2,083,285	$2,480,770	$299,741	$176,021	$—	$—	$5,154,505

Ending balance - individually evaluated impairment	$37,861	$17,054	$1,559,888	$942,959	$287,819	$67,891	$—	$—	$2,913,472

Loans:
Ending balance (1)	$848,418	$3,927,837	$31,146,880	$181,117,917	$1,821,587	$1,948,661	$104,200	$—	$220,915,500

Ending balance - Loans individually evaluated for impairment	$65,080	$17,054	$12,180,496	$35,582,735	$650,392	$145,395	$—	$—	$48,641,152

(1)	Loan balances presented are gross of unearned loan fees of $742,898.

The allowance for loan losses and loans evaluated for impairment for the three months ended March 31, 2011, by portfolio segment, is as follows:

	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Unallocated	Total
Allowance for loan losses:
March 31, 2011
Beginning balance	$63,020	$5,210	$2,258,833	$2,234,925	$316,844	$141,759	$5	$203,168	$5,223,764
Charge-offs	(14,872)	—	(32,498)	(92,438)	—	(8,056)	—	—	(147,864)
Recoveries	3,986	—	—	5,976	1,175	—	—	—	11,137
Provision	53,887	9,052	(396,368)	662,175	10,766	(1,542)	—	(132,970)	205,000

Ending balance	$106,021	$14,262	$1,829,967	$2,810,638	$328,785	$132,161	$5	$70,198	$5,292,037

Ending balance - individually evaluated impairment	$49,867	$—	$329,197	$791,528	$200,015	$79,612	$—	$—	$1,450,219

Loans:
Ending balance (1)	$926,926	$5,080,850	$39,994,058	$182,718,582	$3,474,344	$2,363,273	$106,066	$—	$234,664,099

Ending balance - Loans individually evaluated for impairment	$83,744	$622,851	$17,564,036	$32,929,702	$2,151,222	$101,624	$—	$—	$53,453,179

(1)	Loan balances presented are gross of unearned loan fees of $858,414.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 5.	LOANS (Continued)

A loan is considered impaired, in accordance with the impairment accounting guidance (FASB ASC 310-10-35-16), when based on current information and events, it is probable that the Company will be unable to collect all amounts due from the borrower in accordance with the contractual term of the loan. Impaired loans include loans modified in trouble debt restructuring where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

Impaired loans by portfolio segment are as follows:

	As of March 31, 2012
	Unpaid Total Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance

Unsecured	$8,641	$—	$8,641	$8,641	$8,641
Cash value	17,054	—	17,054	17,054	17,054
Residential real estate	12,778,097	8,679,738	3,616,211	12,295,949	1,718,667
Commercial real estate	35,802,869	16,442,181	17,835,950	34,278,131	731,974
Business assets	629,091	316,972	312,119	629,091	285,119
Vehicles	129,095	5,833	123,262	129,095	84,344
Other	—	—	—	—	—

	As of December 31, 2011
	Unpaid Total Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance

Unsecured	$65,080	$27,219	$37,861	$65,080	$37,861
Cash value	17,054	—	17,054	17,054	17,054
Residential real estate	13,754,238	7,738,672	4,441,824	12,180,496	1,559,888
Commercial real estate	37,035,387	18,762,620	16,820,115	35,582,735	942,959
Business assets	650,392	334,973	315,419	650,392	287,819
Vehicles	145,395	62,344	83,051	145,395	67,891
Other	—	—	—	—	—

When the Company measures impairment based on the present value of expected cash flows the changes in the present value of these cash flows on impaired loans are recognized as part of bad-debt expense. Interest income from impaired loans for the three months ended March 31, 2012 and 2011 and for the year ended December 31, 2011, by portfolio segment, is as follows:

	Three months ended March 31, 2012		Three months ended March 31, 2011
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Unsecured	$36,861	$—	$83,772	$1,182
Cash value	17,054	—	311,426	4,671
Residential real estate	12,238,223	58,683	18,135,952	46,155
Commercial real estate	34,930,433	229,310	31,180,145	76,866
Business assets	639,742	316	2,045,778	31,678
Vehicles	137,245	566	170,285	107
Other	—	—	—	—

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 5.	LOANS (Continued)

	Year ended December 31, 2011
	Average Recorded Investment	Interest Income Recognized
Unsecured	$65,096	$3,582
Cash value	127,981	1,314
Residential real estate	15,630,196	390,773
Commercial real estate	32,650,297	1,243,184
Business assets	1,251,354	31,742
Vehicles	160,830	12,539
Other	—	—

A primary credit quality indicator for financial institutions is delinquent balances. Following are the delinquent amounts, by portfolio segment, as of March 31, 2012:

	Current	30-89 Days	Greater Than 90 Days And Still Accruing	Total Accruing Past Due	Non-accrual	Total Financing Receivables

Unsecured	$612,946	$38,738	$975	$39,713	$33,220	$685,879
Cash value	3,203,964	212,668	—	212,668	17,054	3,433,686
Residential real estate	24,861,899	1,001,943	477,231	1,479,174	4,778,550	31,119,623
Commercial real estate	156,324,246	10,816,543	—	10,816,543	17,086,389	184,227,178
Business assets	1,086,419	313,419	—	313,419	502,402	1,902,240
Vehicles	1,714,954	16,806	—	16,806	184,920	1,916,680
Other	103,589	—	—	—	—	103,589

	$187,908,017	$12,400,117	$478,206	$12,878,323	$22,602,535	$223,388,875

Following are the delinquent amounts, by portfolio segment, as of December 31, 2011:

	Current	30-89 Days	Greater Than 90 Days And Still Accruing	Total Accruing Past Due	Non-accrual	Total Financing Receivables

Unsecured	$680,215	$96,348	$25,358	$121,706	$46,497	$848,418
Cash value	3,627,793	282,990	—	282,990	17,054	3,927,837
Residential real estate	24,875,203	1,340,826	—	1,340,826	4,930,851	31,146,880
Commercial real estate	149,663,226	10,485,170	2,271,985	12,757,155	18,697,536	181,117,917
Business assets	997,810	308,062	—	308,062	515,715	1,821,587
Vehicles	1,679,728	91,771	—	91,771	177,162	1,948,661
Other	104,200	—	—	—	—	104,200

	$181,628,175	$12,605,167	$2,297,343	$14,902,510	$24,384,815	$220,915,500

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 5.	LOANS (Continued)

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. When a loan becomes 90 days past due, it is evaluated to determine if the loan is well-secured and in the process of collection of past due amounts. Loans disclosed as included on nonaccrual status are generally past due over 90 days. However, as of March 31, 2012 three residential real estate loans totaling $119,562, two commercial real estate loans totaling $135,634 and one unsecured loan totaling $4,524 were past due less than 90 days and carried as nonaccrual at management’s discretion based on the afore mentioned qualifications. As of March 31, 2012 loans past due over 90 and still accruing have been examined by management to ensure they are well-secured and in the process of collection of past due amounts.

The Company uses an eight-grade internal loan rating system for its loan portfolio as follows:

Grade 1 - Prime (Excellent) – Loans to borrowers with unquestionable financial strength and a solid earning history. This category includes national, international, regional, local entities, and individuals with commensurate capitalization, profitability, income, or ready access to capital markets as well as loans collateralized by cash equivalents. These loans are considered substantially risk free.

Grade 2 - Good (Superior) – Loans which exhibit a strong earnings record, and liquidity and leverage ratios that compare favorably with the industry. There are excellent prospects for continued growth. This category also includes those loans secured within margins with marketable collateral. Limited risk. The elements for risk for these borrowers are slightly greater than those associated with risk grade Prime.

Grade 3 - Acceptable (Average) – Loans to borrowers with a satisfactory financial condition, liquidity, and earnings history which indications that the trend will continue. Working capital is considered adequate and income is sufficient to repay debt as scheduled. Handles normal credit needs in a satisfactory manner.

Grade 4 - Fair (Watch) – Loans to borrowers which may show at least one of the following: start-up operation or venture capital, financial condition, adverse events which have not yet become trends such as sporadic profitability, occasional overdrafts, instances of slow pay, documentation deficiencies. Borrower may also exhibit substantial grantor support. Debt is being handled as agreed, and the primary source of repayment remains available. Circumstances may warrant more than normal monitoring, but are not serious enough to warrant criticism of classification.

Grade 5 - Special Mention – Loans with potential weaknesses which may, if not checked and corrected, would weaken the assets or inadequately protect the Bank’s credit position at some future date. These loans may require resolution of specific pending events before the associated risk can be adequately evaluated. These are criticized loans.

Grade 6 - Substandard – Loans, which are inadequately protected by the net worth and cash flow capacity of the borrower or the collateral pledged. The credit risk in this situation relates to the possibility of some loss of principal or interest if the deficiencies are not corrected. These loans are considered classified.

Grade 7 - Doubtful – Loans, which are inadequately protected by the net worth of the borrower or the collateral pledged and repayment in full is improbable on the basis of existing facts, values

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 5.	LOANS (Continued)

and conditions. The possibility of loss is high, but because of certain important and reasonable specific pending factors, which may work to the advantage and strengthening of the facility, its classification as an estimated loss is deferred until its more exact status may be determined. These loans are considered classified, as value is impaired. A full or partial reserve is warranted.

Grade 8 - Loss – Loans, which are considered uncollectible and continuance as an unacceptable asset are not warranted. These loans are considered classified and are either charged off or fully reserved against.

The following table presents the Company’s loans by risk rating, before unearned loan fees, at March 31, 2012:

Rating:	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Total
Grade 1 (Prime)	$—	$27,516	$—	$—	$—	$—	$—	$27,516
Grade 2 (Superior)	18,133	224,374	—	351,200	—	14,776	—	608,483
Grade 3 (Acceptable-Average)	519,150	3,093,430	11,947,491	123,300,246	651,168	1,409,696	—	140,921,181
Grade 4 - Fair (Watch)	58,564	71,312	1,884,695	6,024,077	308,062	29,279	103,589	8,479,578
Grade 5 (Special Mention)	14,382	—	2,916,303	10,662,076	298,373	234,645	—	14,125,779
Grade 6 (Substandard)	75,650	17,054	14,265,820	43,859,279	644,637	228,284	—	59,090,724
Grade 7 (Doubtful)	—	—	105,314	—	—	—	—	105,314
Grade 8 (Loss)	—	—	—	30,300	—	—	—	30,300

	$685,879	$3,433,686	$31,119,623	$184,227,178	$1,902,240	$1,916,680	$103,589	$223,388,875

The following table presents the Company’s loans by risk rating at December 31, 2011:

Rating:	Unsecured	Cash Value	Residential Real Estate	Commercial Real Estate	Business Assets	Vehicles	Other	Total
Grade 1 (Prime)	$15,490	$27,296	$—	$—	$—	$—	$—	$42,786
Grade 2 (Superior)	20,127	190,867	—	354,446	—	18,929	—	584,369
Grade 3 (Acceptable-Average)	575,653	3,574,692	12,193,364	119,006,553	539,117	1,389,332	—	137,278,711
Grade 4 - Fair (Watch)	63,473	72,988	1,940,701	6,166,739	308,062	55,803	104,200	8,711,966
Grade 5 (Special Mention)	14,162	—	3,013,965	12,125,628	301,423	253,112	—	15,708,290
Grade 6 (Substandard)	159,513	61,994	13,892,036	43,464,551	672,985	231,381	—	58,482,460
Grade 7 (Doubtful)	—	—	106,814	—	—	104	—	106,918
Grade 8 (Loss)	—	—	—	—	—	—	—	—

	$848,418	$3,927,837	$31,146,880	$181,117,917	$1,821,587	$1,948,661	$104,200	$220,915,500

Each loan is assigned a risk rating at origination, and grades are continuously assessed as part of the Bank’s loan grading system based on loan review results as well as internal evaluations. Grades are changed as necessary based on the most recent information and indications available for each loan.

In this current real estate environment it has become more common to restructure or modify the terms of certain loans under certain conditions (i.e. troubled debt restructures or “TDRs”). In those circumstances it may be beneficial to restructure the terms of a loan and work with the borrower for the benefit of both parties, versus forcing the property into foreclosure and having to dispose of it in an unfavorable real estate market. The Company has not forgiven any material principal amounts on any loan modifications to date.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 5.	LOANS (Continued)

At the time a loan is restructured, the Company considers the existing and anticipated cash flows and recent payment history to determine whether a restructured loan will accrue interest. Once a loan is restructured, missed payment under the revised note is an indication the customer is experiencing further cash flow difficulties, and therefore a restructure would immediately go to nonaccrual status. From time to time the Company has modified loans and not accounted for them as troubled debt restructurings. Given the current economic environment, especially with respect to interest rates, there have been instances where a good customer has come in to renegotiate for a more favorable rate or one more in line with market rates. Given this and similar circumstances we have made concessions to keep the relationship. In such cases these are not and will not be accounted for or reported as a TDR. Before any loan is modified and considered as a Troubled Debt Restructure, a thorough analysis is performed on current financial information and collateral valuation to derive a payment schedule that is supported by cash flows. The existing and anticipated cash flows and recent payment history will determine whether the loan will accrue interest or not.

The Company’s TDRs as of March 31, 2012 and December 31, 2011 are presented below based on their status as performing or non-performing in accordance with the restructured terms:

	March 31, 2012	December 31, 2011

Performing TDRs	$13,686,259	$13,360,284
Non-performing TDRs	7,459,879	7,832,091

Total TDRs	$21,146,138	$21,192,375

TDRs quantified by loan type and classified separately as accrual and non-accrual are presented below:

	March 31, 2012
	Accruing	Non-Accrual	Total

Unsecured	$—	$—	$—
Cash value	—	—	—
Residential real estate	5,227,278	—	5,227,278
Commercial real estate	11,696,280	4,206,891	15,903,171
Business assets	11,592	—	11,592
Vehicles	1,008	3,089	4,097
Other	—	—	—

Total TDRs	$16,936,158	$4,209,980	$21,146,138

	December 31, 2011
	Accruing	Non-Accrual	Total

Unsecured	$—	$13,604	$13,604
Cash value	—	—	—
Residential real estate	4,935,018	—	4,935,018
Commercial real estate	11,142,281	5,083,439	16,225,720
Business assets	12,205	—	12,205
Vehicles	5,828	—	5,828
Other	—	—	—

Total TDRs	$16,095,332	$5,097,043	$21,192,375

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 5.	LOANS (Continued)

The Company’s policy is to return non-accrual TDR loans to accrual status when all the principal and interest amounts contractually due, pursuant to its modified terms, are brought current and future payments are reasonably assured. The policy also considers payment history of the borrower, but is not dependent upon a specific number of payments.

As of March 31, 2012 and December 31, 2011, TDRs totaling $20,321,443 and $20,983,196, respectively, were considered impaired loans. The Company recorded $563,422 and $726,270 in specific reserves as of March 31, 2012 and December 31, 2011, respectively. The Company recognized $13,604 in charge offs on TDR loans during the three months ended March 31, 2012 and no charge offs for the year ended December 31, 2011.

Loans are modified to minimize loan losses when the Company believes the modification will improve the borrower’s financial condition and ability to repay the loan. The Company typically does not forgive principal. The Company generally either defers, or decreases monthly payments for a temporary period of time. A summary of the types of concessions made as of March 31, 2012 and December 31, 2011 are presented in the table below:

	March 31, 2012	December 31, 2011

Lowered interest rate and/or payment amount	$5,547,945	$5,767,702
Interest only payment terms	1,551,145	3,476,659
Interest only & rate reduction	1,834,282	935,697
Waived interest and/or late fees	5,476,063	5,478,899
A&B note structure	2,232,310	1,015,693
Substitution of debtor	4,504,393	4,517,725

Total TDRs	$21,146,138	$21,192,375

The following table presents loans modified as TDRs by class and related recorded investment, which includes accrued interest and fees on accruing loans, in those loans as of March 31, 2012 and December 31, 2011:

	March 31, 2012		December 31, 2011
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment

Unsecured	0	$—	1	$13,604
Cash value	0	—	0	—
Residential real estate	6	5,240,966	5	4,949,688
Commercial real estate	24	15,977,163	22	16,320,317
Business assets	2	12,254	2	12,799
Vehicles	3	4,101	2	6,017
Other	0	—	0	—

Total TDRs	35	$21,234,484	32	$21,302,425

There have been no loans modified as TDRs within the past three months for which there was a payment default within the three month period ended March 31, 2012. There have been no loans modified as TDRs within the past twelve months for which there was a payment default within the twelve month period ended December 31, 2011.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 6.	EARNINGS PER COMMON SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per common share for the three months ended March 31, 2012 and 2011.

	Three Months Ended March 31
	2012	2011

Net income available to common shareholders	$98,280	$35,302

Weighted average common shares outstanding	9,868,856	9,794,472
Net effect of the assumed exercise of stock options based on the treasury stock method using the average market price for the period	104,842	111,482

Average number of common shares outstanding used to calculate diluted earnings per common share	9,973,698	9,905,954

NOTE 7.	STOCK BASED COMPENSATION

The Company has a stock option plan in which the Company can grant to directors, emeritus directors, and employees options for an aggregate of 2,553,600 shares of the Company’s stock. For incentive stock options, the option price shall be not less than the fair market value of such shares on the date the option is granted. If the participant owns shares of the Company representing more than 10% of the total combined voting power, then the price shall not be less than 110% of the fair market value of such shares on the date the option is granted. With respect to nonqualified stock options, the option price shall be set at the Board’s sole and absolute discretion. The option period for all grants will not exceed ten years from the date of grant.

At December 31, 2011, all outstanding options were fully vested and there were no options granted during the three month periods ended March 31, 2012 and 2011. Therefore, there was no compensation cost related to share-based payments for the three months ended March 31, 2012 and 2011.

The following table represents stock option activity for the three months ended March 31, 2012:

	Three Months Ended March 31, 2012
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)

Options outstanding beginning of period	178,656	$0.94
Options forfeited	—	—
Options exercised	(10,639)	0.94

Options outstanding end of period	168,017	$0.94	0.7

Outstanding exercisable end of period	168,017	$0.94	0.7

The option price for all options outstanding and exercisable at March 31, 2012 was $0.94.

Shares available for future stock options grants to employees and directors under existing plans were 633,600 at March 31, 2012. At March 31, 2012, the aggregate intrinsic value of options outstanding and exercisable was $262,527.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 8.	CONTINGENCIES

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material effect on the Company’s consolidated financial statements.

NOTE 9.	FAIR VALUE OF ASSETS AND LIABILITIES

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosures topic (FASB ASC 820), the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

Fair Value Hierarchy

In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traced in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 9.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Fair Value Hierarchy (Continued)

liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash, Due From Banks, Interest-Bearing Deposits at Other Financial Institutions, and Federal Funds Sold: The carrying amounts of cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold approximates fair value.

Securities: Where quoted prices are available in an active market, we classify the securities within level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, we estimate fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include GSE obligations, corporate bonds, and other securities. Mortgage-backed securities are included in level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, we classify those securities in level 3.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. Fair value of fixed rate loans is estimated using discounted contractual cash flow analyses, using market interest rates for comparable loans. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts of variable-rate certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation using market interest rates currently being offered for certificates of similar maturities.

Federal Home Loan Bank (“FHLB”) advances and other borrowings: Fair values of fixed rate FHLB advances and other borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. The carrying values of variable rate FHLB advances and other borrowings approximate fair value.

Trust Preferred Securities: The fair value of the Company’s variable rate trust preferred securities approximates the carrying value.

Accrued Interest: The carrying amounts of accrued interest approximate fair value.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 9.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Assets and Liabilities Measured at Fair Value:

Assets measured at fair value are summarized below:

	$(3,011,477)	$(3,011,477)	$(3,011,477)	$(3,011,477)	$(3,011,477)
	March 31, 2012
	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
Assets
Recurring fair value measurements:
Debt Securities Available for sale:
State, county and municipals	$14,616,215	$—	$14,616,215	$—	$—
Mortgage-backed securities GSE residential	30,345,535	—	30,345,535	—	—
Trust preferred securities	627,875	—	—	627,875	—

Total debt securities available for sale	45,589,625	—	44,961,750	627,875	—
Equity securities	50,000	—	—	50,000	—

Investment securities available for sale	$45,639,625	$—	$44,961,750	$677,875	$—

Nonrecurring fair value measurements:

Impaired loans	$25,459,811	$—	$—	$25,459,811	$(694,741)
Foreclosed real estate	—	—	—	—	—

Total nonrecurring fair value measurements	$25,459,811	$—	$—	$25,459,811	$(694,741)

	$(3,011,477)	$(3,011,477)	$(3,011,477)	$(3,011,477)	$(3,011,477)
	December 31, 2011
	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
Assets
Recurring fair value measurements:
State, county and municipals	$15,964,231	$—	$15,964,231	$—	$—
Mortgage-backed securities GSE residential	25,924,471	—	25,924,471	—	—
Trust preferred securities	627,875	—	—	627,875	—

Total debt securities available for sale	42,516,577		41,888,702	627,875	—
Equity securities	50,000	—	—	50,000	—

Investment securities available for sale	$42,566,577	$—	$41,888,702	$677,875	$—

Nonrecurring fair value measurements:

Impaired loans	$21,155,090	$—	$—	$21,155,090	$(2,844,797)
Foreclosed real estate	998,820	—	—	998,820	(166,680)

Total nonrecurring fair value measurements	$22,153,910	$—	$—	$22,153,910	$(3,011,477)

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 9.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Assets and Liabilities Measured at Fair Value: (Continued)

In relation to the securities classified as available-for-sale which are reported at fair value utilizing Level 2 inputs, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. The investments in the Company’s portfolio are generally not quoted on an exchange but are actively traded in the secondary institutional markets.

The available-for-sale securities which are reported at fair value using Level 3 inputs are evaluated on a regular basis by management using unobservable inputs developed through consideration of the financial condition of the issuer.

There have been no changes in the individual securities, balances or fair values of those available-for-sale securities reported using Level 3 inputs during the three months ended March 31, 2012 and for the year ended December 31, 2011.

Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value. Fair value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy. Collateral may include real estate, or business assets including equipment, inventory and accounts receivable. Write downs of impaired loans are estimated using the present value of the expected cash flows or the appraised value of the underlying collateral discounted as necessary due to the unobservable inputs of management’s estimates of changes in economic conditions, and estimates related to the cost of selling or holding the collateral. The unobservable inputs can range widely based on the market for the underlying collateral.

Foreclosed real estate is adjusted to fair value upon transfer of the loans to foreclosed real estate. Subsequently, foreclosed real estate is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed real estate as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed real estate as nonrecurring Level 3. Valuation of foreclosed real estate presented as nonrecurring Level 3 is based upon unobservable inputs developed by management through consideration of changes in the real estate market and estimates of cost associated with selling or holding the property. Due to fluctuations in market conditions, these inputs can range widely.

The Company did not identify any liabilities that are required to be presented at fair value as of March 31, 2012 and as of December 31, 2011.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 9.	FAIR VALUE OF ASSETS AND LIABILITIES (Continued)

Assets and Liabilities Measured at Fair Value: (Continued)

The carrying amount and fair value of the Company’s financial instruments were as follows:

	March 31, 2012		December 31, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and short term investments	$7,247,191	$7,247,191	$8,260,115	$8,260,115
Securities	46,432,525	46,432,525	43,359,477	43,359,477
Loans, net	217,275,243	218,024,261	215,018,097	217,575,824
Accrued interest receivable	852,620	852,620	1,087,596	1,087,596

Financial liabilities:
Deposits	277,929,589	275,759,685	276,898,782	276,218,543
Federal funds purchased	1,445,000	1,445,000	—	—
Note payable	275,250	275,250	275,250	275,250
Federal Home Loan Bank advances	5,500,000	5,499,878	5,500,000	5,499,756
Company guaranteed trust preferred securities	3,403,000	3,403,000	3,403,000	3,403,000
Accrued interest payable	878,150	878,150	895,085	895,085

NOTE 10.	RECENT ACCOUNTING PRONOUNCEMENTS

In December 2011, the FASB issued Accounting Standards Update No. 2011-12, Deferral of the Effective Date of Amendments to the Presentation of Comprehensive Income in Update No. 2011-05 (“ASU No. 2011-12”). ASU 2011-12 temporarily delays the effective date of eliminating the option of presenting comprehensive income as part of the statement of changes in stockholders’ equity for public companies. ASU 2011-12 is effective for interim and annual periods beginning on or after December 15, 2011 and is not expected to impact the Company’s disclosures, financial position or results of operations.

NOTE 11.	STOCK OFFERING

On May 8, 2008, the Company filed an S-1 registration statement for a stock offering of up to 1,500,000 shares of the Company’s common stock at a price of $2.50 per share. The offering was terminated on May 8, 2011.

On March 19, 2012, the Company began accepting the subscriptions of several investors in a private placement offering to accredited investors under an exemption from registration contained in Section 4(2) of the Securities Act of 1933 and Rule 505 and 506 of Regulation D under the Securities Act. The Company is offering a maximum of 1,000,000 shares of its common stock at a price of $2.50 per share. If all of the shares are purchased, the total raised would be $2.5 million, less offering expenses of approximately $10,000. The offering is ongoing.

CAPITOL CITY BANCSHARES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 12.	FEDERAL HOME LOAN BANK ADVANCES

As of March 31, 2012, the Company had outstanding Federal Home Loan Bank (FHLB) advances of $5,500,000. These advances are fixed rate and mature on various dates between April 1, 2012 and July 19, 2012.

On May 10, 2010, the Company was notified by the FHLB that, based on the current financial and operating condition of the Company, all credit availability of the Company with the FHLB had been rescinded. Additionally, the Company is also now required to provide all collateral underlying existing advances outstanding for safekeeping at the FHLB. On March 23, 2011, the Company was notified that its credit availability had been reinstated, for a maximum of 4% of the total assets of the Bank. At March 31, 2012, the Company had credit availability with FHLB of $6,348,725.

Appendix A

Subscription Agreement

By mail to:

Capitol City Bancshares, Inc.

562 Lee Street, S.W.

Atlanta, Georgia 30310

Attention: George G. Andrews

Ladies and Gentlemen:

I hereby subscribe to purchase the number of shares of common stock (the “shares”) of Capitol City Bancshares, Inc. (the “Company”) indicated below.

I have received a copy of the Company’s prospectus, dated                          , 2012 and all subsequently filed prospectus supplements. I understand that my purchase of the Company’s common stock involves significant risk, as described under “Risk Factors” in the prospectus. I also understand that no federal or state agency has made any finding or determination regarding the fairness of the Company’s offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment on the common stock.

Enclosed is a check in the amount of $                    . My check is made payable to “Capitol City Bancshares, Inc.” I understand that the Company has the right, in its sole discretion, to accept or reject any subscription in whole or in part on or before the Expiration Date.

I acknowledge that when the Company received my subscription and my check, this subscription agreement will become final, irrevocable and binding on me.

Number of Shares:
Total Subscription Price
(at $2.50 per share):

Please PRINT or TYPE exact name(s) in which undersigned desires shares to be registered

Address

A-1

SUBSTITUTE W-9

Under the penalty of perjury, I certify that: (1) the Social Security number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (2) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOU TAX RETURN.

Date

Signature(s)*

Area Code and Telephone No.	Please indicate form of ownership you desire for the shares (individual, joint tenants with right of survivorship, tenants in common, trust, corporation, partnership, custodian, etc.)

Social Security or Federal Taxpayer Identification No.

TO BE COMPLETED BY THE COMPANY

Accepted as of             , 2012, as to                      shares.

CAPITOL CITY BANCSHARES, INC.

By:
Signature

Print Name

*	when signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

A-2

Part II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

Expenses of the sale of the Registrant’s common stock, $1.00 par value, are as follows:

Registration Fee	$1,451.00
Legal Fees and Expenses (Estimate)	$30,000.00
Accounting Fees and Expenses (Estimate)	$20,000.00
Travel Expenses	$35,000.00
Printing and Engraving Expenses (Estimate)	$20,000.00
Miscellaneous (Estimate)	$20,000.00

TOTAL	$126,451.00

Item 14.	Indemnification of Directors and Officers.

Consistent with the pertinent provisions of the laws of Georgia, the Registrant’s articles of incorporation provide that the Registrant shall have the power to indemnify its directors and officers against expenses (including attorneys’ fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made: (a) by the board of directors of the Registrant; (b) in certain circumstances, by independent legal counsel in a written opinion; or (c) by the affirmative vote of a majority of the shares entitled to vote.

Item 15.	Recent Sales of Unregistered Securities

On March 19, 2012, Capital City Bancshares, Inc. began accepting the subscription of several investors in a private placement offering to accredited investors under an exemption from registration contained in Section 4(2) of the Securities Act of 1933 and Rule 505 and 506 of Regulation D under the Securities Act. The Company is offering a maximum of 1,000,000 shares of its common stock at a price of $2.50 per share. If all of the shares are purchased the total raised would be $2.5 million, less offering expenses of approximately $10,000. The offering is ongoing and as of May 15, 2012, 396,000 shares for $990,000.00 have been sold.

On April 24, 2012, the Company entered into an agreement with SunTrust Bank to sell 10,000 shares of Series C cumulative, nonvoting, $100 par value preferred stock for cash consideration of $1,000,000. The terms of the preferred stock issuance are shown on the Articles of Amendment to the Articles of Incorporation filed with the Secretary of State of Georgia. No underwriting discounts or commissions are to be paid. The transaction is exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) and Rule 505 and 506 of Regulation D under the Securities Act; thereof, as a transaction by an issuer not involving a public offering. The proceeds will be injected into the general capital account of the Company’s subsidiary bank.

Item 16.	Exhibits and Financial Statements Schedules

(a)	The following documents are filed a part of this report:

2.1	Plan of Reorganization and Agreement of Merger, dated April 14, 1998, by and between Capitol City Bancshares, Inc., Capitol City Bank and Trust, and Capitol City Interim, Inc., which Agreement is included as Appendix “A” to the Proxy Statement included in this Registration Statement filed by Registrant on Form S-4 on September 30, 1998, Registration No. 333-64789 (incorporated by reference as Exhibit 2.1 to the Registrant’s 10-KSB filed on March 31, 1999).

3.1	Articles of Incorporation of Registrant (incorporated by reference as Exhibit 3.1 to the Registrant’s 10-KSB filed on March 31, 1999).

3.1(A)	Amendment to the Articles of Incorporation of Registrant (incorporated by reference as Exhibit 3.1(A) to the Registrant’s Annual Report on Form 10-KSB filed on March 31, 2005).

3.1(B)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 9, 2007 (incorporation by referenced as Exhibit 3.1(B) to the Registrant’s Current Report on Form 8-K filed on February 15, 2007).

3.1(C)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 12, 2007 (incorporation by referenced as Exhibit 3.1(C) to the Registrant’s Current Report on Form 8-K filed on February 15, 2007).

3.1(D)	Articles of Amendment to the Articles of Incorporation of the Registrant filed February 15, 2007 (incorporation by referenced as Exhibit 3.1(D) to the Registrant’s Current Report on Form 8-K filed on February 15, 2007).

3.1(E)	Articles of Amendment to the Articles of Incorporation of the Registrant filed October 14, 2009 (incorporated by reference as Exhibit 3.1(E) to the Registrant’s Quarterly Report on Form 10-Q filed on November 13, 2009).

3.1(F)	Articles of Amendment to the Articles of Incorporation of the Registrant filed July 13, 2010 (incorporated by reference as Exhibit 3.9 to the Registrant’s Current Report on Form 8-K filed on July 16, 2010).

3.1(G)	Articles of Amendment to the Articles of Incorporation of the Registrant filed April 25, 2012 (incorporated by reference as Appendix B to the Registrant’s Definitive Proxy Statement filed with the Commission on April 30, 2012 and incorporated herein by reference).

3.2	Bylaws of Registrant (incorporated by reference as Exhibit 3.2 to the Registrant’s 10-KSB filed on March 31, 1999).

5.1	Opinion of James-Bates-Brannan-Groover-LLP

10.1	Capitol City Bancshares, Inc. Stock Option Plan, executed July 13, 1999 (filed as Exhibit 10.1 to Capitol City Bancshares, Inc. Annual Report on Form 10-KSB, filed with the Commission on March 30, 2000 and incorporated herein by reference).

10.2	Stock Option Agreement under the Capitol City Bancshares, Inc. Stock Option Plan between Capitol City Bancshares, Inc. and George Andrews, executed July 13, 1999 (filed as Exhibit 10.2 to Capitol City Bancshares, Inc. Annual Report on Form 10-KSB, filed with the Commission on March 30, 2000 and incorporated herein by reference).

10.3	Stock Option Agreement under the Capitol City Bancshares, Inc. Stock Option Plan between Capitol City Bancshares, Inc. and J. Al Cochran, executed July 13, 1999 that is a sample of the option agreements issued to all directors (filed as Exhibit 10.3 to Capitol City Bancshares, Inc. Annual Report on Form 10-KSB, filed with the Commission on March 30, 2000 and incorporated herein by reference).

21.1	Schedule of Subsidiaries*

23.1	Consent of Nichols Cauley & Associates, LLC.

23.2	Consent of James-Bates-Brannan-Groover-LLP (contained in Exhibit 5.1)

24.1	Powers of Attorney of directors *

101	The following materials from Capitol City Bancshares Inc.’s Registration Statement on Form S-1 formatted in eXtensible Business Reporting Language (XBRL): (i) Consolidated

Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2011 and 2010, (ii) Consolidated Balance Sheets as of December 31, 2011 and 2010, (iii) Consolidated Statements of Cash Flows for the Years Ended December 31, 2011 and 2010, (iv) Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2011, 2010 and 2009, (v) Notes to Consolidated Financial Statements, (vi) Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss) for the Three Months Ended March 31, 2012 and 2011,(vii) Unaudited, Consolidated Balance Sheets as of March 31, 2012 and December 31,2011, (viii) Unaudited, Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2012 and 2011, (ix) Notes to Unaudited, Consolidated Financial Statements.

**	Pursuant to Rule 406T of Regulation S-T, the interactive data files included in Exhibit 101 are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes as follows:

(a) (1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

(3)	To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

(b)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Atlanta, State of Georgia on June 15, 2012.

Capitol City Bancshares, Inc.

By:	/s/ George G. Andrews
George G. Andrews, President and CEO

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 15, 2012.

Signatures	Title

/S/ GEORGE G. ANDREWS George G. Andrews	Director; President and Chief Executive Officer

/S/ PRATAPE SINGH* Pratape Singh	Director

/S/ CHARLES W. HARRISON* Charles W. Harrison	Director

/S/ SHELBY R. WILKES* Shelby R. Wilkes	Director

/S/ TARLEE W. BROWN* Tarlee W. Brown	Director

/S/ ROY W. SWEAT* Roy W. Sweat	Director

/S/ WILLIAM THOMAS* William Thomas	Director; Chairman

/S/ CORDY T. VIVIAN* Cordy T. Vivian	Director

/S/ TATINA BROOKS* Tatina Brooks	Vice President; Principal Financial Accounting Officer

*By:	/S/ GEORGE G. ANDREWS Attorney-in-fact

II-4